   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1999


                                                      REGISTRATION NO. 333-87345
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 THE KNOT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7375                            13-3895178
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         IDENTIFICATION NUMBER)          CLASSIFICATION CODE NUMBER)

                            ------------------------
                                  462 BROADWAY

                                   6TH FLOOR
                               NEW YORK, NY 10013
                           TELEPHONE: (212) 219-8555
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                   DAVID LIU

                            CHIEF EXECUTIVE OFFICER
                                 THE KNOT, INC.
                                  462 BROADWAY
                                   6TH FLOOR
                               NEW YORK, NY 10013
                                 (212) 219-8555
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

             ALEXANDER D. LYNCH, ESQ.                              JOHN M. HESSION, ESQ.
              BRIAN B. MARGOLIS, ESQ.                              JOCELYN M. AREL, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                     TESTA, HURWITZ & THIBEAULT, LLP
             1633 BROADWAY, 47TH FLOOR                                125 HIGH STREET
                NEW YORK, NY 10019                                   BOSTON, MA 02110
                  (212) 581-1600                                      (617) 248-7000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED         PROPOSED
                                                                MAXIMUM           MAXIMUM
         TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE      AGGREGATE           AMOUNT OF
         SECURITIES REGISTERED              REGISTERED(1)     PER SHARE(2)   OFFERING PRICE(2)  REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share.................................      4,025,000          $10.00         $40,250,000           $11,190
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------



(1) Includes 525,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.



(3) Previously paid.

                            ------------------------

    REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 1999


                                3,500,000 SHARES

                                [THE KNOT LOGO]
                                  COMMON STOCK
                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $8.00 and $10.00 per share. We intend to apply to list our common stock on The Nasdaq Stock Market's National Market under the symbol "KNOT."

     The underwriters have an option to purchase a maximum of 525,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.

                                                                             UNDERWRITING
                                                        PRICE TO            DISCOUNTS AND           PROCEEDS TO
                                                         PUBLIC              COMMISSIONS              THE KNOT
                                                  --------------------   --------------------   --------------------
Per Share.......................................  $                      $                      $
Total...........................................  $                      $                      $

     Delivery of the shares of common stock will be made on or about
            , 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON

                         HAMBRECHT & QUIST
                                             SALOMON SMITH BARNEY

               The date of this prospectus is             , 1999.

INSIDE FRONT COVER:

     - Background:  photo of bride and groom.

     - Bottom half of page contains centered text reading: "How do I get her ring size?"; "Where do I seat my father's 2nd wife's children?"; "How can I find a photographer from 1,500 miles away?"; "Can my brother be my bridesmaid?"; "How can we combine Jewish and Scottish traditions?"; When do we send out the invitations?"; "Is anyone else having cold feet?"; "What if we want fishing rods instead of flatware?"; "Have any exotic honeymoons for under $3,000?"; "How do you tie a bow tie?"; "How do we tell guests where we're registered?"; and "How do I make this feeling last forever?"

     - At bottom of page: "the knot, the new word in weddings; advice. ideas. relief. shopping."

GATEFOLD:

     - Title text reading "the new word in weddings . . . the knot" (across top of both pages of gatefold).

     - Centered on gatefold is The Knot's home page screen shot displaying a link to The Knot's Ultimate Checklist, links to The Knot's areas, links to The Knot Registry, links to "This Week's Features", links to planning tools, and a link to The Knot Shop.

     - Surrounding The Knot's home page screen are overlays of photos of brides, grooms, friends and family.

     - Right side of gatefold lists services and information provided by The Knot Web site. Text reads: "Online and Offline All The Time", "Inspiring Ideas", "Up-to-date Etiquette", "Online/800# Gift Registry", "Personal Planning Tools", "Nationwide Vendor Listings", "Active Chat Rooms", "Wedding Supply Shopping", "Honeymoon Travel Agent", "Thousands of Editorial Articles", "15,000 Gown Pictures", "10,000 Gown Gifts", and "395,000 Registered Couples".

     - Bottom right hand corner contains The Knot's Web site address and the words "open all night".

                               ------------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
PROSPECTUS SUMMARY..................    1
RISK FACTORS........................    5
FORWARD-LOOKING STATEMENTS..........   20
TRADEMARKS..........................   20
ASSUMPTIONS.........................   20
USE OF PROCEEDS.....................   21
DIVIDEND POLICY.....................   21
CAPITALIZATION......................   22
DILUTION............................   23
SELECTED FINANCIAL DATA.............   24
UNAUDITED PRO FORMA CONDENSED
  STATEMENT OF OPERATIONS...........   25
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................   26
BUSINESS............................   39
MANAGEMENT..........................   57
CERTAIN TRANSACTIONS................   69
PRINCIPAL STOCKHOLDERS..............   71
DESCRIPTION OF CAPITAL STOCK........   73
SHARES ELIGIBLE FOR FUTURE SALE.....   76
UNDERWRITING........................   78
NOTICE TO CANADIAN RESIDENTS........   81
LEGAL MATTERS.......................   83
EXPERTS.............................   83
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.......................   83
INDEX TO FINANCIAL STATEMENTS.......  F-1


                               ------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.


                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND IN CONNECTION WITH UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the financial statements and the notes to the financial statements, before deciding to invest in our common stock. Information contained on our online sites does not constitute part of this prospectus. References in this prospectus to "The Knot," "we," "our" and "us" refer to The Knot, Inc.

                                 THE KNOT, INC.

OUR BUSINESS

     The Knot is the leading online destination targeting the wedding market. Weddings are major milestone events and consumers tend to allocate significant budgets to their weddings and related purchases. According to an independent research report, the domestic wedding market generates over $45 billion in retail sales annually.

     Our easy-to-use online sites provide full-service offerings for couples planning their weddings. We provide future brides and grooms with comprehensive content, including thousands of articles on wedding planning organized by topic and a database of local wedding vendors in 52 markets nationwide. Our sites also feature numerous interactive services and personalized planning tools. By providing hosted chats and message boards, we create an online community where brides and grooms can interact. We offer consumers a convenient place to purchase a broad range of wedding-related items through our online gift registry, shops for wedding supplies and travel agency. We also author a series of books and publish a semiannual gown guide that provide cross-promotional opportunities and increase our brand awareness and our online audience.

     We provide advertisers and vendors with targeted access to couples actively seeking information and making meaningful buying decisions relating to all aspects of their weddings. We receive revenue primarily from sponsorship and advertising contracts and production contracts related to the development of online sites and tools. We also generate revenue from the sale of merchandise, publishing and the sale of travel packages. For the nine months ended September 30, 1999, sponsorship, advertising and production revenues represented 65% of our net revenues.

     In September 1999, we generated over 15.4 million page views on our Web site compared to 2.5 million page views in December 1998. We are currently enrolling as members an average of over 1,000 new couples per day.

OUR STRATEGY

     Our strategy is to expand our position as the leading online resource providing comprehensive wedding planning information, products and services by:

     - building strong brand recognition of The Knot;

     - aggressively growing our membership base and increasing member usage;

     - providing a full-service shopping solution to make the wedding planning process more convenient, efficient and enjoyable;

     - generating multiple revenue streams; and

     - pursuing strategic alliances and acquisitions.

OUR OFFICES

     Our business was incorporated on May 2, 1996. Our principal executive offices are located at 462 Broadway, 6th Floor, New York, New York 10013. Our telephone number is (212) 219-8555. The address of our Web site is www.theknot.com. We are also located on America Online (keywords "Knot" and "weddings").

                                  THE OFFERING

Common stock offered.................................  3,500,000 shares
Common stock to be outstanding after this offering...  13,973,103 shares
Use of proceeds......................................  For general corporate purposes, capital expenditures and working capital.


     The number of shares of common stock to be outstanding after this offering is based on our shares outstanding as of November 22, 1999. This information excludes 3,849,868 shares of common stock reserved for issuance under our 1999 Stock Incentive Plan, of which 1,729,415 shares are issuable upon the exercise of stock options outstanding as of November 22, 1999, and 2,066,667 shares of common stock issuable upon the exercise of warrants outstanding as of November 22, 1999.

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                      PERIOD FROM
                                      MAY 2, 1996          YEAR ENDED            NINE MONTHS ENDED
                                     (INCEPTION) TO       DECEMBER 31,             SEPTEMBER 30,
                                      DECEMBER 31,    ---------------------   -----------------------
                                          1996          1997        1998         1998         1999
                                     --------------   ---------   ---------   -----------   ---------
                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues.......................    $      71      $     596   $   1,040    $     826    $   2,635
Cost of revenues...................            9             67         131           82          904
                                       ---------      ---------   ---------    ---------    ---------
Gross profit.......................           62            529         909          744        1,731
Total operating expenses...........          768          1,425       2,823        1,935        7,982
Loss from operations...............         (706)          (896)     (1,914)      (1,191)      (6,251)
Net loss...........................    $    (752)     $  (1,095)  $  (1,509)   $    (830)   $  (6,008)
                                       =========      =========   =========    =========    =========
Basic and diluted net loss per
  share............................    $   (0.46)     $   (0.67)  $   (0.60)   $   (0.35)   $   (1.96)
                                       =========      =========   =========    =========    =========
Weighted average number of shares
  used in calculating basic and
  diluted net loss per share.......    1,625,410      1,625,410   2,497,065    2,344,126    3,066,960
                                       =========      =========   =========    =========    =========
Pro forma basic and diluted net
  loss per share...................    $   (0.46)     $   (0.67)  $   (0.32)   $   (0.19)   $   (0.67)
                                       =========      =========   =========    =========    =========
Pro forma weighted average number
  of shares used in calculating
  basic and diluted net loss per
  share............................    1,625,410      1,625,410   4,780,024    4,264,126    8,932,455
                                       =========      =========   =========    =========    =========

     Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all previously outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance. See Note 2 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing basic and diluted net loss per share.

                                                                SEPTEMBER 30, 1999
                                                       -------------------------------------
                                                                                  PRO FORMA
                                                       ACTUAL      PRO FORMA     AS ADJUSTED
                                                       -------    -----------    -----------
                                                                  (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents............................  $ 9,302      $ 9,302        $37,597
Working capital......................................    9,257        9,257         37,552
Total assets.........................................   13,846       13,846         42,141
Convertible preferred stock..........................   17,901           --             --
Total stockholders' equity...........................   11,524       11,524         39,819

     The pro forma balance sheet data reflect the automatic conversion into common stock of all outstanding convertible preferred stock upon the closing of this offering. The pro forma as adjusted data reflect our receipt of the estimated net proceeds from the sale of the 3,500,000 shares of common stock offered by us at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

     For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business and financial results may suffer. In such event, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE AN UNPROVEN BUSINESS MODEL AND IT IS UNCERTAIN WHETHER ONLINE WEDDING-RELATED SITES CAN GENERATE SUFFICIENT REVENUES TO SURVIVE.

     Our model for conducting business and generating revenues is new and unproven. Our business model depends upon our ability to generate revenue streams from multiple sources through our online sites, including:

     - Internet sponsorship and advertising fees from third parties; and

     - online sales of wedding gifts and supplies.

     It is uncertain whether wedding-related online sites that rely on attracting sponsors and advertisers, as well as people to purchase wedding gifts and supplies, can generate sufficient revenues to survive. For our business to be successful, we must provide users with an acceptable blend of products, information, services and community offerings that will attract wedding consumers to our online sites frequently. In addition, we must provide sponsors, advertisers and vendors the opportunity to reach these wedding consumers. We provide our services to users without charge and we may not be able to generate sufficient revenues to pay for these services. Accordingly, we are not certain that our business model will be successful or that we can sustain revenue growth or be profitable.

WE HAVE A LIMITED OPERATING HISTORY AND EXPECT TO ENCOUNTER DIFFICULTIES FACED BY EARLY STAGE COMPANIES IN THE INTERNET ADVERTISING AND ONLINE WEDDING MARKETS.

     We commenced operations in May 1996 and recorded our first revenues in September 1996, immediately following the launch of our first online property. Accordingly, we have only a limited operating history with which you can evaluate our business and prospects. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, such as the Internet advertising and online wedding markets. These risks include our ability to:

     - increase the audience on our sites;

     - broaden awareness of our brand;

     - strengthen user-loyalty;

     - offer compelling content;

     - maintain our leadership in generating traffic;

     - maintain our current, and develop new, strategic relationships;

     - attract a large number of advertisers from a variety of industries;

     - respond effectively to competitive pressures;

     - generate revenues from the sale of merchandise and e-commerce;

     - integrate our recent acquisitions into our existing operations;

     - continue to develop and upgrade our technology; and

     - attract, integrate, retain and motivate qualified personnel.

     As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast our revenues and results of operations.

     These risks could negatively impact our financial condition if left unaddressed. For more information on the effects of some of these risks, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE A HISTORY OF SIGNIFICANT LOSSES SINCE OUR INCEPTION AND EXPECT TO INCUR SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE.

     We have not achieved profitability and expect to continue to incur significant losses and negative cash flow for the foreseeable future. We incurred net losses of $752,000 for the period from May 2, 1996 (inception) through December 31, 1996, $1.1 million for the year ended December 31, 1997, $1.5 million for the year ended December 31, 1998, and $6.0 million for the nine months ended September 30, 1999. As of September 30, 1999, our accumulated deficit was $9.4 million. We also expect to continue to incur significant operating expenses and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. Failure to achieve or maintain profitability may materially and adversely affect the market price of our common stock. For more information on our losses and the effects of our expenses on our financial performance, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE LACK SIGNIFICANT REVENUES AND MAY BE UNABLE TO ADJUST SPENDING QUICKLY ENOUGH TO OFFSET ANY UNEXPECTED REVENUE SHORTFALL.

     Our revenues for the foreseeable future will remain dependent on user traffic levels and advertising activity on our sites and the expansion of our e-commerce activity. In addition, we plan to expand and develop content and to upgrade and enhance our technology and infrastructure to support our growth. We incur a significant percentage of our expenses, such as employee compensation and rent, prior to generating revenues associated with those expenses. Moreover, our expense levels are based, in part, on our expectation of future revenues. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our growth in expenses, then our results of operations would be materially and adversely affected. For more information on our net revenues and the effects of our expenses on our financial performance, see "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATION AND THESE FLUCTUATIONS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     Our quarterly revenues and operating results have fluctuated significantly in the past and are expected to continue to fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

     - the level of online usage;

     - the level of traffic on our online sites;

     - demand for online advertising;

     - seasonal trends in both online usage and advertising placements;

     - the addition or loss of advertisers;

     - the advertising budgeting cycles of specific advertisers;

     - the number of users that purchase merchandise from us;

     - the amount and timing of capital expenditures and other costs relating to the expansion of our operations, including those related to acquisitions;

     - the introduction of new sites and services by us or our competitors;

     - changes in our pricing policies or the pricing policies of our competitors;

     - general economic conditions; and

     - economic conditions specific to the Internet, electronic commerce and online media.

     We do not believe that period-to-period comparisons of our operating results are necessarily meaningful and you should not rely upon these comparisons as indicators of our future performance.

     Due to the foregoing factors, it is possible that our results of operations in one or more future quarters may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock is likely to decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations Data" for detailed information on our quarterly operating results.

OUR FINANCIAL CONDITION AND REVENUES WOULD BE ADVERSELY AFFECTED IF TRAFFIC ON OUR AOL SITE DECREASED OR IF CARRIAGE OF OUR SITES ON AOL WAS DISCONTINUED.

     AOL has accounted for a significant portion of our online traffic to date. In 1999, approximately 40% of our users were customers of AOL's Internet services. If the financial condition and operations of AOL were to deteriorate significantly, or if the traffic on our AOL site were to substantially decrease, our revenues could be adversely affected.

     In addition, our anchor tenant agreement with AOL expires on January 6, 2003. AOL may extend it for an additional two years, but does not have any obligation to extend or renew the agreement. Through the AOL agreement, we provide content on America Online, AOL.com, AOL Hometown, Netscape and CompuServe. Under the terms of the agreement, AOL may terminate the agreement without cause only with respect to our carriage on AOL Hometown, Netscape, and CompuServe upon 30 days' prior written notice. If the carrying of our sites on AOL is discontinued, we would lose members, sponsors and advertisers and our business, results of operations and financial condition would be materially and adversely affected. For more information about our relationship with AOL, see "Business -- Relationship with AOL."

BECAUSE WEDDINGS OCCUR MORE FREQUENTLY IN THE SECOND AND THIRD QUARTERS OF THE CALENDAR YEAR, OUR OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONAL FACTORS.

     Seasonal and cyclical patterns may affect our revenues. In 1997, 19% of weddings occurred in the first quarter, 28% occurred in the second quarter, 30% occurred in the third quarter and 23% occurred in the fourth quarter. Because we launched The Knot Registry in November 1998 and acquired Bridalink in July 1999, we have limited experience generating merchandise revenues. Therefore, we have been unable to determine whether our merchandise revenues are affected by seasonal fluctuations in the number of weddings. In addition, we believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Historically, we have experienced increases in our traffic during the first and second quarters of the year. As a result of these factors, we may experience fluctuations in our revenues from quarter to quarter.

WE MAY BE UNABLE TO CONTINUE TO BUILD AWARENESS OF THE KNOT BRAND NAME WHICH WOULD NEGATIVELY IMPACT OUR BUSINESS AND CAUSE OUR SPONSORSHIP AND ADVERTISING REVENUES TO DECLINE.

     Building recognition of our brand is critical to attracting and expanding our online user base. Because we plan to continue building brand recognition, we may find it necessary to accelerate expenditures on our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness. Our failure to successfully promote and maintain our brand would adversely affect our business and cause us to incur significant expenses in promoting our brand without an associated increase in our net revenues.

IF WE CANNOT PROTECT OUR DOMAIN NAMES, IT WILL IMPAIR OUR ABILITY TO BRAND SUCCESSFULLY THE KNOT.

     We currently hold various Web domain names, including www.theknot.com. The acquisition and maintenance of domain names generally is regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, it is unclear whether laws protecting trademarks and similar proprietary rights will be extended to protect domain names. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. We may not successfully carry out our business strategy of establishing a strong brand for The Knot if we cannot prevent others from using similar domain names or trademarks. This could impair our ability to increase market share and revenues.

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

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO SUCCESSFULLY INTEGRATE OUR RECENT AND ANY FUTURE ACQUISITIONS.

     In July 1999, we acquired Bridalink.com, an Internet wedding supply store, and Click Trips, Inc., an online travel agency. In August 1999, we acquired Wedding Photographers Network, an online searchable database of wedding photographers. We may encounter difficulty integrating the personnel, operations, technology and software of these acquired businesses. In addition, one or more of the key personnel of the acquired businesses may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

     In the future, we may acquire, or invest in, complementary companies, products or technologies. Acquisitions and investments involve numerous risks, including:

     - difficulties in integrating operations, technologies, products and personnel;

     - diversion of financial and management resources from existing operations;

     - risks of entering new markets;

     - potential loss of key employees; and

     - inability to generate sufficient revenues to offset acquisition or investment costs.

THE COSTS ASSOCIATED WITH POTENTIAL ACQUISITIONS OR STRATEGIC ALLIANCES COULD DILUTE YOUR INVESTMENT OR ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     To pay for an acquisition or to enter into a strategic alliance, we might use equity securities, debt, cash, including the proceeds from this offering, or a combination of the foregoing. If we use equity securities, our stockholders may experience dilution. In addition, an acquisition may involve non-recurring charges or involve amortization of significant amounts of goodwill. The related increases in expenses could adversely affect our results of operations. Any such acquisitions or strategic alliances may require us to obtain additional equity or debt financing, which may not be available on commercially acceptable terms, if at all.

IF THE USE OF THE INTERNET AS AN ADVERTISING AND MARKETING MEDIUM FAILS TO DEVELOP OR DEVELOPS MORE SLOWLY THAN WE EXPECT, OUR FUTURE REVENUES AND PROSPECTS WOULD BE MATERIALLY AND ADVERSELY AFFECTED.

     Our future success depends in part on a significant increase in the use of the Internet as an advertising and marketing medium. Sponsorship, advertising and production revenues constituted 65% of our net revenues for the nine months ended September 30, 1999 and 82% of our net revenues for the year ended December 31, 1998. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising solutions are uncertain. Many of our current and potential customers have little or no experience with Internet advertising and have allocated only a limited portion of their advertising and marketing budgets to Internet activities. The adoption of Internet advertising, particularly by entities that have historically relied upon traditional methods of advertising and marketing, requires the acceptance of a new way of advertising and marketing. These customers may find Internet advertising to be less effective for meeting their business needs than traditional methods of advertising and marketing. Furthermore, there are software programs that limit or prevent advertising from being delivered to a user's computer. Widespread adoption of this software by users would significantly undermine the commercial viability of Internet advertising.

WE HAVE A SMALL NUMBER OF SPONSORS AND ADVERTISERS AND THE LOSS OF A NUMBER OF THESE WOULD RESULT IN A DECLINE IN OUR REVENUES.

     We derive sponsorship revenues from contracts ranging up to three years and advertising revenues principally from short-term advertising contracts. We depend on a limited number of sponsors and advertisers for a significant part of our net revenues. Consequently, the loss of any of these sponsors or advertisers would cause our revenues to decline. For the nine months ended September 30, 1999, no single sponsor or advertiser accounted for 10% or more of our net revenues. For the year ended December 31, 1998, Banfi Products Corp. accounted for 19% of our net revenues. During the nine months ended September 30, 1999, we did not generate net revenues from the sale of sponsorships or advertisements to Banfi Products Corp.

     We anticipate that our future results of operations will continue to depend to a significant extent upon revenues from a small number of sponsors and advertisers. In addition, we anticipate that such sponsors and advertisers will continue to vary over time. For example, although Banfi Products accounted for a large percentage of our revenues in 1998, different sponsors and advertisers will account for a large percentage of our revenues this year. To achieve our long-term goals, we will need to attract additional significant sponsors and advertisers on an ongoing basis. If we fail to enter into a sufficient number of large contracts during a particular period, our revenues for that period would be adversely affected. For more information on our advertising revenues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR BUSINESS AND PROSPECTS WOULD SUFFER IF WE ARE UNABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

     We rely solely upon copyright, trade secret and trademark law and assignment of invention and confidentiality agreements to protect our proprietary technology, processes, content and other intellectual property to the extent that protection is sought or secured at all. We cannot assure you that any steps we might take will be adequate to protect against infringement and misappropriation of our intellectual property by third parties. Similarly, we cannot assure you that third parties will not be able to independently develop similar or superior technology, processes, content or other intellectual property. The unauthorized reproduction or other misappropriation of our intellectual property rights could enable third parties to benefit from our technology without paying us for it. If this occurs, our business and prospects would be materially and adversely affected. In addition, disputes concerning the ownership or rights to use intellectual property could be costly and time consuming to litigate, may distract management from other tasks of operating the business, and may result in our loss of significant rights and the loss of our ability to operate our business.

OUR PRODUCTS AND SERVICES MAY INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES AND ANY INFRINGEMENT COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS AND DISTRACT OUR MANAGEMENT.

     Although we avoid infringing known proprietary rights of third parties, including licensed content, we may be subject to claims alleging infringement of third-party proprietary rights. If we are subject to claims of infringement or are infringing the rights of third parties, we may not be able to obtain licenses to use those rights on commercially reasonable terms, if at all. In that event, we would need to undertake substantial reengineering to continue our online offerings. Any effort to undertake such reengineering might not be successful. Furthermore, a party making such a claim could secure a judgement that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business.

WE DEPEND UPON QVC TO PROVIDE US WAREHOUSING, FULFILLMENT AND DISTRIBUTION SERVICES, AND SYSTEM FAILURES OR OTHER PROBLEMS AT QVC COULD CAUSE US TO LOSE CUSTOMERS AND REVENUES.

     We have a services agreement with QVC to warehouse, fulfill and arrange for distribution of approximately 97% of our products. Our agreement with QVC expires on the fourth anniversary of this offering. QVC does not have any obligation to renew this agreement. If QVC's ability to provide us with these services in a timely fashion or at all is impaired, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition, Year 2000 problems or other system failures or for any other reason, or if the services agreement is not renewed, we would not be able, at least temporarily, to sell or ship our products to our customers. We may be unable to engage alternative warehousing, fulfillment and distribution services on a timely basis or upon terms favorable to us.

     Our experience with QVC as a warehousing, fulfillment and distribution service provider is limited. In connection with our transition to QVC as our primary fulfillment provider, we have experienced system failures and other problems resulting in duplicate orders and billing, delivery mistakes and damaged products. We are unable to predict whether we will have similar problems in the future. Any of these problems could cause us to lose customers and revenues.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING NECESSARY TO EXECUTE OUR BUSINESS STRATEGY.

     We currently believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to fund our working capital and capital expenditure requirements for at least the next 12 months. To the extent we require additional funds to support our operations or the expansion of our business, we may need to sell additional equity, issue debt or convertible securities or obtain credit facilities through financial institutions. We cannot assure you that additional funding, if required, will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited.

INCREASED COMPETITION IN OUR MARKETS COULD REDUCE OUR MARKET SHARE, THE NUMBER OF OUR ADVERTISERS, OUR ADVERTISING REVENUES AND OUR MARGINS.

     The Internet advertising and online wedding markets are new, rapidly evolving and intensely competitive, and we expect such competition to intensify in the future.

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

     We face competition for members, users and advertisers from the following areas:

     - online services or Web sites targeted at brides and grooms as well as the online sites of retail stores, manufacturers and regional wedding directories;

     - bridal magazines, such as Bride's and Modern Bride; and

     - online and retail stores offering gift registries, especially from retailers offering specific bridal gift registries.

     We expect competition to increase because of the business opportunities presented by the growth of the Internet and e-commerce. Our competition may also intensify as a result of industry consolidation and a lack of substantial barriers to entry. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and substantially larger user or membership bases than we have and, therefore, have a significantly greater ability to attract advertisers and users. In addition, many of our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in Internet user requirements, as well as devote greater resources than we can to the development, promotion and sale of services.

     There can be no assurance that our current or potential competitors will not develop products and services comparable or superior to those that we develop or adapt more quickly than we do to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, lower margins or loss of market share. In addition, if we expand internationally, we may face additional competition. There can be no assurance that we will be able to compete successfully against current and future competitors.

IF SALES TO SPONSORS OR ADVERTISERS FORECASTED IN A PARTICULAR PERIOD ARE DELAYED OR DO NOT OTHERWISE OCCUR, OUR RESULTS OF OPERATIONS FOR A PARTICULAR PERIOD WOULD BE MATERIALLY AND ADVERSELY AFFECTED.

     The time between the date of initial contact with a potential sponsor or advertiser and the execution of a contract with the sponsor or advertiser is often lengthy, typically ranging from six weeks for smaller agreements to six months for larger agreements, and is subject to delays over which we have little or no control, including:

     - customers' budgetary constraints;

     - customers' internal acceptance reviews;

     - the success and continued internal support of advertisers' and sponsors' own development efforts; and

     - the possibility of cancellation or delay of projects by advertisers or sponsors.

     During the sales cycle, we may expend substantial funds and management resources in advance of generating sponsorship or advertising revenues. Accordingly, if sales to advertisers or sponsors forecasted in a particular period are delayed or do not otherwise occur, we would generate less sponsorship and advertising revenues during that period and our results of operations for that period would suffer.

OUR POTENTIAL INABILITY TO COMPETE EFFECTIVELY IN OUR INDUSTRY FOR QUALIFIED PERSONNEL COULD HINDER THE SUCCESS OF OUR BUSINESS.

     Competition for personnel in the Internet and wedding industries is intense. We may be unable to retain those employees who are important to the success of our business. We may also face difficulties attracting, integrating or retaining other highly qualified employees in the future. We have experienced, and expect to continue to experience, difficulty in hiring and retaining highly-skilled employees with appropriate qualifications as a result of our rapid growth and expansion. If we cannot attract new personnel or retain and motivate our current personnel, our business may not succeed.

SYSTEMS DISRUPTIONS AND FAILURES COULD CAUSE ADVERTISER OR USER DISSATISFACTION AND COULD REDUCE THE ATTRACTIVENESS OF OUR SITES.

     The continuing and uninterrupted performance of our computer systems is critical to our success. Our advertisers and sponsors, users and members may become dissatisfied by any systems disruption or failure that interrupts our ability to provide our services and content to them. Substantial or repeated system disruptions or failures would reduce the attractiveness of our online sites significantly. Substantially all of our communications hardware and some of our other computer hardware operations are located at Exodus Communications' facilities in Jersey City, New Jersey. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our online sites. Our business could be materially and adversely affected if our systems were affected by any of these occurrences. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan. Our sites must accommodate a high volume of traffic and deliver frequently updated information. Our sites have in the past experienced slower response times or decreased traffic. These types of occurrences in the future could cause users to perceive our sites as not functioning properly and therefore cause them to use another online site or other methods to obtain information or services. In addition, our users depend on Internet service providers, online service providers and other site operators for access to our online sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system disruptions or failures unrelated to our systems. Although we carry general liability insurance, our insurance may not cover any claims by dissatisfied providers or subscribers or may not be adequate to indemnify us for any liability that may be imposed in the event that a claim were brought against us. Any system disruption or failure, security breach or other damage that interrupts or delays our operations could cause us to lose users, sponsors and advertisers and adversely affect our business and results of operations.

WE MAY NOT BE ABLE TO DELIVER VARIOUS SERVICES IF THIRD PARTIES FAIL TO PROVIDE RELIABLE SOFTWARE, SYSTEMS AND RELATED SERVICES TO US.

     We are dependent on various third parties for software, systems and related services in connection with our hosting and accounting software, data transmission and security systems. Several of the third parties that provide software and services to us have a limited operating history and have relatively new technology. These third parties are dependent on reliable delivery of services from others. To date, we have not experienced significant problems with the services that these third parties provide to us. If our current providers were to experience prolonged systems failures or delays, we would need to pursue alternative sources of services. Although alternative sources of these services are available, we may be unable to secure such services on a timely basis or on terms favorable to us. As a result, we may experience business disruptions if these third parties fail to provide reliable software, systems and related services to us.

WE MAY BE LIABLE IF THIRD PARTIES MISAPPROPRIATE OUR USERS' PERSONAL
INFORMATION.

     If third parties were able to penetrate our network security or otherwise misappropriate our users' personal or credit card information, we could be subject to liability. Our liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims as well as for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in costly and time-consuming litigation which could adversely affect our financial condition. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could have additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

WE MAY SUFFER DISRUPTION TO OUR BUSINESS AND WE COULD INCUR MATERIAL EXPENSES IF ANY OF THE COMPUTER SYSTEMS OR SOFTWARE WE RELY ON FAIL TO BE YEAR 2000 COMPLIANT.

     The Year 2000 problem could harm our business and financial results. Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems may interpret the date code "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded or replaced to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. Although we have completed testing of our systems, including internally developed proprietary software, third-party software, hardware and services, and believe that they are Year 2000 compliant, we have not developed a contingency plan. Moreover, we may discover Year 2000 problems that need to be upgraded, modified or replaced, which could be time consuming and expensive. In addition there can be no assurance that our non-information technology systems, including our telephone systems and utilities, are Year 2000 compliant and will not have to be upgraded, modified or replaced. Our failure to fix or replace internally developed proprietary software, third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions.

     We depend heavily on a number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network services or equipment that third-party vendors provide to us could cause our sponsors, advertisers, members and visitors to consider seeking alternate providers. Year 2000 issues could also cause an unmanageable burden on our technical support personnel, which could divert our technical resources away from the technological development we need to succeed.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers, including AOL and QVC, and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure such as a prolonged Internet, telecommunications or electrical failure. These suppliers could also prevent us from delivering services to our customers, decrease the use of the Internet or prevent users from accessing our sites.

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

IF THE ASSUMPTIONS THAT WE USE REGARDING THE GROWTH OF E-COMMERCE AND INTERNET ARE INCORRECT, THEN THE FINANCIAL PROJECTIONS WE INCLUDE IN THIS PROSPECTUS MAY BE MATERIALLY DIFFERENT FROM ACTUAL RESULTS.

     This prospectus contains various third-party data and projections related to our business and the Internet, including those relating to revenue generated by e-commerce, the number of Internet users and the amount spent on Internet advertising. These data and projections have been included in studies prepared by independent market research firms, and the projections are based on surveys, financial reports and models used by these firms, as well as a number of assumptions.

     If the underlying data or one or more of the assumptions contained in these reports turns out to be incorrect, actual results or circumstances may be materially different from the projections included in this prospectus. Any difference could reduce our revenue and harm our results of operations.

RISKS RELATED TO OUR INDUSTRY

IF THE USE OF THE INTERNET AND COMMERCIAL ONLINE SERVICES AS MEDIA FOR COMMERCE DOES NOT CONTINUE TO GROW, OUR BUSINESS AND PROSPECTS WOULD BE MATERIALLY AND ADVERSELY AFFECTED.

     We cannot assure you that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and commercial online services as media for commerce, particularly for purchases of wedding gifts and supplies. Even if consumers adopt the Internet or commercial online services as a media for commerce, we cannot be sure that the necessary infrastructure will be in place to process such transactions. Our long-term viability depends substantially upon the widespread acceptance and the development of the Internet or commercial online services as effective media for consumer commerce and for advertising. Use of the Internet or commercial online services to effect retail transactions and to advertise is at an early stage of development. Convincing consumers to purchase wedding gifts and supplies online may be difficult.

     Demand for recently introduced services and products over the Internet and commercial online services is subject to a high level of uncertainty. Few proven services and products exist. The development of the Internet and commercial online services into a viable commercial marketplace is subject to a number of factors, including:

     - continued growth in the number of users of such services;

     - concerns about transaction security;

     - continued development of the necessary technological infrastructure;

     - development of enabling technologies;

     - uncertain and increasing government regulation; and

     - the development of complementary services and products.

IF USERS EXPERIENCE DIFFICULTIES BECAUSE OF CAPACITY CONSTRAINTS OF THE INFRASTRUCTURE OF THE INTERNET AND OTHER COMMERCIAL ONLINE SERVICES, POTENTIAL USERS MAY NOT BE ABLE TO ACCESS OUR SITES AND OUR BUSINESS AND PROSPECTS WOULD BE HARMED.

     To the extent that the Internet and other online services continue to experience growth in the number of users and frequency of use by consumers resulting in increased bandwidth demands, there can be no assurance that the infrastructure for the Internet and other online services will be able to support the demands placed upon them. The Internet and other online services have experienced outages and delays as a result of damage to portions of their infrastructure. Outages or delays, including those resulting from Year 2000 problems, could adversely affect online sites, e-mail and the level of traffic on all sites. We also depend on online access providers that provide our users with access to our services. In the past, users have experienced difficulties due to systems failures unrelated to our systems. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity or to increased governmental regulation. Insufficient availability of telecommunications services to support the Internet or other online services also could result in slower response times and negatively impact use of the Internet and other online services generally, and our sites in particular. If the use of the Internet and other online services fails to grow or grows more slowly than expected, if the infrastructure for the Internet and other online services does not effectively support growth that may occur or if the Internet and other online services do not become a viable commercial marketplace, we may not achieve profitability.

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY AND THIS MAY HARM OUR BUSINESS.

     If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose users and market share to our competitors. The Internet and e-commerce are characterized by rapid technological change. Sudden changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices could render our existing online sites and proprietary technology and systems obsolete. The emerging nature of products and services in the online wedding market and their rapid evolution will require that we continually improve the performance, features and reliability of our online services. Our success will depend, in part, on our ability:

     - to enhance our existing services;

     - to develop and license new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and users; and

     - to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of online sites and other proprietary technology entails significant technological and business risks and requires substantial expenditures and lead time. We may be unable to use new technologies effectively or adapt our online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. Updating our technology internally and licensing new technology from third parties may require significant additional capital expenditures.

IF WE BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATED TO DOING BUSINESS ONLINE, OUR SPONSORSHIP, ADVERTISING AND MERCHANDISE REVENUES COULD DECLINE AND OUR BUSINESS AND PROSPECTS COULD SUFFER.

     Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. Any new legislation could hinder the growth in use of the Internet and other online services generally and decrease the acceptance of the Internet and other online services as media of communications, commerce and advertising. The governments of states and foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising services. In addition, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, which may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet and other online services could cause our sponsorship, advertising and merchandise revenues to decline and our business and prospects to suffer.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM OUR SITES.

     We may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our online sites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subject to claims based upon the content that is accessible from our online sites through links to other online sites or through content and materials that may be posted by members in chat rooms or bulletin boards. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.

WE MAY INCUR POTENTIAL PRODUCT LIABILITY FOR PRODUCTS SOLD ONLINE.

     Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user, or if consumers experience problems with honeymoon packages purchased through our sites. To date, we have had limited experience selling products online and developing relationships with manufacturers or suppliers of such products. We plan to sell a range of products targeted specifically at brides and grooms through The Knot Registry, The Knot Shop, Bridalink.com, Click Trips and other e-commerce sites that we may acquire in the future. Such a strategy involves numerous risks and uncertainties. Although our agreements with manufacturers and providers of travel services typically contain provisions intended to limit our exposure to liability claims, these limitations may not prevent all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our financial results, reputation and brand name.

WE COULD FACE ADDITIONAL REGULATORY REQUIREMENTS, TAX LIABILITIES AND OTHER RISKS IF WE DECIDE TO EXPAND INTERNATIONALLY.

     We may decide to expand internationally. To date, we have no experience in developing localized versions of our sites for international markets and in marketing and selling internationally. If we decide to expand internationally and we cannot overcome these challenges, our business will suffer. There are additional risks related to doing business in international markets, such as changes in regulatory requirements, tariffs and other trade barriers, fluctuations in currency exchange rates, and adverse tax consequences. In addition, there are likely to be different consumer preferences and requirements in such markets. Furthermore, we may face difficulties in staffing and managing any foreign operations. We cannot assure you that one or more of these factors would not harm any future international operations.

WE MAY INCUR SIGNIFICANT EXPENSES RELATED TO THE SECURITY OF PERSONAL INFORMATION ONLINE.

     The need to transmit securely confidential information online has been a significant barrier to e-commerce and online communications. Any well-publicized compromise of security could deter people from using the Internet or other online services or from using them to conduct transactions that involve transmitting confidential information. Because our success depends on the acceptance of online services and e-commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

RISKS RELATED TO THIS OFFERING

AFTER THIS OFFERING, OUR EXECUTIVE OFFICERS, DIRECTORS AND 5% OR GREATER STOCKHOLDERS WILL EXERCISE SIGNIFICANT CONTROL OVER ALL MATTERS REQUIRING A STOCKHOLDER VOTE.

     After this offering, our executive officers, directors and existing stockholders who each own greater than 5% of the common stock that was outstanding immediately before this offering and their affiliates will, in the aggregate, beneficially own approximately 76% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control.

FUTURE SALES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE.

     Following this offering, we will have a large number of shares of common stock outstanding and available for resale beginning at various points in time in the future. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the public market or the perception that such sales could occur.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS AND ANY VOLATILITY IN OUR STOCK PRICE COULD RESULT IN CLAIMS AGAINST US.

     Prior to this offering, investors could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. The market price of our common stock may decline below the initial public offering price after this offering.

     Fluctuations in market price and volume are particularly common among securities of Internet and other technology companies. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - variations in quarterly operating results;

     - changes in market valuations of Internet and other technology companies;

     - our announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - failure to complete significant sponsorship, advertising and merchandise sales;

     - additions or departures of key personnel;

     - future sales of common stock; and

     - changes in financial estimates by securities analysts.

     In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its common stock. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

WE MAY SPEND THE NET PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

     The net proceeds of this offering are not allocated for specific uses. Our management will have broad discretion to spend the net proceeds from this offering in ways with which investors may not agree. The failure of our management to apply these funds effectively would result in unfavorable returns, which could cause the price of our common stock to decline.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

     Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which involve risks and uncertainties. These forward-looking statements, which are usually accompanied by words such as "may," "might," "will," "should," "could," "intends," "estimates," "predicts," "potential," "continue," "believes," "anticipates," "plans," "expects" and similar expressions, relate to statements about our market opportunities, our strategy, our competition, our projected expense levels and the adequacy of our available cash resources. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the wedding industry and the growth of Internet use. These forward-looking statements are based on assumptions that may be incorrect and there can be no assurance that the projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                   TRADEMARKS

     The Knot is a registered trademark and/or service mark of The Knot, Inc. We have applied for federal registration of the marks The Knot Ultimate Wedding Checklist, Wedding Photographers Network, WPN, The Knot Wedding Gift Registry, The Knot Registry, Click Trips and Bridalink Store. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.


                                  ASSUMPTIONS



     Unless otherwise indicated, all information in this prospectus reflects the automatic conversion of all outstanding shares of convertible preferred stock into 7,360,000 shares of our common stock upon the closing of this offering, assumes the filing of our amended and restated certificate of incorporation upon the closing of this offering and assumes no exercise of the underwriters' over-allotment option.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of the shares of common stock in this offering of $28.3 million, assuming an initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $32.7 million.


     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public equity markets. As of the date of this prospectus, we have not allocated the net proceeds of this offering for specific uses. We expect to use the proceeds for general corporate purposes. The actual amounts expended for specific purposes will vary significantly depending on a number of factors, including revenue growth, if any, and the extent and timing of our entry into target markets and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, technologies or products that are complementary to our business. However, we have no present plans or commitments and are not currently engaged in any negotiations with respect to such transactions.


     Pending our use of the net proceeds of this offering for these purposes, we intend to invest the proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, stockholders will need to sell shares of common stock to realize a return on their investment, if any.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 1999:


     - on an actual basis;

     - on a pro forma basis to give effect to the automatic conversion of 7,360,000 shares of outstanding preferred stock into 7,360,000 shares of common stock upon the closing of this offering;

     - on a pro forma as adjusted basis to give effect to the sale of 3,500,000 shares of common stock by us in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

     This information should be read in conjunction with our financial statements and the notes to those statements included in this prospectus.

                                                                    SEPTEMBER 30, 1999
                                                              -------------------------------
                                                                          PRO      PRO FORMA
                                                              ACTUAL     FORMA    AS ADJUSTED
                                                              -------   -------   -----------
                                                                (IN THOUSANDS, EXCEPT SHARE
                                                                    AND PER SHARE DATA)
Long-term debt..............................................  $    --   $    --     $    --
Stockholders' equity:
  Preferred Stock, $.001 par value, actual -- no shares
    authorized, issued or outstanding; pro forma and pro
    forma as adjusted -- 5,000,000 shares authorized and no
    shares issued or outstanding............................       --        --          --
  Series A convertible preferred stock, $.001 par value;
    actual -- 3,360,000 shares authorized, issued and
    outstanding; pro forma and pro forma as adjusted -- no
    shares authorized, issued or outstanding................    3,938        --          --
  Series B convertible preferred stock, $.001 par value;
    actual -- 4,000,000 shares authorized, issued and
    outstanding; pro forma and pro forma as adjusted -- no
    shares authorized, issued or outstanding................   13,963        --          --
  Common stock, $.01 par value; actual -- 14,640,000 shares
    authorized and 3,093,608 shares issued and outstanding;
    pro forma -- 100,000,000 shares authorized and
    10,453,608 shares issued and outstanding; pro forma as
    adjusted -- 100,000,000 shares authorized and 13,953,608
    shares issued and outstanding...........................       31       104         139
Additional paid-in-capital..................................    7,796    25,624      53,884
Deferred compensation.......................................   (2,716)   (2,716)     (2,716)
Deferred sales and marketing................................   (2,123)   (2,123)     (2,123)
Accumulated deficit.........................................   (9,365)   (9,365)     (9,365)
                                                              -------   -------     -------
    Total stockholders' equity..............................  $11,524   $11,524     $39,819
                                                              =======   =======     =======
       Total capitalization.................................  $11,524   $11,524     $39,819
                                                              =======   =======     =======

     The table above is based on shares outstanding as of September 30, 1999. This table excludes:

     - 1,762,968 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 1999, with a weighted average exercise price of $1.97 per share, which include 2,203 shares issuable upon exercise of stock options not granted under our existing stock option plan;

     - 10,000 shares of common stock issuable upon the exercise of stock options granted in connection with the Bridalink.com acquisition;

     - 5,000 shares of common stock issued in connection with the Click Trips acquisition and 10,000 shares of common stock issuable upon the exercise of options to be granted upon achievement by Click Trips of performance-based goals;

     - 10,000 shares of common stock issued in connection with the Wedding Photographers Network acquisition;

     - 133,511 shares of common stock issuable to management of Casenhiser Clothing Company, Inc. in connection with their employment by us, on the second, third and fourth anniversaries of the April 1998 acquisition of Bridal Search;

     - 366,667 shares of common stock issuable upon the exercise of a warrant with an exercise price of $7.20 per share held by AOL; and

     - 1,700,000 shares of common stock issuable upon the exercise of a warrant with an exercise price of $5.00 per share held by QVC Interactive Holdings, LLC.

                                    DILUTION

     Our pro forma net tangible book value as of September 30, 1999 was approximately $10.6 million, or approximately $1.01 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of our common stock outstanding after giving pro forma effect to the conversion of each share of preferred stock into one share of common stock upon the closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to our sale of 3,500,000 shares offered hereby at an assumed initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and estimated offering expenses payable by us, and the application of the estimated net proceeds therefrom, our pro forma net tangible book value as of September 30, 1999 would have been $38.9 million, or $2.79 per share. This represents an immediate increase in pro forma net tangible book value of $1.78 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.21 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $9.00
Pro forma net tangible book value per share as of
September 30, 1999..........................................  $1.01
  Increase per share attributable to new investors..........   1.78
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            2.79
                                                                       -----
Dilution in pro forma net tangible book value per share to
  new investors.............................................           $6.21
                                                                       =====

     The following table summarizes, on a pro forma basis as of September 30, 1999, after giving effect to the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, assuming an initial public offering price of $9.00 per share:


                                           SHARES PURCHASED        TOTAL CONSIDERATION
                                        ----------------------    ----------------------    AVERAGE PRICE
                                          NUMBER       PERCENT      AMOUNT       PERCENT      PER SHARE
                                        -----------    -------    -----------    -------    -------------
Existing stockholders.................   10,453,608      74.9%    $19,509,600      38.2%        $1.87
New investors.........................    3,500,000      25.1%     31,500,000      61.8%         9.00
                                        -----------     -----     -----------     -----
    Total.............................   13,953,608     100.0%    $51,009,600     100.0%
                                        ===========     =====     ===========     =====


     The foregoing tables and calculations exclude:
     - 1,762,968 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 1999, with a weighted average exercise price of $1.97 per share, which include 2,203 shares issuable upon exercise of stock options not granted under our existing stock option plan;
     - 10,000 shares of common stock issuable upon the exercise of stock options granted in connection with the Bridalink.com acquisition;
     - 5,000 shares of common stock issued in connection with the Click Trips acquisition and 10,000 shares of common stock issuable upon the exercise of options to be granted upon achievement by Click Trips of performance-based goals;
     - 10,000 shares of common stock issued in connection with the Wedding Photographers Network acquisition;
     - 133,511 shares of common stock issuable to management of Casenhiser Clothing Company, Inc. in connection with their employment by us, on the second, third and fourth anniversaries of the April 1998 acquisition of Bridal Search;
     - 366,667 shares of common stock issuable upon the exercise of a warrant with an exercise price of $7.20 per share held by AOL; and
     - 1,700,000 shares of common stock issuable upon the exercise of a warrant with an exercise price of $5.00 per share held by QVC Interactive Holdings, LLC.
     To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The selected balance sheet data as of December 31, 1997 and 1998 and as of September 30, 1999 and the selected statement of operations data for the period from May 2, 1996 (inception) through December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 have been derived from our audited financial statements included in this prospectus. Balance sheet data as of December 31, 1996 have been derived from our audited financial statements not included in this prospectus. The statement of operations data for the nine months ended September 30, 1998 have been derived from unaudited financial statements included in this prospectus. In the opinion of management, the statement of operations data for the nine months ended September 30, 1998 have been prepared on the same basis as the audited financial statements appearing in this prospectus and include all necessary adjustments, consisting only of normal recurring adjustments, we believe to be necessary for a fair presentation of the data. Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all previously outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes to those statements included in this prospectus.

                                                    PERIOD FROM
                                                    MAY 2, 1996          YEAR ENDED              NINE MONTHS
                                                   (INCEPTION) TO       DECEMBER 31,         ENDED SEPTEMBER 30,
                                                    DECEMBER 31,    ---------------------   ---------------------
                                                        1996          1997        1998        1998        1999
                                                   --------------   ---------   ---------   ---------   ---------
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.....................................    $      71      $     596   $   1,040   $     826   $   2,635
Cost of revenues.................................            9             67         131          82         904
                                                     ---------      ---------   ---------   ---------   ---------
Gross profit.....................................           62            529         909         744       1,731
Operating expenses:
  Product and content development................          262            635       1,031         788       1,685
  Sales and marketing............................          255            503         768         476       2,913
  General and administrative.....................          242            265         809         539       2,194
  Non-cash compensation..........................           --             --          93          57         717
  Non-cash sales and marketing...................           --             --          --          --         127
  Depreciation and amortization..................            9             22         122          75         346
                                                     ---------      ---------   ---------   ---------   ---------
Total operating expenses.........................          768          1,425       2,823       1,935       7,982
Loss from operations.............................         (706)          (896)     (1,914)     (1,191)     (6,251)
Interest income (expense), net...................          (46)          (199)         15         (29)        243
                                                     ---------      ---------   ---------   ---------   ---------
Loss before extraordinary items..................         (752)        (1,095)     (1,899)     (1,220)     (6,008)
Extraordinary items..............................           --             --         390         390          --
                                                     ---------      ---------   ---------   ---------   ---------
Net loss.........................................    $    (752)     $  (1,095)  $  (1,509)  $    (830)  $  (6,008)
                                                     =========      =========   =========   =========   =========
Loss per share -- basic and diluted:
  Loss before extraordinary items................    $   (0.46)     $   (0.67)  $   (0.76)  $   (0.52)  $   (1.96)
  Extraordinary items............................           --             --        0.16        0.17          --
                                                     ---------      ---------   ---------   ---------   ---------
Net loss per share...............................    $   (0.46)     $   (0.67)  $   (0.60)  $   (0.35)  $   (1.96)
                                                     =========      =========   =========   =========   =========
Weighted average number of shares used in
  calculating basic and diluted net loss per
  share..........................................    1,625,410      1,625,410   2,497,065   2,344,126   3,066,960
                                                     =========      =========   =========   =========   =========
Pro forma basic and diluted net loss per share...    $   (0.46)     $   (0.67)  $   (0.32)  $   (0.19)  $   (0.67)
                                                     =========      =========   =========   =========   =========
Pro forma weighted average number of shares used
  in calculating basic and diluted net loss per
  share..........................................    1,625,410      1,625,410   4,780,024   4,264,126   8,932,455
                                                     =========      =========   =========   =========   =========

                                                                     DECEMBER 31,
                                                              --------------------------    SEPTEMBER 30,
                                                              1996      1997       1998         1999
                                                              -----    -------    ------    -------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  16    $   305    $1,038       $ 9,302
Working capital.............................................    (84)       194     1,003         9,257
Total assets................................................    194      1,153     1,950        13,846
Convertible preferred stock.................................     --         --     3,938        17,901
Total stockholders' equity..................................   (751)    (1,017)    1,646        11,524

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

     The following unaudited pro forma condensed statement of operations for the year ended December 31, 1998 has been derived from the application of pro forma adjustments to the historical financial statements of The Knot, Inc. and Casenhiser Clothing Company, Inc. d/b/a Bridal Search, which are included elsewhere in this prospectus. The unaudited pro forma condensed statement of operations information gives effect to the acquisition of the assets of Casenhiser Clothing Company, Inc. as if such transaction had occurred on January 1, 1998.

     The unaudited pro forma condensed statement of operations does not purport to be indicative of what our actual results of operations would have been assuming the acquisition of Casenhiser Clothing Company, Inc. had been completed on January 1, 1998, nor does it purport to be indicative of results of operations that we may achieve in the future.

     We have accounted for the acquisition of Casenhiser Clothing Company, Inc. using the purchase method of accounting. We have allocated the aggregate purchase price to the assets acquired based upon their fair values. We have allocated the excess purchase price over the fair value of the assets acquired to goodwill.

     Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all previously outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance. See Note 2 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing basic and diluted net loss per share.

     The adjustment to pro forma net revenues for the year ended December 31, 1998 reflects the elimination of $38,000 of licensing fees that we paid to Casenhiser Clothing Company, Inc. The adjustments to pro forma total operating expenses include $19,000 of goodwill amortized during the period, $97,000 of non-cash compensation amortized during the period, $33,000 of payroll and related expenses and $9,000 of facilities costs.

                                                                YEAR ENDED DECEMBER 31, 1998
                                                 -----------------------------------------------------------
                                                                     CASENHISER
                                                                      CLOTHING                        PRO
                                                 THE KNOT, INC.    COMPANY, INC.     ADJUSTMENTS     FORMA
                                                 --------------   ----------------   -----------   ---------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Net revenues...................................       $1,040               $44             $(38)      $1,046
Cost of revenues...............................          131                --               --          131
                                                   ---------         ---------        ---------    ---------
Gross profit...................................          909                44              (38)         915
Total operating expenses.......................        2,823                48              120        2,991
                                                   ---------         ---------        ---------    ---------
Loss from operations...........................       (1,914)               (4)            (158)      (2,076)
Net loss.......................................      $(1,509)              $(6)           $(158)     $(1,673)
                                                   =========         =========        =========    =========
Basic and diluted net loss per share...........       $(0.60)                                         $(0.66)
                                                   =========                                       =========
Weighted average number of shares used in
  calculating basic and diluted net loss per
  share........................................    2,497,065                                       2,537,588
                                                   =========                                       =========
Pro forma basic and diluted net loss per
  share........................................       $(0.32)                                         $(0.35)
                                                   =========                                       =========
Pro forma weighted average number of shares
  used in calculating basic and diluted net
  loss per share...............................    4,780,024                                       4,820,547
                                                   =========                                       =========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations together with our financial statements, the notes to those statements and the other information in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. You should consider carefully the information about these risks and uncertainties contained in the section of this prospectus entitled "Risk Factors" before you decide to buy our common stock.

OVERVIEW

     The Knot is the leading online wedding destination on the World Wide Web and the primary wedding content provider on America Online and several other of AOL's leading brands, including AOL.com, Netscape Netcenter and CompuServe. We commenced operations in May 1996, and recorded our first revenues in September 1996, immediately following the launch of our first online property. Our Web site was launched in July 1997. We launched The Knot Registry, our online gift registry, in November 1998 and significantly expanded our registry product offerings in July 1999. In July 1999, we acquired the assets of Bridalink.com, an Internet wedding supply store and the common stock of Click Trips, Inc., an online travel agency. Also in July 1999, we entered into a strategic alliance with Weddingpages, Inc. In August 1999, we acquired the assets of Wedding Photographers Network, a searchable database of local wedding photographers.

     We derive revenues from the sale of sponsorship, advertising and production contracts. We also derive revenues from the sale of merchandise, from publishing and from the sale of travel packages.

     Sponsorship revenues are derived principally from contracts currently ranging up to three years. Sponsorships are designed to integrate advertising with specific editorial content. Sponsors can purchase the exclusive right to promote products or services on a specific editorial area and can purchase a special feature on our sites.

     Advertising revenues are derived principally from short-term contracts which typically range from one month up to one year. Advertising contracts include banner advertisements and listings for local wedding vendors.

     Sponsorship and advertising contracts provide for the delivery of a minimum number of impressions. Impressions are the featuring of a sponsor's advertisement, banner, link or other form of content on our sites. To date, we have recognized our sponsorship and advertising revenues over the duration of the contracts on a straight line basis as we have exceeded minimum guaranteed impressions. To the extent that minimum guaranteed impressions are not met, we are generally obligated to extend the period of the contract until the guaranteed impressions are achieved. If this were to occur, we would defer and recognize the corresponding revenues over the extended period.

     Production revenues are derived from the development of online sites and tools. Production revenues are recognized when the development is completed and the online sites and tools are delivered.

     To promote our brand on third-party sites, we produce online sites for third parties featuring both The Knot and the third party. The cost of production of these sites is included in our operating expenses. In return, we receive distribution and exposure to their viewers, outbound links to our sites and, in some circumstances, offline brand marketing. We do not recognize revenues with respect to these barter transactions.

     Sponsorship, advertising and production revenues amounted to $1.7 million, or 65% of our net revenues, for the nine months ended September 30, 1999, and $853,000 or 82% of our net revenues, for the year ended December 31, 1998.

     For the nine months ended September 30, 1999, our top six advertisers accounted for 39% of our net revenues. For the year ended December 31, 1998, a different advertiser accounted for 19% of our net revenues. For the year ended December 31, 1997, one advertiser accounted for 42% of our net revenues and another advertiser accounted for 13% of our net revenues. From May 2, 1996 (our inception date) through December 31, 1996, four advertisers accounted for 34%, 30%, 23% and 13% of net revenues. Our large advertisers generally differed from period to period. We expect that our large advertisers will continue to differ over time.

     Merchandise revenues are derived from the sales of merchandise through Bridalink.com, which was acquired in July 1999, The Knot Registry and The Knot Shop. Merchandise revenues include outbound shipping and handling charges. For the nine months ended September 30, 1999, merchandise revenues were derived principally from Bridalink.com and The Knot Registry. Merchandise revenues are recognized when products are shipped to customers, reduced by an allowance for estimated sales returns. Merchandise revenues amounted to 26% of our net revenues for the nine months ended September 30, 1999 and 2% of our net revenues for the year ended December 31, 1998.


     Publishing revenues are derived from author royalties paid to us related to our book publishing contract and from sales of books published by us, such as our gown guide. Royalties are recognized when we have met all contractual obligations, which typically include the delivery and acceptance of a final manuscript. Revenues from the sale of books are recognized when the books are shipped, reduced by an allowance for estimated sales returns. Publishing revenues amounted to 6% of our net revenues for the nine months ended September 30, 1999 and 14% of our net revenues for the year ended December 31, 1998.


     Travel revenues are derived from commissions earned on the sale of travel packages by our online travel agency, Click Trips, Inc., which we acquired on July 31, 1999. These revenues are recognized when the customer commences travel. Travel commission revenues amounted to 2% of our net revenues for the nine months ended September 30, 1999.

     We generated revenues for the nine months ended September 30, 1998 and for the year ended December 31, 1997, through usage fees paid by AOL based on the number of customers visiting our AOL site. Usage fees were recognized as they were earned based upon user time spent on our AOL site. We generated $47,000 and $74,000 of usage revenues from AOL which represented 5% and 13% of our net revenues for the years ended December 31, 1998 and 1997, respectively. We paid $16,000 and $68,000 in commissions to AOL for the years ended December 31, 1998 and 1997, respectively. On September 30, 1998, we entered into an anchor tenant agreement with AOL which eliminated usage revenues receivable from, and commissions payable to, AOL. Under this anchor tenant agreement, we pay carriage fees to AOL. For the nine months ended September 30, 1999, we paid $750,000 in carriage fees to AOL. For the year ended December 31, 1998, we did not pay carriage fees to AOL. We are obligated to pay carriage fees to AOL of $250,000 for the three months ended December 31, 1999 and $300,000 each quarter thereafter for the remainder of the agreement.

     We recorded deferred compensation of approximately $3.3 million through September 30, 1999, primarily as a result of the issuance of stock options to employees with exercise prices per share subsequently determined for financial reporting purposes to be below the fair market value per share of our common stock at the dates of grant. The difference is recorded as a reduction of stockholders' equity and amortized as non-cash compensation expense on an accelerated method over the four-year vesting period of the related options.

     In July 1999, we amended our anchor tenant agreement with AOL and recorded deferred sales and marketing of $2.3 million as a result of the issuance of a warrant to AOL in connection with that amendment. Deferred sales and marketing is being amortized as non-cash sales and marketing expense on a straight-line basis over the life of the agreement.

     Extraordinary items for the year ended December 31, 1998 consist of a gain of $1.1 million, representing the forgiveness of a portion of a note payable to AOL including interest accrued on this note, and a loss of $719,000, representing the write-off of unamortized deferred financing costs associated with such note payable.

     We have incurred net losses of $9.4 million from our inception on May 2, 1996 through September 30, 1999. We have historically relied on advances under a retired note payable to AOL and on private sales of equity securities to fund our operations. We expect operating and net losses to continue for the foreseeable future as we continue to incur significant expenses while pursuing our business strategy.

RESULTS OF OPERATIONS

     The following table sets forth for the periods presented certain data from our statement of operations, expressed as a percentage of net revenues.

                                      PERIOD FROM
                                      MAY 2, 1996       YEAR ENDED       NINE MONTHS ENDED
                                     (INCEPTION) TO    DECEMBER 31,        SEPTEMBER 30,
                                      DECEMBER 31,    ---------------   --------------------
                                          1996         1997     1998       1998        1999
                                     --------------   ------   ------   -----------   ------
                                                                        (UNAUDITED)
Net revenues.......................        100.0%      100.0%   100.0%     100.0%      100.0%
Cost of revenues...................         12.8        11.2     12.6        9.9        34.3
                                        --------      ------   ------     ------      ------
Gross profit.......................         87.2        88.8     87.4       90.1        65.7
Operating expenses:
  Product and content
     development...................        371.2       106.6     99.1       95.5        63.9
  Sales and marketing..............        361.2        84.4     73.9       57.7       110.5
  General and administrative.......        343.1        44.4     77.9       65.2        83.3
  Non-cash compensation............           --          --      9.0        6.9        27.2
  Non-cash sales and marketing.....           --          --       --         --         4.8
  Depreciation and amortization....         12.9         3.7     11.7        9.1        13.1
                                        --------      ------   ------     ------      ------
Total operating expenses...........      1,088.4       239.1    271.6      234.4       302.8
Loss from operations...............     (1,001.2)     (150.3)  (184.2)    (144.3)     (237.1)
Interest income (expense), net.....        (64.9)      (33.4)     1.4       (3.6)        9.2
                                        --------      ------   ------     ------      ------
Loss before extraordinary items....     (1,066.1)     (183.7)  (182.8)    (147.9)     (227.9)
Extraordinary items................           --          --     37.5       47.2          --
                                        --------      ------   ------     ------      ------
Net loss...........................     (1,066.1)%    (183.7)% (145.3)%   (100.7)%    (227.9)%
                                        ========      ======   ======     ======      ======

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

Net Revenues

     Net revenues increased to $2.6 million for the nine months ended September 30, 1999 from $826,000 for the nine months ended September 30, 1998. Sponsorship, advertising and production revenues increased to $1.7 million for the nine months ended September 30, 1999 from $656,000 for the nine months ended September 30, 1998, primarily due to a $854,000 increase in revenues generated from additional sponsorship and production contracts and a $266,000 increase in revenues generated from the launch of local vendor advertising programs in July 1999. As a percentage of net revenues, sponsorship, advertising and production revenues accounted for approximately 65% and 79% for the nine months ended September 30, 1999 and 1998, respectively.


     Merchandise revenues amounted to $694,000 for the nine months ended September 30, 1999, resulting primarily from a $453,000 increase related to the acquisition of Bridalink.com in July 1999 and a $240,000 increase related to the launch of The Knot Registry in November 1998. As a percentage of net revenues, merchandise revenues accounted for 26% for the nine months ended September 30, 1999. There were no merchandise revenues in the corresponding period in 1998.



     Publishing revenues increased to $160,000 for the nine months ended September 30, 1999 from $143,000 for the nine months ended September 30, 1998. The increase in publishing revenues was due to a $58,000 increase in sales of our gown guide which was published at the end of June 1999, partially offset by a $43,000 decrease in book publishing revenues. As a percentage of net revenues, publishing revenues accounted for 6% and 17% for the nine months ended September 30, 1999 and 1998, respectively.


     Travel revenues accounted for $54,000 of our net revenues for the nine months ended September 30, 1999, resulting from the acquisition of Click Trips, Inc. in July 1999. As a percentage of net revenues, travel revenues accounted for 2% for the nine months ended September 30, 1999. There were no travel revenues in the corresponding period in 1998.

     We anticipate that the components of our net revenues will continue to fluctuate as our business continues to grow.

Cost of Revenues

     Cost of revenues consists of the cost of merchandise sold, payroll and related expenses for our personnel who are responsible for the production of customized online sites and tools, and costs of Internet access and hosting services.

     Cost of revenues increased to $904,000 for the nine months ended September 30, 1999 from $82,000 for the nine months ended September 30, 1998. The increase was primarily due to an increase in the sale of merchandise through Bridalink.com of $317,000 and through The Knot Registry of $169,000, and a $141,000 increase in the cost of producing online sites and tools. As a percentage of our net revenues, cost of revenues increased to 34% for the nine months ended September 30, 1999 from 10% for the nine months ended September 30, 1998.

     We anticipate that the cost of revenues will continue to grow in absolute dollars as we increase our merchandising efforts and expand our sponsorship and production contracts. Sponsorship, advertising and production gross margins are currently greater than merchandise gross margins. As our business continues to grow and our net revenues continue to change, we expect our cost of revenues to continue to fluctuate as a percentage of net revenues.

Product and Content Development

     Product and content development expenses consist of payroll and related expenses for creative personnel, information technology, and expenses for third-party software developers and contract programmers.

     Product and content development expenses increased to $1.7 million for the nine months ended September 30, 1999 from $788,000 for the nine months ended September 30, 1998. The increase was primarily attributable to a $908,000 increase resulting from our hiring additional staff to enhance the content and functionality of our sites, partially offset by a $241,000 decrease in third-party programming and content licensing fees. As a percentage of our net revenues, product and content development expenses decreased to 64% for the nine months ended September 30, 1999 from 95% for the nine months ended September 30, 1998.

     We believe that significant investments in product and content development are required to remain competitive and, therefore, expect that our product and content development expenses will continue to increase in absolute dollars for the foreseeable future.

Sales and Marketing

     Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing, customer service and public relations personnel, as well as expenditures for our AOL anchor tenant agreement, advertising and promotional activities, and fulfillment and distribution of merchandise.

     Sales and marketing expenses increased to $2.9 million for the nine months ended September 30, 1999, from $476,000 for the nine months ended September 30, 1998. The increase was primarily due to a $750,000 increase in carriage fees paid under our anchor tenant agreement with AOL, which went into effect on January 1, 1999, a $519,000 increase in personnel costs related to the hiring of additional sales and marketing personnel and a $331,000 increase in sales commissions. As a percentage of our net revenues, sales and marketing expenses increased to 111% for the nine months ended September 30, 1999 from 58% for the nine months ended September 30, 1998.

     We believe that significant investments in sales and marketing personnel and programs are required to remain competitive and to build our brand both online and offline, and, therefore, that our sales and marketing expenses will continue to increase in absolute dollars for the foreseeable future.

General and Administrative

     General and administrative expenses consist primarily of payroll and related expenses for our executive management, finance and administrative personnel, legal and accounting fees, facilities costs and insurance expenses.

     General and administrative expenses increased to $2.2 million for the nine months ended September 30, 1999 from $539,000 for the nine months ended September 30, 1998.

This increase was primarily due to a $650,000 increase in personnel costs and a $198,000 increase in professional fees. As a percentage of our net revenues, general and administrative expenses increased to 83% for the nine months ended September 30, 1999 from 65% for the nine months ended September 30, 1998.

     We expect our general and administrative expenses to increase in absolute dollars for the foreseeable future as we continue to hire personnel and incur expenses to build our administrative infrastructure to support the growth of our business and our operations as a public company.

Non-Cash Compensation

     We recorded $3.0 million of deferred compensation during the nine months ended September 30, 1999 and $268,000 of deferred compensation for the nine months ended September 30, 1998. Amortization of deferred compensation increased to $695,000 for the nine months ended September 30, 1999 from $57,000 for the nine months ended September 30, 1998. As a percentage of our net revenues, amortization of deferred compensation increased to 26% for the nine months ended September 30, 1999 from 7% of our net revenues for the nine months ended September 30, 1998.

Non-Cash Sales and Marketing

     We recorded $2.3 million of deferred sales and marketing during the nine months ended September 30, 1999, related to the issuance of a warrant to AOL in connection with our amended anchor tenant agreement in July 1999. Amortization of deferred sales and marketing was $127,000 for the nine months ended September 30, 1999. As a percentage of net revenues, amortization of deferred sales and marketing amounted to 5% for the nine months ended September 30, 1999.

Depreciation and Amortization

     Depreciation and amortization expenses consist of depreciation and amortization of property and equipment and amortization of goodwill related to acquisitions.

     Depreciation and amortization expenses increased to $346,000 for the nine months ended September 30, 1999 from $75,000 for the nine months ended September 30, 1998. This increase was primarily due to a $153,000 increase in depreciation due to the increase in property and equipment purchases and an additional $118,000 of amortization of goodwill related to acquisitions. As a percentage of net revenues, depreciation and amortization expense increased to 13% for the nine months ended September 30, 1999 from 9% for the nine months ended September 30, 1998.

PERIOD FROM MAY 2, 1996 (INCEPTION) TO DECEMBER 31, 1996 AND YEARS ENDED DECEMBER 31, 1997 AND 1998

Net Revenues

     Net revenues increased to $1.0 million for the year ended December 31, 1998 from $596,000 for the year ended December 31, 1997 and from $71,000 in the period from inception through December 31, 1996. The increase for each period was due primarily to an increase in the average dollar value of sponsorship programs and in the number of sponsors and advertisers. As a percentage of net revenues, sponsorship and advertising revenues accounted for approximately 82%, 100%, and 100% for the years ended December 31, 1998 and 1997 and for the period from inception through December 31, 1996, respectively.

     Merchandise revenues were $17,000 for the year ended December 31, 1998 as a result of the launch of The Knot Registry in November 1998. As a percentage of net revenues, merchandise revenues accounted for 2% for the year ended December 31, 1998. There were no merchandise revenues for the year ended December 31, 1997 or for the period from inception through December 31, 1996.

     Publishing revenues were $143,000, for the year ended December 31, 1998 as a result of the delivery and acceptance of the first book under our publishing contract. As a percentage of net revenues, pubishing revenues accounted for 14% for the year ended December 31, 1998. There were no publishing revenues for the year ended December 31, 1997 or for the period from inception through December 31, 1996.

Cost of Revenues

     Cost of revenues increased to $131,000 for the year ended December 31, 1998, from $67,000 for the year ended December 31, 1997 and from $9,000 in the period from inception through December 31, 1996. These increases in cost of revenues were primarily due to the increased number of sponsors and advertisers resulting in an increased expense of $35,000 for the year ended December 31, 1998 and $45,000 for the year ended December 31, 1997. These increases in cost of revenues were also due to an increase in Internet access and hosting services expenses of $13,000 for the year ended December 31, 1998 and $5,000 for the year ended December 31, 1997. Cost of revenues for the year ended December 31, 1998 included the cost of merchandise sold as a result of the launch of The Knot Registry in November 1998. As a percentage of net revenues, cost of revenues remained relatively constant at 13%, 11% and 13% for the years ended December 31, 1998 and 1997, and for the period from inception through December 31, 1996, respectively.

Product and Content Development

     Product and content development expenses increased to $1.0 million for the year ended December 31, 1998, from $635,000 for the year ended December 31, 1997 and from $262,000 for the period from inception through December 31, 1996. The increase for each period was primarily attributable to increased personnel costs related to enhancing the content and functionality of our sites. As a percentage of net revenues, product and content development expenses decreased to 99% from 107% and from 371% for the years ended December 31, 1998 and 1997, and for the period from inception through December 31, 1996, respectively. The percentage decreases for each period were primarily attributable to the higher growth rate in our net revenues as compared to the growth rate associated with these expenses.

Sales and Marketing

     Sales and marketing expenses increased to $768,000 for the year ended December 31, 1998, from $503,000 for the year ended December 31, 1997 and from $255,000 for the period from inception through December 31, 1996. The increase for the year ended December 31, 1998 was primarily a result of a $236,000 increase in personnel costs, which include sales commissions, and a $95,000 increase in costs incurred to retain an outside public relations firm. The increase for the year ended December 31, 1997 was primarily a result of a $107,000 increase in personnel costs and a $68,000 increase in commissions we paid to AOL. As a percentage of net revenues, sales and marketing expenses decreased to 74% from 84% and from 361% for the years ended December 31, 1998 and 1997 and for the period from inception through December 31, 1996, respectively. The percentage decreases for each period were primarily attributable to the higher growth rate in our net revenues as compared to the growth rate associated with these expenses.

General and Administrative

     General and administrative expenses increased to $809,000 for the year ended December 31, 1998, from $265,000 for the year ended December 31, 1997 and from $242,000 for the period from inception through December 31, 1996. The increase for each period was primarily due to an increase in personnel costs and facilities expenses resulting from an increase in the number of personnel hired to support the growth of our business. The increase for the year ended December 31, 1998 was primarily due to a $119,000 increase in facilities expenses and a $105,000 increase in personnel costs. As a percentage of net revenues, general and administrative expenses increased to 78% for the year ended December 31, 1998 from 44% for the year ended December 31, 1997 and decreased from 343% for the period from inception through December 31, 1996. The percentage increase from 1997 to 1998 was primarily attributable to increased personnel costs, while the percentage decrease from 1996 to 1997 was primarily attributable to the higher growth rate in our net revenues as compared to the growth rate in general and administrative expenses.

Non-Cash Compensation

     We recorded $480,000 in deferred compensation for the year ended December 31, 1998. Amortization of deferred compensation was $93,000, or 9% of our net revenues, for the year ended December 31, 1998.

Depreciation and Amortization

     Depreciation and amortization expenses increased to $122,000 for the year ended December 31, 1998, from $22,000 for the year ended December 31, 1997 and from $9,000 in the period from inception through December 31, 1996. The increase for each period was primarily due to increased depreciation resulting from increased purchases of property and equipment to support the growth of our business. Also included in depreciation and amortization for the year ended December 31, 1998 was approximately $54,000 of goodwill amortization related to the acquisition of Bridal Search in April 1998. As a percentage of net revenues, depreciation and amortization remained relatively constant at 12%, 4% and 13% of net revenues for the years ended December 31, 1998 and 1997, and for the period from inception through December 31, 1996, respectively.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly statement of operations data for each of the seven quarters ended September 30, 1999. We have prepared these data on the same basis as our audited financial statements in this prospectus and have included all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for these interim periods. You should read these interim financial data together with our audited financial statements and the notes to those statements in this prospectus. Our historical results of operations do not necessarily indicate the results of operations we will achieve in the future, and our results of operations for interim periods do not necessarily indicate the results of operations for any future period.

                                                        THREE MONTHS ENDED
                         ---------------------------------------------------------------------------------
                         MAR. 31,    JUNE 30,    SEPT. 30,   DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,
                           1998        1998        1998        1998        1999        1999        1999
                         ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                          (IN THOUSANDS)
Net revenues...........   $   226     $   439     $   161     $   214     $   194     $   544     $ 1,897
Cost of revenues.......        33          28          21          49          53         188         663
                          -------     -------     -------     -------     -------     -------     -------
Gross profit...........       193         411         140         165         141         356       1,234
Operating expenses:
  Product and content
     development.......       166         290         333         242         401         464         820
  Sales and
     marketing.........        94         144         238         292         706         788       1,419
  General and
     administrative....        83         153         302         271         420         621       1,153
  Non-cash
     compensation......        --          22          35          36         129         213         375
  Non-cash sales and
     marketing.........        --          --          --          --          --          --         127
  Depreciation and
     amortization......         7          31          38          46          69         106         171
                          -------     -------     -------     -------     -------     -------     -------
Total operating
  expenses.............       350         640         946         887       1,725       2,192       4,065
Loss from operations...      (157)       (229)       (806)       (722)     (1,584)     (1,836)     (2,831)
Interest income
  (expense), net.......       (49)          4          16          44         (10)        110         143
                          -------     -------     -------     -------     -------     -------     -------
Loss before
  extraordinary
  items................      (206)       (225)       (790)       (678)     (1,594)     (1,726)     (2,688)
Extraordinary items....        --         390          --          --          --          --          --
                          -------     -------     -------     -------     -------     -------     -------
Net loss...............   $  (206)    $   165     $  (790)    $  (678)    $(1,594)    $(1,726)    $(2,688)
                          =======     =======     =======     =======     =======     =======     =======

     Net revenues for the three months ended September 30, 1999 increased by $1.4 million as compared to the three months ended June 30, 1999 primarily as a result of revenues generated from additional sponsorship and production contracts, the launch of local vendor advertising programs in July 1999, as well as merchandise revenues generated through Bridalink.com which was acquired in July 1999. There was a corresponding increase in both cost of revenues and sales and marketing expenses during the three months ended September 30, 1999.

     Net revenues for the three months ended June 30, 1999 increased from the three months ended March 31, 1999 as a result of an increase in the average dollar value of sponsorship agreements and in the number of sponsors and advertisers. Net revenues for the three months ended September 30, 1998 decreased from the prior three month period as a result of lower sponsorship revenues as well as decreased publishing revenues. Net revenues for the three months ended June 30, 1998 increased from the prior three month period primarily as a result of publishing revenues recognized from the delivery and acceptance of the first book under our book publishing contract.

     Sales and marketing expenses for the three months ended March 31, 1999 increased from the three months ended December 31, 1998 as a result of carriage fees under our new anchor tenant agreement with AOL which went into effect on January 1, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     We funded our operations from our inception on May 2, 1996 through April 1998 primarily with advances under a retired note payable to AOL. Subsequent to April 1998, we have funded our operations primarily through private sales of preferred equity securities totaling $18.0 million. As of September 30, 1999, we had $9.3 million in cash and cash equivalents.

     Net cash used in operating activities was $4.8 million for the nine months ended September 30, 1999. This resulted primarily from the net loss for the period of $6.0 million as adjusted for depreciation and amortization of $1.2 million and an increase in accounts receivable of $717,000, other current assets of $646,000 and inventories of $389,000, partially offset by increases in accounts payable and accrued expenses of $788,000 and deferred revenue of $788,000. Net cash used in operating activities was $1.7 million for the year ended December 31, 1998, $837,000 for the year ended December 31, 1997 and $625,000 for the period from May 2, 1996 (inception) through December 31, 1996, primarily as a result of the net loss for the periods of $1.9 million, $1.1 million and $752,000, respectively, adjusted for depreciation and amortization of $242,000, $105,000 and $9,000, respectively.

     Net cash used in investing activities was $1.6 million for the nine months ended September 30, 1999, primarily due to the purchase of property and equipment of $1.2 million and cash paid for business acquisitions of $335,000. Net cash used in investing activities was $305,000 for the year ended December 31, 1998, $24,000 for the year ended December 31, 1997 and $58,000 for the period from inception through December 31, 1996, primarily due to the purchase of property and equipment and, in 1998, cash paid for a business acquisition.

     Net cash provided by financing activities was $14.7 million for the nine months ended September 30, 1999 primarily resulting from the issuance of Series B Preferred Stock in April 1999. Financing activities provided $2.8 million for the year ended December 31, 1998 from the sale of Series A Preferred Stock. Financing activities for the year ended December 31, 1997 provided $1.2 million and for the period from inception through December 31, 1996 provided $700,000, representing borrowings under a note payable to AOL.

     Although we have no material commitments for capital expenditures, our capital expenditures have increased from $58,000 for the period from inception through December 31, 1996 to over $1.1 million for the nine months ended September 30, 1999, consistent with the growth in our operations and staffing. We anticipate that this increase in capital expenditures will continue for the foreseeable future as a result of increased growth. We intend to continue to pursue acquisitions of, or investments in, complementary businesses, services and technologies, expand our sales and marketing programs and conduct more aggressive brand promotions.

     As of September 30, 1999, we had commitments under non-cancelable operating leases amounting to $6.1 million, of which $374,000 will be due on or before September 30, 2000.

     As of September 30, 1999, we had a commitment under our amended anchor tenant agreement with AOL in the amount of $3.9 million, of which $1.2 million will be due on or before September 30, 2000.

     We currently believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to fund our working capital and capital expenditure requirements for at least the next 12 months. We cannot assure you that additional funding, if required, will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited. Those limitations would materially and adversely affect our business, results of operations and financial condition.

RECENT ACQUISITIONS

     On July 6, 1999, we purchased all of the assets of Bridalink.com for approximately $124,000 in cash and the issuance of immediately vested stock options to purchase up to 10,000 shares of our common stock at an exercise price $1.50 per share. The common stock was valued at $7.00 per share for financial reporting purposes. Bridalink.com operates www.bridalink.com, an Internet wedding supply store located in Northern California.

     On July 31, 1999, we acquired all of the capital stock of Click Trips, Inc. for 5,000 shares of common stock. The common stock was valued at $7.00 per share for financial reporting purposes. Under the terms of the acquisition agreement, the 5,000 shares of common stock will be held in escrow for six months for the purpose of indemnifying us against any potential liabilities of Click Trips. Click Trips has the right to receive options to purchase up to an additional 10,000 shares of our common stock upon the attainment of $1.2 million in commission revenue for the year ended December 31, 2000. The exercise price related to the options will be equal to the fair market value of our common stock on the date of grant. Click Trips operates www.clicktrips.com, an online travel agency and is located in Warminster, Pennsylvania.

     On August 18, 1999, we acquired the assets of Wedding Photographers Network, a division of The Denis Reggie Company, for 10,000 shares of our common stock. The common stock was valued at $8.00 per share for financial reporting purposes. Wedding Photographers Network is a searchable database of local wedding photographers and is located in Atlanta, Georgia.

     We have accounted for these acquisitions using the purchase method of accounting. Goodwill resulting from these acquisitions is being amortized using the straight line method over three years. The results of operations for each acquisition are included in the period subsequent to the date of each acquisition.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems and software products will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software may need to be upgraded, redesigned or replaced to comply with such Year 2000 requirements to avoid system failure or miscalculations causing disruptions of normal business activities.

     Our business, results of operations and financial condition would suffer if the systems on which we depend to conduct our business are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, information technology that we use for internal operations including computers and software, and non-information technology systems and services including telephone systems, electricity and other items that we use for internal operations.

STATE OF READINESS

     We are not currently aware of any Year 2000 compliance problems relating to our systems that would have a material adverse effect on our business, results of operations and financial condition. We have made a preliminary assessment of the Year 2000 readiness of our operating, financial and administrative systems, including hardware and software. All of the internally developed production systems for our sites are Year 2000 compliant. We have received and have on file Year 2000 readiness statements from AOL, QVC and each of our current third-party technology vendors. In each case, these technology vendors state that the Year 2000 date change will not result in a significant interruption in critical services or negatively impact their clients in any material way. With respect to information technology we addressed Year 2000 compliance issues primarily through commercially available patches or upgrades in the ordinary course of business. We have completed integrated testing of our systems, including internally developed proprietary software, third-party software, hardware and services, and have found no Year 2000 compliance problems.

     We have contacted our principal vendors of material non-information technology systems and services used by us, such as our telephone system and utility providers, and requested confirmation of the Year 2000 compliance of their systems and services. We have received notification from some of these vendors that the systems and services that they provide to us are Year 2000 compliant. We have replaced the systems and services of non-compliant vendors with compliant alternatives.

COSTS

     To date, we have spent an immaterial amount on Year 2000 compliance issues, and we expect to incur additional costs not to exceed $200,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of our expenses for the Year 2000 have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and execution of Year 2000 compliance. Such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition.

RISKS

     We believe, based upon our investigations and testing to date, that the Year 2000 issue will not have a material adverse effect on our business, results of operations or financial condition. However, despite all of our efforts to date towards insuring Year 2000 compliance, latent issues may still surface in the future that require upgrades, modifications, or replacement, all of which could be time-consuming and expensive. Our failure to fix or replace internally developed proprietary software, third-party software, hardware, or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions.

     We depend heavily on a number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to us could cause our sponsors, advertisers, members and visitors to consider seeking alternate providers. Year 2000 issues could also cause an unmanageable burden on our technical support personnel, which in turn could materially and adversely affect our business, results of operations and financial condition.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers, including AOL and QVC, and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure such as a prolonged Internet, telecommunications or electrical failure. These suppliers could also prevent us from delivering services to our customers, decrease the use of the Internet or prevent users from accessing our sites which could have a material adverse effect on our business, results of operations and financial condition.

CONTINGENCY PLAN

     Because no systems have been found to be non-compliant, we have determined that a contingency plan is not required. We are unable to provide for contingencies arising as a result of large scale or Internet-wide failure because we are not aware of any adequate replacement service for the Internet.

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                                    BUSINESS

OVERVIEW

     The Knot is the leading online wedding destination on the World Wide Web and the primary wedding content provider on America Online and several other of AOL's leading brands, including AOL.com, Netscape Netcenter and CompuServe. We combine comprehensive content and an online community with wedding-related commerce. Our online sites provide full-service offerings targeted at the planning needs of today's brides and grooms. We believe that our sites enable our users to overcome the many challenges of the wedding planning process by providing a one-stop solution. In addition, we provide advertisers and vendors with targeted access to couples actively seeking information and making meaningful buying decisions relating to all aspects of their weddings.

     Located at www.theknot.com on the Web and on AOL at keywords "Knot" and "weddings", our sites provide future brides and grooms with useful information and resources. We offer:

- a searchable database that draws on thousands of articles on wedding planning;

- a database of approximately 13,000 local vendors in 52 markets nationwide;

- a searchable bridal gown database with more than 15,000 gown images from over 140 bridal designers;

- a searchable database with more than 750 bridal accessories, including headpieces, shoes and purses;

- 45 weekly hosted chats;

- nine integral tools for planning the wedding;

- an online gift registry with more than 10,000 gifts;

- an online shop of over 450 wedding supplies and gifts; and

- honeymoon travel packages.

We also service the wedding market through a series of books and a semiannual gown guide. These traditional forms of media provide cross-promotional opportunities and assist us in increasing our brand awareness and our online audience.

     Engaged couples are increasingly turning to The Knot. In September 1999, we generated over 15.4 million page views on our Web site compared to 2.5 million in December 1998. As of September 30, 1999, more than 395,000 couples had enrolled on our site to become members, and we are currently enrolling as members an average of over 1,000 new couples per day.

INDUSTRY BACKGROUND

Growth of the Internet and Online Commerce

     The Internet has emerged as a global medium that allows millions of people worldwide to obtain information, communicate and conduct business. In its June 1999 report, International Data Corporation estimates that the number of Internet users

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worldwide will grow from approximately 142 million users in 1998 to 502 million by the end of 2003. Additionally, worldwide commerce revenues on the Internet are expected to grow from approximately $50 billion at the end of 1998 to approximately $1.3 trillion by the end of 2003. The Internet has also become an attractive medium for advertising. Advertisers can utilize the Internet to target specific groups based on consumer tastes and buying patterns. Forrester Research estimates that the dollar volume of online advertising will increase from $1.5 billion in 1998 to $15.3 billion in 2003.

The Wedding Industry

     Each year approximately 2.4 million couples get married in the United States. According to an independent research report, the domestic wedding market generates approximately $45 billion in retail sales annually. Presumed to be a once-in-a-lifetime occasion, a wedding is a major milestone event and, therefore, consumers tend to allocate significant budgets to the wedding and related purchases. According to a 1997 survey of readers of Bride's magazine, the average amount spent on a wedding was $19,104, excluding the honeymoon.

     Planning a wedding can be a stressful and confusing process. Engaged couples must make numerous decisions and expensive purchases. A typical wedding requires decisions and planning relating to bridal registries, invitations, wedding gowns and wedding party attire, wedding rings, photographers, music, caterers, flowers and honeymoons. In addition to the number of decisions faced by engaged couples, the fixed date and the emotional significance of the event intensify the stress. For the majority of engaged couples, the process of planning a wedding is an entirely new one. They do not know where to find the necessary information and services, how much services or goods should cost or when decisions need to be made. These planning decisions are further complicated because many couples choose to have their weddings in locations other than where they live. Researching and soliciting local wedding services from distant locations without traveling and making an enormous time commitment is extremely difficult. Today's to-be-weds are seeking reliable resources and information to assist in their planning and purchase decisions.

     Vendors and advertisers highly value to-be-weds as a consumer group. Replenished on an annual basis, wielding substantial budgets and facing a firm deadline, engaged couples are ideal recipients of advertisers' messages and vendors' products and services. According to Modern Bride, during the six months prior to and the six months following a wedding, the average couple will make more buying decisions and purchase more products and services than at any other time in their lives. The challenges and obstacles that engaged couples face make them especially receptive to marketing messages. A disproportionate amount of advertising revenues are generated per subscriber by bridal magazines. According to Advertising Age, in 1998 the top three bridal magazines generated an average of $190.74 in revenues per reader, compared to an average of $75.50 in revenues per reader in the top three travel magazines and an average of $53.63 in revenues per reader in the top three women's magazines.

     The wedding market also represents significant opportunities for the retail industry. Over 91% of all to-be-weds register for gifts. According to a 1997 report by Bride's magazine, engaged couples receive gifts from an average of 200 guests, most of whom are spending between $70 and $100. Because items are selected by the engaged couple but paid for by their guests, price sensitivity is minimal and registry products are rarely discounted by retailers. Registry for products in all categories has grown, prompting many

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national retailers -- previously without registries -- to enter the gift registry market. Weddings also generate substantial revenues for travel services companies. Honeymoon travel generates an estimated $4.5 billion annually. According to a 1997 Bride's survey, over 99% of all newlyweds go on a honeymoon with an average cost of $3,657 per couple.

Traditional Wedding Resources Fail to Adequately Service Today's Engaged Couples

     The wedding market is highly fragmented and wedding resources are widely dispersed. In addition, to-be-weds face difficulty in locating wedding planning information. Traditionally, to-be-weds have relied upon many different resources when planning their weddings, including family and friends, bridal magazines, books, bridal registries, wedding consultants and travel agents. Because the traditional providers of wedding resources are single-service/product focused, to-be-weds must manage multiple providers. Consequently, to-be-weds find wedding planning to be stressful, time consuming and inconvenient.

     Seeking information and ideas, most engaged couples turn to bridal magazines for assistance. Many couples, however, find that the sheer volume of gown ad pages, scarcity of editorial content, the lack of organization of these magazines and their infrequent publishing schedules make them an inefficient and insufficient source of timely and relevant wedding planning information.

     In addition, the registry process is equally burdensome. Increasingly, to-be-weds supplement department store bridal registries, the customary source of wedding gifts, to satisfy their gift preferences. Despite the inconvenience, a significant portion of today's engaged couples register at two or more stores and increasingly turn to specialty and discount stores to obtain the product variety they desire.

The Internet and the Wedding Industry

     To-be-weds are seeking a comprehensive resource to assist in their preparation and planning for a wedding. Because of its global reach and capacity to transmit information rapidly, the Internet represents an ideal medium over which to-be-weds can easily access information and communicate with the widely-dispersed providers of local wedding resources. We expect the impact of the Internet on the wedding market to be significant.

     In 1997, the median age was 26 for first-time brides and 28 for first-time grooms, placing them in the demographic age group, 18 to 34 years, that currently comprises approximately 41% of all home Web users. As Internet use continues to increase, engaged couples are more likely to turn to online resources as the first place they look for wedding products, information and registry services. Recognizing this trend, traditional providers of wedding resources have begun to offer their services and products online. Like their offline equivalents, however, these online offerings are single-service/product focused. To-be-weds continue to search for a comprehensive solution to their information, planning and purchasing needs at a single destination.

THE KNOT SOLUTION

     We are the leading online destination targeting the wedding market. We focus on the needs of engaged couples and have created an online environment that provides information, advice, community, tools and commerce in the areas of wedding planning most important to couples including engagement, wedding day, honeymoons and newlywed life. In addition, we provide vendors and advertisers with targeted marketing opportunities

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due to the well-defined demographic profile of our users. Key components of our solution include:

BENEFITS TO USERS

     Relevant Wedding Content. We provide creative and up-to-date information and resources to attract users to our sites. Weddings are information-intensive events requiring extensive research, planning and decision-making. Our sites provide future brides and grooms with a wide range of wedding-related information and resources. We also provide offline information and services to brides and grooms. We author books that serve as guides for wedding planning and publish The Knot Ultimate Wedding Gown Guide, a semiannual publication cataloguing wedding gowns from the top designers in the world.

     Active Membership and Community Participation. Our online sites generate a high degree of member involvement through chats, message boards and personalized interactive services. To-be-weds actively seek forums to exchange ideas and ask questions during the planning process. We encourage and promote active participation within our online community. The Knot community allows our members to interact with other couples, as well as our own experts, on wedding planning issues and concerns. For example, our "Ask Carley" area is an interactive service in which wedding etiquette and other questions are answered daily by our experts on wedding planning. This area includes a searchable database that draws from an archive of up-to-date answers to over 11,000 questions. We also send out a weekly general newsletter to our subscribers updating them on new articles, features and upcoming events on our sites and bi-weekly newsletters focused on specific topics, such as registries and accessories. Additionally, our interactive services allow users to prepare and modify their wedding budget and create personalized checklists and Web pages.

     Convenient, Comprehensive Shopping Experience. We integrate our interactive services and informative content with comprehensive shopping services, which range from wedding gifts and supplies to honeymoons. We have developed The Knot Registry, which we believe is the Internet's most comprehensive wedding gift registry. Unlike other online bridal registries which link users to large retailers in exchange for a payment from the retailer, we buy products directly from manufacturers. This enables us to provide our users with a large selection of products from a wide range of categories, while maintaining a high level of customer service. We offer registry gifts ranging from fine china and blenders to mountain bikes and safaris. Our strategic relationship with QVC facilitates our ability to offer a broad range of products and enables products to be shipped generally within 48 hours of receipt of order. Wedding guests can quickly and easily purchase gifts online or offline via toll-free phone service, fax or mail, 24 hours a day.

     Through our online wedding supply stores, to-be-weds can conveniently purchase from one source a broad range of gifts for the wedding party and supplies for the wedding ceremony, such as decorated disposable cameras, ring pillows and unity candles. Many of these items are highly specialized and difficult to find through traditional retail outlets.

     Access to the Local Wedding Market. Through our strategic alliance with Weddingpages, Inc., we offer a database of approximately 13,000 local wedding vendors. In July 1999, we entered into an 18-month exclusive agreement with Weddingpages, a publisher of local wedding magazines across the United States and owner of a Web site offering wedding-related services and information. Weddingpages Bride and Home is published in 52 markets twice yearly. This magazine is distributed on a continual roll-out

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basis with estimated newsstand circulation that exceeds the combined circulation of Bride's and Modern Bride. Through this strategic alliance, we offer a national online site with a local sales force in over 50 markets and an extensive database that brides and grooms can search to find vendors at their wedding locations. Categories in the local vendor database include wedding venues, caterers, florists, bridal shops, photographers, musicians and limousine services. Weddingpages sells online advertising to local wedding vendors on our behalf. We receive the revenue from these sales and pay Weddingpages a 65% sales commission. We also pay Weddingpages a monthly fee for related administrative and operating functions, including customer service, ad production and accounting services. In addition, in August 1999, we acquired Wedding Photographers Network, a division of The Denis Reggie Company. Wedding Photographers Network allows to-be-weds to search for local wedding photographers meeting their specific needs.

BENEFITS TO ADVERTISERS, SPONSORS AND VENDORS

     We provide advertisers, sponsors and vendors with targeted access to couples actively seeking information and advice and making meaningful spending decisions relating to all aspects of their weddings. We offer advertisers, sponsors and vendors an opportunity to establish brand loyalty with first-time purchasers of many products and services.

     Advertisers and Sponsors. We are able to deliver to advertisers and sponsors significant leads to potential purchasers. Editorial content and advertising are often integrated on our sites. For example, an article about honeymoons might feature an advertisement for a resort. Instead of traditional banners or buttons, our sponsors usually select our custom-developed marketing programs that offer special features, including tools. When a user clicks on an advertisement positioned on our sites, a sponsor's site appears which showcases the advertiser's products and services. These sites can provide relevant product and contact information, electronic catalogues of products or hyperlinks to the sponsor's Web site. Companies can also enter into longer term arrangements to exclusively sponsor entire editorial areas or special features.

     Vendors. We provide our vendors with a consumer group that will make more buying decisions than at any other time in their lives. Our easy-to-use shopping sites increasingly promote e-commerce. Vendors' products are attractively displayed with color photographs and descriptions customized for the bridal market. Through our interactive online features, such as chat rooms and message boards, and by utilizing the creative content portions of our sites, we encourage and assist our users in making purchasing decisions.

OUR STRATEGY

     Our objective is to expand our position as the leading online resource providing comprehensive wedding planning, information, products and services. Key elements of our business strategy include the following:

     Build Strong Brand Recognition. Building brand recognition of the Knot is critical to attracting and expanding our online user base. We have secured the leading position in the online wedding market. To maintain the focus on The Knot brand, we will continue to emphasize our editorial and creative content. We believe that our content and ability to make the wedding process easier, more fun and convenient for today's busy couples will continue to build our brand.

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     We will also strengthen brand awareness through our book series and gown guide. Through our affiliation with Weddingpages, the largest local wedding publication in the United States, we are increasing our brand awareness at the local level. We plan to continue building brand recognition by leveraging our membership base and creating innovative and integrated marketing solutions.

     Aggressively Grow Membership. New member enrollment per month has grown from 11,000 in December 1998 to over 36,000 in September 1999. We currently enroll as members an average of over 1,000 new couples per day. We intend to continue to grow our membership base and increase member usage through our content offerings, interactive services, active community participation and strategic relationships.

     Provide Full-Service Wedding Resources. We facilitate the wedding planning process by providing what we believe is one of the most comprehensive package of services, tools and commerce applications. By continuing to combine our extensive wedding content and our active online community with a full-service shopping solution, we plan to maintain our strong position and to make the wedding planning process more convenient, efficient and enjoyable. We intend to continue to expand the services we offer and the content we provide.

     Capitalize on Multiple Revenue Opportunities. We intend to leverage the size and favorable demographics of our online community to generate multiple revenue streams. Our primary focus to date has been on national advertising revenues and on providing our sponsors and advertisers with targeted access to couples actively seeking information and making purchase decisions. We view our relationships with our sponsors and advertisers as critical to our success. We intend to continue to seek additional sponsorship contracts with longer terms and higher dollar values for our contracts. We also intend to benefit from our increased presence in the local wedding market. Our searchable database features advertising in 52 local markets for local wedding vendors, such as photographers, caterers and florists.

     We expect to generate increasing online revenues from The Knot Registry and our convenient gift and supply shops. We will continue to use our content to promote e-commerce opportunities. Additionally, we expect to realize revenues from publishing our books and semiannual gown guide. We will pursue additional revenue opportunities, as appropriate, in connection with the needs of today's engaged and newly married couples. We also intend to extend the relationship we build with our users and provide access to additional products and services relevant to newlyweds and growing families.

     Continue to Pursue Strategic Alliances and Acquisitions. We plan to expand our business through strategic alliances and acquisitions. Since April 1999, we have entered into strategic relationships with QVC and Weddingpages, and we have acquired Bridalink, Click Trips and Wedding Photographers Network. Our relationship with QVC allows us to rapidly purchase, process and ship merchandise for The Knot Registry, and our relationship with Weddingpages allows us to provide our users with access to an extensive database of local vendors and resources. The acquisitions of Bridalink, Click Trips and Wedding Photographers Network expanded the resources available on our sites for to-be-weds. We intend to seek other opportunities to acquire or form alliances with other companies that will enhance our business. We have no present plans or commitments with respect to acquisitions or alliances and we are not currently engaged in any negotiations with respect to these opportunities.

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THE KNOT'S ONLINE NETWORK

     Our sites allow users to access information, participate in interactive chats and message boards, and purchase items online. The following is a brief description of our online content:

                               EDITORIAL CONTENT

Engagement                    This area provides advice on proposing, choosing a
                              diamond ring, and throwing an engagement party. It also includes steps to take after the bride and groom are engaged.

Planning Advice               This area informs couples on the business points
                              of planning a wedding. Topics include questions to ask wedding vendors, points to be included in contracts and tips for weddings on a budget.

Wedding Ideas                 Photos, stories, and creative ideas from weddings
                              around the country are featured in this area.
                              Additional topics include ethnic traditions, second weddings and theme wedding ideas.

The Dress                     The articles and photo features in this area cover
                              all aspects of bridal fashion. Highlights include the latest bridal gown trends, advice on choosing accessories and advice on which gowns look good on whom.

Big Day Beauty                Articles and photos in this area advise brides on
                              the latest trends in bridal make-up and hair, as well as recommend pre-wedding fitness and spa treatments.

Grooms and Guys               This area is devoted to grooms, groomsmen, dads
                              and ring bearers. Articles include topics from wedding duties and toasts to groomsmen gifts and bachelor parties.

Maids and Moms                This area is devoted to helping bridesmaids, moms
                              and flowergirls sort out their wedding duties.
                              Also included are articles on throwing showers, finding bridesmaid dresses and throwing bachelorette parties.

Newlywed Nesting              This area focuses on helping the bride and groom
                              set up house, including what to register for, how to entertain, how to make post-wedding financial decisions and how to maintain relationships after the wedding.

Honeymoon Escapes             Articles and photo features in this area cover
                              honeymoon destinations throughout the world.
                              Included in the area is advice on overseas travel, resorts, packing tips and activities.

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                         INTERACTIVE FEATURES AND TOOLS

Ask Carley                    In this area, the wedding editors provide answers
                              to couples' etiquette questions. Topics include divorced families, second weddings, problem bridesmaids, and general wedding etiquette.

Gown Search                   This database of wedding attire includes more than
                              15,000 wedding gown images from over 140 bridal designers. A bride can search for gowns by price, designer or silhouette and save results to her own saved gown list to view later. In addition, this database features bridesmaid dresses, attire for the mothers of the bride and groom, and flower girl dresses.

Big Day Budgeter              This personalized budget calculator creates a
                              category-by-category wedding budget. For each category, the budgeter offers advice and explains what the couple can afford in their price range. The budgeter saves the couple's budget information online, where they can update it 24 hours a day.

Local Vendor Finder           In partnership with Weddingpages, we provide
                              listings of approximately 13,000 wedding vendors in 52 local markets nationwide. Categories include caterers, bakers, banquet halls, limousine companies, musicians, and other wedding professionals. Information includes contact information, photos and service descriptions.

Personal Wedding Web Pages    Couples can create a Web page for their wedding.
                              On these three-page Web sites couples can include photos, personal stories, ceremony details such as location and time, local lodging and activities for guests, names and description of bridal party members and a link to buy items on the couple's registry list at The Knot.

The Ultimate Wedding
  Checklist                   This checklist provides a personalized,
                              week-by-week wedding planning to-do list created according to a couple's wedding date. Couples visit the Web site for their daily to-dos and check off items they have completed.

Wedding Photographers
  Network This is a database of professional wedding photographers that provides couples the ability to search by date, location and price. Couples can view online portfolios of the photographers' work.

Diamond Finder                This database of diamond information helps couples
                              find an appropriate stone based on budget, cut, quality and size requirements. This feature also includes the ability to appraise a diamond or to double-check a price.

Wedding Guest List Manager    This online address book allows couples to manage
                              their guest list, invitations and seating. Couples can track guest address information as well as the total number of guests invited and guest responses. Additionally, they can create a seating chart and record gifts received and thank you notes sent.

Accessory Search              This database allows brides to search for bridal
                              accessories by designer name or category.
                              Categories include headpieces, shoes, purses, gloves and jewelry. Brides can also search by specific criteria such as price point. Search results include photos, price, style number and purchase information.

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                               COMMUNITY FEATURES

Wedding Chat                  We have 24-hour chat rooms on both America Online
                              and the Web. We have 45 weekly hosted chats. Our
                              18 chat hosts, usually newlyweds, manage the room to facilitate conversation flow and help brides find information on The Knot that answers their questions.

Newsletters                   Couples can subscribe to a general weekly
                              newsletter featuring updates on current Knot editorial articles, tips on using The Knot and special promotions. Couples can also subscribe to biweekly newsletters focused on topics such as registry and accessories.

Discussion Groups             The Knot message boards provide an area for
                              couples to exchange personal stories, creative ideas and advice. Special board features include the wedding dress resale classifieds board, and the "vendor referral" board, where brides list their favorite wedding professionals.

Wedding Announcements         A database of wedding announcements that allows
                              visitors to The Knot to find couples marrying in a specific area of the country or on a specific wedding date. Photos and stories about the couples' weddings are included in this area, which also allows visitors to post good wishes for them.

SPONSORSHIP, ADVERTISING AND PRODUCTION

     We have derived a significant amount of our revenues to date from the sale of sponsorship, advertising and production contracts. For the nine months ended September 30, 1999, sponsorship, advertising and production revenues represented 65% of our net revenues.

     Our strategy is focused on generating a majority of our advertising revenues from sponsors and advertisers who seek a cost-effective means to reach the wedding market. Sponsors advertise on the editorial areas of our sites, and can purchase special features in an area designated solely for them. These programs are typically exclusive and are for a period of up to three years.

     Sponsorships provide content while showcasing sponsors' products and services, creating a relationship between our users and our sponsors. The special feature programs typically include an exclusive Knot-designed online site, as well as site-wide banners and links to the sponsor's Web site. In addition, special features also include integrated marketing programs which may include online promotional events, such as sweepstakes, or hosted chat sessions, collection of user data for the sponsor, offline promotions, such as collateral material distribution at bridal shows and links to other strategic areas of the sponsor's Web site. For example, OurBeginning.com, a wedding invitation supplier, is the exclusive sponsor of The Complete Guide to Invitations where we publish articles about wording, addressing and assembling invitations as well as an Invitation Q&A section. There are advertising banners and text that link to OurBeginning.com's special feature area as well as to their site. The special feature area also contains links to the OurBeginning.com Web site.

     Both content specific area and special feature sponsorships may also include interactive tools. For example, Mondera's Wedding Band Finder, which is hosted on our

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Web site allows users to search for wedding bands by gender, price or metal. If there are wedding bands available that meet the user's criteria, a buy button appears on the screen. If the user clicks on the buy button, they will be linked directly to Mondera's Web site where the user can make the purchase.

     We offer short-term advertising contracts ranging from one month to one year. For example, a local photographer can purchase a listing on our Wedding Photographers Network which typically contains key contact information and may also contain a portfolio sample of a photographer's work. Advertisers can also purchase banner advertisements.

E-COMMERCE

The Knot Shop and Bridalink.com

     We offer wedding supplies through The Knot Shop and Bridalink.com. Bridalink.com is our separate online store for wedding supplies which we maintain in order to attract new users and generate additional revenue. We offer over 450 products, including decorated disposable cameras, wedding bubbles and bells, ring pillows, toasting flutes, car decorating kits, table centerpieces, goblets and glasses, garters and unity candles. These highly specialized items are often difficult to find through traditional retail outlets, and the purchase of these items is often left to the last minute. Consumers can place orders online, through a toll-free number, fax or via mail, 24 hours a day. We fulfill orders from our warehouse located in Redding, California.

The Knot Registry

     The Knot Registry offers a broad selection of more than 10,000 products and services from more than 500 well-recognized brands. Approximately 45% of our products are supplied by QVC vendors. Wedding guests can quickly and easily purchase gifts online or via phone or fax, 24 hours a day. We offer traditional registry categories such as china, household appliances and electronics, in addition to non-traditional categories, such as outdoor gear, dance lessons, entertainment and travel. Couples also may register for services which are typically not available from traditional bridal registries, such as home mortgage down payments, car loans and leases and investment services such as mutual funds.

     The Knot Registry is designed to provide convenience for the engaged couple, allowing them to:

     - register from anywhere 24 hours a day;

     - modify and monitor their registry selections at any time throughout their engagement;

     - arrange for custom announcements, including personalized e-mail and registry announcement cards, to guests, notifying them of the couple's registration;

     - select a delivery date;

     - elect to participate in completion programs after the wedding to purchase registry gifts selected but not received; and

     - interact with our shopping experts through e-mail, instant messenger or a toll-free phone service to help them decide which products best suit their needs.

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     Couples may browse products by traditional categories or price. To assist registering couples through the difficult and time-consuming gift selection process, The Knot Registry is also organized into custom groupings of products and services designed to match the interests of particular lifestyles, such as adventurous, romantic or cosmopolitan. This merchandising strategy is designed to save the registrant time and streamline the registry process.

     Through The Knot Registry, wedding guests can quickly and easily purchase gifts online. The Knot Registry offers direct access to the couple's registry list, a custom display of what remains to be purchased by category or price and secure transactions to complete the order online. For guests lacking online access, the couple's custom registry list is available for review via a toll-free phone service, fax or mail, 24 hours a day.

     In April 1999, we entered into a services agreement with QVC. Under this agreement, QVC provides us warehousing, sales, fulfillment and distribution services in connection with The Knot Registry. This services agreement was fully implemented on September 7, 1999. Our strategic relationship with QVC affords us the ability to purchase merchandise for The Knot Registry from QVC vendors at a specified premium over QVC's volume discount rate. At the customer's request, a product generally can be shipped within 48 hours of order. We utilize QVC to process and ship all merchandise orders from The Knot Registry. Our services agreement with QVC expires on the fourth anniversary of this offering. We have the option to extend the term of the services agreement for an additional 180 days. QVC may terminate our services agreement if we fail to pay any amounts due or otherwise breach the terms of the agreement, or if we are sold or become bankrupt.

     We believe The Knot Registry model offers several advantages over other online retailers, traditional bridal registries or both. These advantages include:

                                                   ADVANTAGE OVER
                                                     TRADITIONAL       ADVANTAGE OVER
                                                   BRIDAL REGISTRY    ONLINE RETAILERS
                                                   ---------------    ----------------
- Items are registered weeks or even months prior                            X
  to the desired shipment date. This allows us to
  better plan our inventory needs and maximize
  inventory turns.
- The state-of-the-art fulfillment capabilities           X                  X
  of QVC allow us to implement a just-in-time
  inventory strategy which reduces our inventory
  carrying costs.
- Since wedding guests often pay for gifts when           X                  X
  ordered and prior to procurement, we benefit
  from the float on these funds.
- Shipments are often bundled and shipped                 X                  X
  together, reducing shipment costs.
- The bride and groom may review their list of            X                  X
  gifts prior to shipment, enabling them to round
  out sets or exchange gifts prior to shipment.
  This review minimizes returns, while
  representing an opportunity for us to sell them
  additional products.

CLICK TRIPS, INC.

     On July 31, 1999, we acquired Click Trips, Inc., an online travel agency located at www.clicktrips.com. Click Trips specializes in destination travel packages to the Caribbean, Bermuda and Mexico. Click Trips closely monitors honeymoon and leisure travel trends and is therefore able to offer a high level of customer service and great knowledge of resorts. In addition, the live chat, past guest reviews, message boards and travel articles available on Click Trips allow us to strengthen our sense of community among our online audience. The Click Trips acquisition advances our brand-building initiative by integrating the travel-related content and commerce platform with our existing wedding-related offerings.

PUBLICATIONS

The Knot Book Series

     Our book series consists of three books which are being published over three years by Broadway Books, a division of Random House. We develop the content of each book through the interaction between our users and our wedding experts. This "real-world" approach, directed by our editorial team and based on user experience and feedback, distinguishes us from the approach of traditional wedding resources. Each book encourages readers to visit our sites. To date, we have completed two of the books and a third is under development:

     - The Knot's Complete Guide to Weddings in the Real World was published in December 1998 and has gone to a second printing. This book is a detailed wedding-planning resource for to-be-weds, offering the information a bride and groom need to plan their wedding, from buying the ring to crossing the threshold.

     - The Knot Ultimate Wedding Planner, our second book, has been accepted by the publisher and is scheduled to be published in January 2000. This book includes worksheets, checklists, etiquette, tips, calendars and answers to frequently-asked questions.

     We sell our books on our online sites and through bookstores. We earn royalties on sales of our books.

Wedding Gown Guide

     We released The Knot Ultimate Wedding Gown Guide in June 1999. This guide is an extensive catalogue of wedding gowns from the top designers in the world, published without advertisements to be an attractive and efficient alternative to traditional bridal magazines. With over 300 pages of color photos, the publication provides in one resource information a bride needs to find the dress of her dreams, including front, back and detail photos of over 1,000 gowns, full descriptions and price information, and an index of designers and their locations. The Ultimate Wedding Gown Guide also provides a buying checklist and accessory and trend information. We intend to publish The Knot Ultimate Wedding Gown Guide twice a year. We sell the gown guide on our Web site, through QVC's television show and at bridal trade shows.

MEMBERSHIP

     We believe a large and active membership base is critical to our success. Membership enrollment is free. Our members enjoy the use of personal Web pages, message boards, budgeting tools, wedding checklists and gown search. We recognize the importance of maintaining confidentiality of member information and we have established a privacy policy to protect personal information. Our current privacy policy is set forth on our sites. Our policy is not to tell any third party any member's personal identifying information, but we may share aggregated information about our members with other pre-screened organizations who have specific direct mail product and service offers we think may be of interest to our members. We may share aggregated member information with third parties, such as a member's zip code or gender. In addition, we may use information revealed by members and information built from user behavior to target advertisements, content and e-mail.

RELATIONSHIP WITH AOL

     On July 23, 1999, we entered into an amended anchor tenant agreement with AOL, which extended the term of our existing agreement with AOL through January 6, 2003 and expanded our presence on AOL. Under the terms of the agreement, The Knot is the primary wedding content provider on AOL and several other of AOL's leading brands, including AOL.com, Netscape Netcenter and CompuServe. AOL provides promotions and reserves programming areas for The Knot.

     Under our original services agreement with AOL, we obtained usage fees from AOL based on the number of customers visiting our AOL site, and we paid AOL commissions on our advertising revenues. Under the new agreement, we now pay AOL a quarterly carriage fee, with no obligation to pay AOL advertising commissions. AOL may terminate the agreement regarding our carriage on specific properties upon 30 days' prior written notice.

MARKETING

     We utilize a number of strategies and programs to build awareness of The Knot brand and to position The Knot as the definitive resource for wedding planning and information. We employ an active press relations team, which responds to numerous press inquiries. We promote our brand through television and radio appearances by Carley Roney, our head wedding expert. In addition, we actively encourage our promotions staff to speak at industry and corporate events to enhance our reputation and promote our diverse products.

     Our participation in wedding tradeshows and other industry events also provides opportunities to promote The Knot brand. We are the exclusive online sponsor of the Great Bridal Expo, the largest traveling consumer/trade show dedicated to the wedding market. In exchange for our agreement to design, promote and host the Great Bridal Expo Web site, the Great Bridal Expo has agreed to distribute approximately 50,000 of The Knot branded shopping bags in 25 cities nationwide and will display two large banners featuring The Knot throughout the trade shows. In addition, The Knot Ultimate Wedding Gown Guide will be sold at the registration desks for the Great Bridal Expo, and a video featuring The Knot will be displayed at each of the locations.

     We also take advantage of cross-promotional opportunities among our properties and services. For example, The Knot's online presence will introduce, promote and sell our publications. These opportunities help increase our brand awareness and online traffic.

COMPETITION

     The Internet advertising and online wedding markets are new, rapidly evolving and intensely competitive, and we expect such competition to intensify in the future. We face competition primarily from three separate areas: online sites, magazines and gift registries.

     There are many wedding-related sites on the Internet, developed and maintained by online content providers. Retail stores, manufacturers, wedding magazines and regional wedding directories also have online sites which compete with us. We expect competition to increase because of the business opportunities presented by the growth of the Internet and e-commerce. Competition may also intensify as a result of industry consolidation and a lack of substantial barriers to entry in our market. Moreover, we face competition for sponsorship and advertising sales from other online content providers and advertisement server companies that provide banner advertisement services that might be considered an alternative marketing solution.

     We also face competition for our services from bridal magazines. Bride's and Modern Bride are the two dominant bridal publications in terms of revenue and circulation. According to Advertising Age, these two magazines and Bridal Guide, the third leading bridal magazine, generated gross advertising revenues of $198.4 million in 1998.

     The Knot Registry faces competition from online sources such as registry aggregators. We also compete with retail stores offering gift registries, especially from retailers offering specific bridal gift registries. These stores, particularly national department store chains, have strong brand awareness, many years of retailing experience, and most now have online transactional capabilities.

     We believe that the principal competitive factors in the online wedding market are brand recognition, convenience, ease of use, information, quality of service and products, member affinity and loyalty, reliability and selection. As to these factors, we believe that we compete favorably. Our dedicated editorial, sales and products staffs concentrate their efforts on producing the most comprehensive online wedding resource available.

     Generally, many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and substantially larger user or membership bases than we have. Therefore, these competitors have a significantly greater ability to attract advertisers and users. In addition, many of these competitors may be able to respond more quickly than we can to new or emerging technologies and changes in Internet user requirements and to devote greater resources than we do to the development, promotion and sale of services. There can be no assurance that our current or potential competitors will not develop products and services comparable or superior to those developed by us or adapt more quickly than we do to new technologies, evolving industry trends or changing Internet user preferences. Increased competition could result in price reductions, reduced margins or loss of market share, any of which would materially and adversely affect our business, results of operation and financial condition. In addition, if we expand internationally, we may face additional competition. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures faced by us would not have a material adverse effect on our business, results of operations and financial condition.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

     Our technology infrastructure provides for continuous availability of our online service. All of the critical components of the system are redundant, allowing us to withstand unexpected component failure and to undergo maintenance or upgrades. Our operation is dependent on the ability to maintain our computer and telecommunications systems in effective working order and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Our system hardware is co-located at Exodus Communications' Jersey City, New Jersey data center. Systems administrators and network managers at Exodus monitor our servers, operate our network and execute backups. Our servers have access to auxiliary power during outages. Our systems are copied to backup tapes daily, which are in turn sent to us for offsite storage. Database and Web servers are redundant and operate using clustering technology for effective load-balancing and fault tolerance.

     Regular capacity planning allows us to quickly upgrade existing hardware and integrate new hardware to react quickly to a rapidly expanding member base and increased traffic to our sites. We generally operate at 99.9% uptime and no unexpected downtime. Key content management and e-commerce components are designed, developed and deployed by our in-house technology group. We also license commercially available technology when appropriate in lieu of dedicating our own human or financial resources. Current examples include eShare Expressions, our chat server and NetGravity, our ad server. Also, we use MapQuest for geographical mapping applications.

     We employ several layers of security to protect data transmission and prevent unauthorized access. We keep all of our production servers behind firewalls for security purposes and do not allow outside access, at the operating systems level, except via special secure channels. Strict password management and physical security measures are followed. Computer emergency response team alerts are read, and, where appropriate, recommended action is taken to address security risks and vulnerabilities. From time to time, we use the services of third party computer security experts and penetration tests have been performed to help improve security.

     E-commerce transactions and browser-based administration screens employ secure sockets layer encryption to secure data transmitted between clients and servers. Credit card information captured during e-commerce transactions is never shared with outside parties, and we provide shoppers with a toll-free number to place orders by phone as an alternative to completing a transaction online.

GOVERNMENT REGULATION

     We are not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access to or commerce over the Internet, other than regulations applicable to businesses generally. Due to the increasing popularity and use of the Internet and other online services, however, it is possible that a number of laws and regulations may be adopted regarding the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. The nature of such legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, such legislation could subject us and/or our customers to potential liability, which in turn could have an adverse effect on our business, results of operations and financial condition. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our service or increase the cost of doing business or in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

     Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition. In addition, because our services are accessible throughout the United States, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state. We are qualified to do business in New York, California, Texas and Virginia and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

     To obtain membership on our sites, users must disclose their names, addresses, e-mail addresses and roles in the wedding. Our members use budgeting tools, wedding checklists, gown search, personal Web pages and message boards on our sites. We do not currently sell any member's personal identifying information to third parties unless the member has provided written consent. We may share aggregated member information with third parties, such as a member's zip code or gender. In addition, we may use information revealed by members and information built from user behavior to target advertising, content and e-mail. Privacy concerns may cause visitors to avoid online sites that collect behavioral information and even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of our services. In addition, because we rely on the collection and use of personal data from our members for targeting advertisements shown on our services, we may be harmed by any laws or regulations that restrict our ability to collect or use this data. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of some user information. The FTC has begun investigations into the privacy practices of companies that collect information about individuals on the Internet. Although we are not currently subject to direct regulation by the FTC, there can be no assurance that we will not become subject to direct regulation in the future.

     It may take years to determine how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could harm us. Additionally, while we do not currently operate outside of the United States, the international regulatory environment relating to the Internet market could have a material and adverse effect on our business, results of operations and financial condition if we expand internationally.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection, confidentiality and assignment of invention agreements, and/or license agreements with employees, customers, independent contractors, partners and others to protect our proprietary rights. We strategically pursue the registration of our trademarks and service marks in the United States, and have applied for and obtained registration in the United States for some of our trademarks and service marks, including "theknot". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online.

     We have licensed in the past, and expect to license in the future, some of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brand is maintained by our licensees, there can be no assurance that our licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade secrets and similar proprietary rights. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property against us. Although we believe that our products and services do not infringe upon the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, we may be subject to claims alleging infringement of third-party intellectual property rights. Any such claims could require us to spend significant sums on litigation, pay damages, delay product installments, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of any such infringement. Therefore, such claims could have a material adverse effect on our business, results of operations and financial condition.

EMPLOYEES


     At November 22, 1999, we had a total of 110 employees, of which 53 were involved in product and content development, 35 were involved in sales and marketing, and 22 were involved in general and administrative functions. None of our employees is represented by a labor union. We have not experienced any work stoppages and we consider relations with our employees to be good. Competition for qualified personnel in our industry is intense. We believe that we will need to continue to attract, hire and retain qualified personnel to be successful in the future.

FACILITIES

     We currently lease approximately 20,000 square feet of space at our headquarters in New York City. The lease expires on March 31, 2012. We lease approximately 3,100 square feet of space for our customer service center and merchandising operation in Orange County, California. The lease for this space expires on August 31, 2002. We also lease approximately 3,000 square feet of space for warehousing and operations in Redding, California. This lease expires on May 31, 2001, with an option to extend for an additional two years. Click Trips, our subsidiary in Warminster, Pennsylvania, also leases approximately 1,100 square feet of office space. The lease for this space expires on December 1, 2000, with an option to extend for an additional year.

     We currently anticipate that we will require additional space to accommodate our growth as more personnel are hired.

LEGAL PROCEEDINGS

     We are not presently a party to any material legal proceedings.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS


     The executive officers, key employees and directors of The Knot, and their ages and positions as of November 22, 1999, are:


NAME                                   AGE                     POSITION
----                                   ----                    --------
David Liu(2).........................    34    President, Chief Executive Officer and
                                                 Chairman of the Board
Sandra Stiles(1).....................    49    Chief Operating Officer, Assistant
                                                 Secretary and Director
Richard Szefc........................    50    Chief Financial Officer, Treasurer and
                                                 Secretary
Carlos Manuel Abreu..................    40    Chief Technology Officer
Carley Roney.........................    31    Editor-in-Chief
Michael Wolfson......................    33    Vice President, Distribution
Rob Fassino..........................    32    Vice President, Business Integration
Russell Casenhiser...................    34    Vice President of Retail Sales
Adam Sandow..........................    31    Vice President of Sales
John Link(1)(2)......................    57    Director
Ann Winblad(1)(2)....................    48    Director

-------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     DAVID LIU is a co-founder of The Knot and has been our Chief Executive Officer and a director since our inception in May 1996. From January 1993 to May 1996, Mr. Liu served as Director of Production of RunTime Inc., a CD-ROM development firm that he co-founded with Ms. Roney. Prior to January 1993, Mr. Liu was the Director of Production at VideOvation, a subsidiary of the Reader's Digest. Mr. Liu received a B.F.A. in Film and Television from New York University. Mr. Liu is married to Ms. Roney.

     SANDRA STILES has been Chief Operating Officer since November 1998 and Assistant Secretary since September 1999. From November 1998 to May 1999, she served as our Chief Financial Officer. Ms. Stiles has served as a director of The Knot since May 1998. From September 1994 to October 1998, she was the Senior Vice President and Director of Operations for the Children's Book and Value Publishing division of Random House. She also served as a Vice President and the Corporate Comptroller of Random House from October 1990 to August 1994. Prior to October 1990, Ms. Stiles held various positions at OmniCorp Holdings, Inc., Bertelsmann Inc. and Arthur Andersen & Co. She received a B.S. in Accounting from New York University.

     RICHARD SZEFC has been Chief Financial Officer since May 1999 and Treasurer and Secretary since September 1999. From July 1998 to May 1999, Mr. Szefc was an independent consultant. From April 1990 to July 1998, Mr. Szefc served as Executive Vice President and Chief Financial Officer of Random House. Prior to April 1990, Mr. Szefc served as a partner in the audit practice of Arthur Andersen & Co. Mr. Szefc received a B.S. in Economics from the University of Pennsylvania.

     CARLOS MANUEL ABREU has served as our Chief Technology Officer since February 1999. From March 1992 to January 1999, Mr. Abreu was the Chief Executive Officer and Chief Technology Officer of Cyberphilia, Inc., a developer of intranets, extranets and e-commerce solutions for advertising, pharmaceutical, public relations, publishing, architectural, e-commerce and other companies. Mr. Abreu received a B.S. in Computer Science from Rutgers University.

     CARLEY RONEY is a co-founder of The Knot. She has served as the Editor-in-Chief since our inception in May 1996. From May 1996 to September 1999, she also served as Vice President of Creative Development. From January 1994 to May 1996, she served as President at RunTime Inc., a CD-ROM development firm that she co-founded with David Liu. Ms. Roney received a M.A. in cultural studies and a B.F.A. in Film and Television from New York University. Ms. Roney is married to Mr. Liu.

     MICHAEL WOLFSON is a co-founder of The Knot and has served as Vice President of Distribution since our inception. From May 1996 to September 1999, he served as our Secretary. From April 1998 to April 1999, he also served as the Vice President of Membership Acquisition. From October 1994 to February 1996, Mr. Wolfson served as Director of Development of the Digital Media Division of Margeotes Fertitta and Partners, an advertising agency. In 1992, Mr. Wolfson founded and served as President of Luna Pictures, a company providing Avid-based editing facilities for television and movie production companies. Mr. Wolfson received a B.F.A. in Film and Television from New York University.

     ROB FASSINO is a co-founder of The Knot. He has served as Vice President, Business Integration since August 1999. He also served as Vice President of Production from April 1999 to August 1999, and Vice President of Sales from June 1996 to April 1999. From October 1994 to June 1996, Mr. Fassino served as the Director of the Digital Media Division of Margeotes Fertitta and Partners, an advertising agency. Mr. Fassino received a B.F.A. in Film and Television from New York University.

     RUSSELL CASENHISER has served as Vice President of Retail Sales since May 1999. He has also served as Director of Registry Operations from April 1998 to May 1999. From January 1996 to April 1998, Mr. Casenhiser was the President and co-founder of Bridal Search, an online directory of bridal gowns. From September 1992 to December 1995, Mr. Casenhiser served as the President of La Galleria, a high-end retail clothing store. Mr. Casenhiser received a B.S. in Economics from Pepperdine University and a M.B.A from Pepperdine University.

     ADAM SANDOW has served as Vice President of Sales since February 1999. From December 1994 to January 1999, Mr. Sandow was President of Travel Publishing Group, Inc., a consumer magazine publisher.

     JOHN LINK has served as one of our directors since June 1999. Mr. Link has been the Executive Vice President of Information Technology since January 1991 and Chief Information Officer of QVC since March 1994. He also served as Senior Vice President of Information Technology from June 1989 to March 1994. Prior to June 1989, Mr. Link held various senior technical management positions at Sun Company. Mr. Link received a B.A. in Physics from the University of Delaware, a Master of Science in Computer Science from the University of Pennsylvania and completed the Program for Management

Development at Harvard Business School. He is a member of the Society for Information Management.

     ANN WINBLAD has served as one of our directors since April 1998. Ms. Winblad has been a general partner of Hummer Winblad Venture Partners, a venture capital investment firm, since 1989. She is a member of the board of trustees of the University of St. Thomas and is an advisor to numerous entrepreneurial groups such as the Software Development Forum, the Stanford/MIT Venture Forum and the Massachusetts Computer Software Council, Software Industry Business Practices. Ms. Winblad also serves on the boards of directors of Net Perceptions Inc., a developer and supplier of realtime recommendation technology for the Internet, Liquid Audio Inc., a provider of an open platform that enables the digital delivery of music over the Internet, and several private companies. Ms. Winblad received a B.S. in Mathematics and Business Administration from the University of St. Thomas and an M.A. in Education with an Economics focus from the University of St. Thomas.

COMPOSITION OF THE BOARD

     Prior to the closing of this offering, we intend to file a revised certificate of incorporation under which our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Our board of directors has resolved that John Link and Ann Winblad will be Class I Directors whose terms expire at the 2000 annual meeting of stockholders. Sandra Stiles will be a Class II Director whose term expires at the 2001 annual meeting of stockholders. David Liu will be a Class III Director whose term expires at the 2002 annual meeting of stockholders. A director's term will be subject to the election and disqualification of their successors, or their earlier death, resignation or removal.

BOARD COMMITTEES

     The Audit Committee of the board of directors reviews, acts on and reports to the board of directors on various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and the accounting practices of The Knot. The members of the Audit Committee are John Link, Sandra Stiles and Ann Winblad.

     The Compensation Committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The members of the Compensation Committee are John Link, David Liu and Ann Winblad.

DIRECTOR COMPENSATION

     Directors who are also employees of The Knot receive no additional compensation for their services as directors. Directors who are not employees of The Knot will not receive a fee for attendance in person at meetings of the board of directors or committees of the Board of Directors, but they will be reimbursed for travel expenses and other out-of-pocket costs incurred with in connection with the attendance at meetings.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

     On April 12, 1999, we entered into an employment contract with Mr. Liu, our Chief Executive Officer, for three years. The contract provides for salary and the payment of one or more annual bonuses at the sole discretion of the board of directors. In the event of his termination without cause before the end of the contract term, Mr. Liu is entitled to one year's salary plus benefits. The contract also contains a covenant by Mr. Liu not to compete for the term of the contract and for one year after the term expires. As of August 1, 1999, Mr. Liu's annual salary is $180,000.

     On April 12, 1999, we entered into an employment contract with Ms. Roney, our Editor-in-Chief, for three years. The contract provides for salary and the payment of one or more annual bonuses at the sole discretion of the Board of Directors. In the event of her termination without cause before the end of the contract term, Ms. Roney is entitled to one year's salary plus benefits. The contract also contains a covenant by Ms. Roney not to compete for the term of the contract and for one year after the term expires. As of August 1, 1999, Ms. Roney's annual salary is $120,000.

     On November 2, 1998, we entered into an employment contract with Ms. Stiles, our Chief Operating Officer, which is terminable at any time. In the event of her termination without cause, Ms. Stiles is entitled to one year's salary plus benefits. As of August 1, 1999, Ms. Stiles' annual salary is $175,000.

     On May 31, 1999, we entered into an employment contract with Mr. Szefc, our Chief Financial Officer, which is terminable at any time. The contract provides for an annual salary of $135,000 which has subsequently been increased to $150,000, and, for termination without cause, one year's salary plus benefits. In addition, in the event an individual or related group of persons acquires 50% or more of our voting stock, at least 50% of Mr. Szefc's options will vest immediately. As of July 16, 1999, Mr. Szefc's salary is $150,000.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned for all services rendered to us in all capacities during 1998 by our Chief Executive Officer and our most highly compensated executive officers, other than our Chief Executive Officer, who earned more than $100,000 in 1998 on an annualized basis and who served as executive officers at the end of 1998.

                           SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                         COMPENSATION
                                 ANNUAL COMPENSATION   AWARDS SECURITIES
                                 -------------------      UNDERLYING       OTHER ANNUAL
NAME AND PRINCIPAL POSITION      SALARY       BONUS         OPTIONS        COMPENSATION
---------------------------      -------     -------   -----------------   ------------
David Liu......................  $94,833(1)  $30,000          --              $   --
Chief Executive Officer
Sandra Stiles..................   18,333(2)       --          --                  --
  Chief Operating Officer

-------------------------

(1) During the first quarter of 1998, Mr. Liu received $21,500 of the $94,833 in compensation from Element Studios, a corporation formed in connection with our inception.

(2) Ms. Stiles did not receive salary prior to November 2, 1998. Total annualized salary for 1998 equals $110,000.

OPTION GRANTS IN LAST YEAR

     The following table sets forth information regarding exercisable and unexercisable stock options granted to each of the named executive officers in the last fiscal year. No options were exercised by the named executive officers during the year ended December 31, 1998. There was no public trading market for the common stock as of December 31, 1998. Potential realizable values are computed by:

     - multiplying the number of shares of common stock subject to a given option by the assumed market value on the date of grant,

     - assuming that the aggregate stock value derived from that calculation compounds annually for the entire term of the option, and

     - subtracting from that result the aggregate option exercise prices.

                                         INDIVIDUAL GRANTS (1)
                            ------------------------------------------------    POTENTIAL REALIZABLE
                                         % OF TOTAL                               VALUE AT ASSUMED
                            NUMBER OF     OPTIONS                               ANNUAL RATES OF STOCK
                            SECURITIES   GRANTED TO                            PRICE APPRECIATION FOR
                            UNDERLYING   EMPLOYEES    EXERCISE                     OPTION TERM(2)
                             OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   -----------------------
NAME                         GRANTED        YEAR        SHARE        DATE          5%          10%
----                        ----------   ----------   ---------   ----------   ----------   ----------
David Liu.................     --             --        $  --        --         $     --     $     --
Sandra Stiles.............   380,000        65.2%        0.50      04/30/08      119,490      302,811

-------------------------

(1) Each option represents the right to purchase one share of common stock. The options shown in these columns, which were originally granted under our stock option plan, vest according to the following schedule: (a) twenty-five percent (25%) upon the one year anniversary of the grant and (b) thereafter, ratably per month for the remaining 36 months. Total options granted to employees in the last fiscal year were 583,000.

(2) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercise depend on the future performance of the common stock. The amounts reflected in the table may not necessarily be achieved. The initial public offering price is higher than the estimated fair market value on the date of grant, and the potential realizable value of the option grants would be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the initial public offering price.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1998 AND YEAR-END OPTION VALUES

     The following table provides summary information concerning stock options held as of December 31, 1998 by each of the named executive officers. No options were exercised during fiscal 1998 by any of the named executive officers. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and the assumed initial offering price of $9.00 per share.

                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                      UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                   OPTIONS AT DECEMBER 31, 1998       AT DECEMBER 31, 1998
                                   -----------------------------   ---------------------------
NAME                               EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                               ------------   --------------   -----------   -------------
David Liu........................         --              --        $     --      $       --
Sandra Stiles....................         --         380,000              --       3,230,000

1999 STOCK INCENTIVE PLAN

     INTRODUCTION. The 1999 Stock Incentive Plan is intended to serve as the successor program to our 1997 Long Term Incentive Plan. The 1999 plan was adopted by the board of directors and approved by the stockholders in November 1999. The 1999 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our existing 1997 plan will be transferred to the 1999 plan, and no further option grants will be made under the 1997 plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 1999 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 plan.

     SHARE RESERVE. 3,849,868 shares of our common stock have been authorized for issuance under the 1999 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1997 plan plus an additional increase of approximately 1,000,000 shares. The share reserve under our 1999 plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2001, by an amount equal to two percent (2%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 1,000,000 shares (or such other lesser number determined by the Board). In addition, no participant in the 1999 plan may be granted stock options or direct stock issuances for more than 500,000 shares (1,000,000 shares in the year of initial hire) of common stock in total in any calendar year.

     PROGRAMS.  Our 1999 plan has five separate programs:

     - the discretionary option grant program, under which eligible individuals may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

     - the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services;

     - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;

     - the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

     - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     ELIGIBILITY. The individuals eligible to participate in our 1999 plan include our officers and other employees, our board members and any consultants we hire.

     ADMINISTRATION. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

     PLAN FEATURES.  Our 1999 plan will include the following features:

     - The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1997 plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1997 plan have any stock appreciation rights.

     CHANGE IN CONTROL. The 1999 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     - In the event that we are acquired by merger, asset sale, or sale of more than 50% of our voting securities by the stockholders, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

     - The compensation committee may grant options which will become exercisable for all the option shares (i) in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated or (ii) in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our board through one or more contested elections the vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

     SALARY INVESTMENT OPTION GRANT PROGRAM. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $5,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

     AUTOMATIC OPTION GRANT PROGRAM. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant to purchase 15,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 5,000 shares of common stock, provided such individual has served on the board for at least six months.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 15,000-share automatic option grant will vest in a series of three (3) successive annual installments upon the optionee's completion of each year of board service over the three (3)-year period measured from the grant date. The shares subject to each annual 5,000-share automatic grant will vest upon the optionee's completion of one (1) year of Board Service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

     DIRECTOR FEE OPTION GRANT PROGRAM. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. Accordingly, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

     ADDITIONAL PROGRAM FEATURES. Our 1999 plan will also have the following features:

     - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

     - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

     - The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than November 3, 2009.

EMPLOYEE STOCK PURCHASE PLAN

     INTRODUCTION. Our Employee Stock Purchase Plan was adopted by the board of directors and approved by the stockholders in November 1999. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

     SHARE RESERVE. 300,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to the total number of shares of our common stock issued under the plan in the prior calendar year. In no event will any such annual increase exceed 300,000 shares without approval of our board of directors.

     OFFERING PERIODS. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for the offering covered is signed and will end on the last business day in January 2002. The next offering period will start on the first business day in February 2002, and subsequent offering periods will be set by our compensation committee.

     ELIGIBLE EMPLOYEES. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

     PAYROLL DEDUCTIONS. A participant may contribute up to 15% of his or her Base Salary through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. However, a participant may not purchase more than 1,000 shares on any purchase date, and not more than 150,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

     RESET FEATURE. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     CHANGE IN CONTROL. Should we be acquired by merger or sale of substantially all of our assets or more than 50 percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

     PLAN PROVISIONS. The following provisions will also be in effect under the plan:

     - The plan will terminate no later than the last business day of January 2010.

     - The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our amended and restated certificate of incorporation provides that the liability of a director of The Knot shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. Under the Delaware General Corporation Law, the directors have a fiduciary duty to The Knot which is not eliminated by this provision of the amended and restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to The Knot or its stockholders;

     - for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for the payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our amended and restated certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that The Knot shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that that person is or was a director or officer of The Knot, or is or was serving at the request of The Knot as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification shall be against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding.

     Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our current directors and executive officers, in addition to the indemnification provided for in The Knot's amended and restated certificate of incorporation. The Knot believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. In addition, The Knot intends to obtain liability insurance for its directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the amended and restated certificate of incorporation or under the indemnification agreements referred to above. The Knot is not aware of any threatened litigation or proceeding that may result in a claim for this type of indemnification.

                              CERTAIN TRANSACTIONS

SERIES A PREFERRED STOCK AND INVESTMENTS BY AOL

     During 1996, AOL advanced $700,000 to us to fund the development of our online property located on AOL. On January 17, 1997, AOL loaned us $1,150,000 under a promissory note bearing interest at the rate of 6.54% per year. In addition, we granted AOL a warrant to purchase 3,250,820 shares of Series A Preferred Stock at $0.38 per share. The promissory note and the warrant were scheduled to expire on January 16, 2007. In connection with AOL's investment, we entered into an interactive services agreement under which The Knot would be featured on AOL. The interactive services agreement was later superseded by an anchor tenant agreement as described below.

     On April 28, 1998, we sold an aggregate of 3,360,000 shares of our Series A Preferred Stock at a price of $1.172 per share to Hummer Winblad Venture Partners III, L.P., Hummer Winblad Technology Fund III, L.P. and AOL for an aggregate purchase price of $3.9 million. In connection with the sale of these shares, AOL converted $937,600 of the principal outstanding under the promissory note held by AOL into 800,000 shares of Series A Preferred Stock. The remaining $912,400 balance of principal plus accrued interest was forgiven and the aforementioned warrant was cancelled. In addition, the investors entered into an investors rights agreement under which we granted the investors registration rights for the shares underlying the Series A Preferred Stock. For more information, see "Description of Capital Stock -- Registration Rights."

SERIES B PREFERRED STOCK

     On April 13, 1999, we sold 4,000,000 shares of our Series B Preferred Stock at a price of $3.75 per share to QVC. QVC paid an aggregate of $15.0 million for the shares of Series B Preferred Stock and received a warrant to purchase 1,700,000 shares of our common stock at an exercise price of $5.00 per share. The warrant becomes exercisable upon the earlier of the fourth anniversary of the issuance of the warrant or our initial public offering of common stock. In addition, QVC received registration rights in connection with their shares of stock and the shares issuable upon the exercise of its warrant, and became a party to the investor rights agreement. The Series B Preferred Stock and the warrant have been assigned to QVC Interactive Holdings, LLC. We also entered into a services agreement with QVC, which we believe is on terms and conditions no less favorable to us than we could have obtained from unaffiliated third parties. For the nine months ended September 30, 1999, the Company purchased merchandise and incurred warehouse fulfillment and distribution costs in the approximate amounts of $26,000 and $60,000, respectively, under the Services Agreement.

AOL ANCHOR TENANT AGREEMENT

     On July 23, 1999, we entered into an amended anchor tenant agreement with AOL, which extended the term of our existing agreement with AOL through January 6, 2003. Under the terms of the agreement, The Knot continues to be the primary wedding content provider on AOL and on several other of AOL's leading properties, including AOL.com Netscape Netcenter and CompuServe. Under the terms of the agreement, we pay carriage fees to AOL. For the nine months ended September 30, 1999, we paid $750,000 in carriage fees to AOL. For the year ended December 31, 1998, we did not pay AOL carriage fees. Under the terms of the agreement, AOL may terminate the agreement without cause only with respect to our carriage on AOL Hometown, Netscape and CompuServe upon 30 day's prior notice. Advertisements and promotions are subject to AOL's approval, and the advertisements may not promote AOL competitors such as other Internet service providers or search engines. We believe the terms and conditions of our anchor tenant agreement with AOL, taken as a whole, are no less favorable to us than we could have obtained from unaffiliated third parties.

     In consideration for AOL's agreement to extend the term of the agreement, we granted to AOL a warrant, exercisable for eight years from the date of grant, to purchase 366,667 shares of our common stock at a price equal to $7.20 per share. The warrant is immediately exercisable and expires in July 2007. In addition, AOL received registration rights with respect to the shares issuable under the warrant.

BRIDAL SEARCH

     On April 2, 1998, we acquired substantially all of the assets of Casenhiser Clothing Company, Inc. d/b/a Bridal Search for $50,000 and the issuance of 162,540 shares of our common stock. In addition, we agreed to issue up to 356,046 additional shares of common stock upon the achievement of future performance criteria, of which 178,031 shares were issued in connection with the launch of The Knot Registry in November 1998. In August 1999, we entered into a settlement and release agreement under which Bridal Search agreed to forego its rights to receive the remaining 178,015 shares associated with the achievement of future performance criteria in exchange for a payment of $150,000. In addition, in connection with their employment by us, we are required to issue 178,015 shares of common stock to under which former members of Bridal Search's management upon the first, second, third and fourth anniversaries of their employment, of which 44,504 shares were earned and issued in April 1999.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of the common stock as of November 22, 1999, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by each person or group of affiliated persons whom we know to beneficially own 5% or more of the common stock, each of our directors and named executive officers and all of our directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o The Knot, Inc., 462 Broadway, 6th Floor, New York, New York 10013.



     The following table gives effect to the shares of common stock issuable within 60 days of November 22, 1999 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power of the to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control of all shares beneficially owned.



                                                                   PERCENTAGE OF SHARES
                                                                  BENEFICIALLY OWNED(1)
                                       NUMBER OF SHARES      --------------------------------
BENEFICIAL OWNER                     BENEFICIALLY OWNED(1)   BEFORE OFFERING   AFTER OFFERING
----------------                     ---------------------   ---------------   --------------
NAMED EXECUTIVE OFFICERS AND
  DIRECTORS:
David Liu(2)(3)....................          673,383                6.4%             4.8%
  Sandra Stiles(4).................          158,334                1.5              1.1
  John Link(5).....................               --                  *                *
  Ann Winblad(6)...................        2,560,000               24.4             18.3
OTHER 5% STOCKHOLDERS:
  QVC Interactive Holdings,
     LLC(7)........................        5,700,000               46.8             36.4
  Hummer Winblad Funds(6)..........        2,560,000               24.4             18.3
  America Online, Inc.(8)..........        1,166,667               10.8              8.1
  Rob Fassino(2)...................          673,383                6.4              4.8
  Carley Roney(2)(3)...............          673,383                6.4              4.8
  Michael Wolfson(2)...............          673,383                6.4              4.8
All directors and executive
  officers as a group (6
  persons)(9)......................        3,391,717               31.9             24.0


-------------------------

 *  Less than 1%.


(1) Percentage of beneficial ownership is based on 10,473,103 shares of common stock outstanding as of November 22, 1999 and 13,973,103 shares of common stock outstanding after this offering.



(2) Consists of 673,383 shares owned by each of the four founders of The Knot, of which 505,037 shares are subject to repurchase under a vesting agreement over the 36-month period beginning April 28, 1998, as long as each such founder remains an employee of The Knot. As of November 22, 1999, 252,519 of the 505,037 shares held by each founder subject to vesting, had vested. The Knot has the right to repurchase all or any portion of the unvested shares for $0.01 per share for a period of 60 days from the date of early termination.

(3) Excludes 673,383 shares of common stock owned by this stockholder's spouse.


(4) Consists of 142,500 shares of common stock issuable upon exercise of presently exercisable options and 15,834 shares of common stock issuable upon the exercise of options exercisable within 60 days. Does not include 221,666 shares of common stock issuable upon the exercise of options that do not vest within 60 days of November 22, 1999.



(5) Mr. Link's address is c/o QVC, Studio Park, West Chester, PA 19380.


(6) Consists of common stock issuable upon automatic conversion of 2,432,000 shares of Series A Preferred Stock owned by Hummer Winblad Venture Partners III, L.P., and 128,000 shares of Series A Preferred Stock owned by Hummer Winblad Technology Fund III, L.P. John Hummer, Ann Winblad (one of our directors) and Mark Gorenberg are general partners of Hummer Winblad Equity Partners II, L.P., the general partner of each of the Hummer Winblad Funds. Consequently, Hummer Winblad Equity Partners II and Mr. Hummer, Ms. Winblad and Mr. Gorenberg may each be deemed to beneficially own all of the shares held by the Hummer Winblad Funds. Hummer Winblad Equity Partners II, Mr. Hummer, Ms. Winblad and Mr. Gorenberg each disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest. The address of the Hummer Winblad Funds is 2 South Park, 2nd Floor, San Francisco, CA 94107.


(7) Consists of common stock issuable upon automatic conversion of 4,000,000 shares of Series B Preferred Stock owned by QVC Interactive Holdings, LLC and 1,700,000 shares issuable upon the exercise of a currently exercisable warrant at the time of the initial public offering. The address of QVC Interactive Holdings, LLC is Studio Park, West Chester, PA 19380.


(8) Consists of common stock issuable upon automatic conversion of 800,000 shares of Series A Preferred Stock owned by AOL and 366,667 shares issuable upon the exercise of a currently exercisable warrant. The address of AOL is 22000 AOL Way, Dulles, Virginia 20166.


(9) Includes 158,334 shares of common stock issuable upon the exercise of options which are currently vested or which vest within 60 days of November 22, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Immediately prior to the closing of this offering, we intend to amend and restate our certificate of incorporation and bylaws. Our amended and restated certificate of incorporation and bylaws are included as exhibits to the registration statement of which this prospectus forms a part. The material terms of our amended and restated certificate of incorporation and bylaws are summarized below.

     Upon the closing of our offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK


     As of November 22, 1999, there were 10,473,103 shares of our common stock outstanding held of record by seventeen (17) stockholders. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of The Knot, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.


PREFERRED STOCK

     Upon the closing of this offering, there will be no shares of preferred stock outstanding. Our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. For more information, see "-- Anti-Takeover Effects of Various Provisions of Delaware Law and The Knot's Certificate of Incorporation and Bylaws."

OPTIONS


     We have 3,849,868 shares of our common stock reserved for issuance, upon exercise of stock options, under our 1999 Stock Incentive Plan. As of November 22, 1999, there were outstanding options to purchase a total of 1,729,415 shares of common stock, of which options to purchase approximately 229,259 will be exercisable upon the closing of this offering. Since we intend to file a registration statement on Form S-8 as soon as practicable following the closing of this offering, any shares issued upon exercise of these options will be immediately available for sale in the public market, subject to the terms of lock-up agreements entered into with the underwriters. In addition, we have issued options to purchase 12,203 shares of common stock outside of our existing stock option plan, all of which are exercisable. For more information, see "Management -- 1999 Stock Incentive Plan" and "Shares Eligible for Future Sale."

REGISTRATION RIGHTS

     Under an investors' rights agreement, beginning six months after the closing of this offering, the holders of 9,426,667 shares of common stock and shares of common stock issuable upon the exercise of outstanding warrants will be entitled to demand registration rights in connection with the registration of their shares under the Securities Act of 1933. We are not required to effect more than four registrations under these demand registration rights. In addition, these holders will be entitled to piggyback registration rights in connection with the registration of their shares under the Securities Act of 1933, subject to various limitations. Further, at any time after we become eligible to file a registration statements on Form S-3, these holders may require us to file registration statements under the Securities Act of 1933 on Form S-3 in connection with their shares of common stock. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in a registration. Generally, we are required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any shares of common stock held by security holders with registration rights would result in shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with his, her or its affiliates and associates, owns or, within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts aimed at us and, accordingly, may discourage attempts to acquire us.

     In addition, various provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which provisions will be in effect upon the closing of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     BOARD OF DIRECTORS VACANCIES. Our amended and restated certificate of incorporation authorizes our board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by this removal with its own nominees.

     STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. Our amended and restated bylaws further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, our chief executive officer or a majority of the board of directors.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting provided regarding the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 70 calendar days after this anniversary, notice by the stockholder, to be timely, must be so received not earlier than 120 days prior to such annual meeting nor later than the later of:

     - 90 days prior to the annual meeting of stockholders; or

     - the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first.

     Our amended and restated bylaws also specify requirements as to the form and content of a stockholders' notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make more difficult or discourage an attempt to obtain control of The Knot by means of a proxy contest, tender offer, merger or otherwise.

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon the closing of this offering, we will have outstanding an aggregate of 13,973,103 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The following table illustrates the shares eligible for sale in the public market:

NUMBER OF SHARES                            DATE
----------------                            ----
            0      After the date of this prospectus, freely tradable
                   shares sold in this offering and shares saleable under
                   Rule 144(k) that are not subject to the 180-day lock-up
            0      After 90 days from the date of this prospectus, shares
                   saleable under Rule 144 or Rule 701 that are not
                   subject to the 180-day lock-up
   10,455,900      After 180 days from the date of this prospectus, the
                   180-day lock-up is released and these shares are
                   saleable under Rule 144 (subject, in some cases, to
                   volume limitations), Rule 144(k) or Rule 701
       17,203      After 180 days from the date of this prospectus,
                   restricted securities that are held for less than one
                   year are not yet saleable under Rule 144

LOCK-UP AGREEMENTS

     All of our stockholders and option holders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 139,731 shares immediately after the offering, or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 in connection with such sale. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise contractually restricted, "144(k)" shares may be sold immediately upon completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     After this offering, the holders of 9,426,667 shares of common stock and shares of common stock issuable upon the exercise of outstanding warrants will be entitled to rights in connection with the registration of those shares under the Securities Act. For more information, see "Description of Capital
Stock -- Registration Rights." After such registration, these shares of our common stock become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

STOCK PLANS

     We intend to file a registration statement under the Securities Act covering 3,849,868 shares of common stock reserved for issuance under our 1999 Stock Incentive Plan, and our Employee Stock Purchase Plan and the shares reserved for issuance upon exercise of outstanding non-plan options. We expect this registration statement to be filed and to become effective as soon as practicable after the effective date of this offering.


     As of November 22, 1999, options to purchase 1,729,415 shares of common stock were issued and outstanding. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some options, the expiration of lock-up agreements.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated              , 1999, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC and Salomon Smith Barney Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                             Number of
                        Underwriter                           Shares
                        -----------                          ---------
Credit Suisse First Boston Corporation.....................
Hambrecht & Quist LLC......................................
Salomon Smith Barney Inc. .................................

                                                             ---------
Total......................................................  3,500,000
                                                             =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 525,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                   Per Share                           Total
                        -------------------------------   -------------------------------
                           Without            With           Without            With
                        Over-allotment   Over-allotment   Over-allotment   Over-allotment
                        --------------   --------------   --------------   --------------
Underwriting Discounts
and Commissions paid
by us.................      $                $                $                $
Expenses payable by
  us..................      $                $                $                $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the number of shares of common stock being offered.

     We, our officers and directors and substantially all of our existing stockholders and option holders have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional debt securities shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case issuances under the exercise of employee stock options outstanding on the date hereof.

     The underwriters have reserved for sale, at the initial public offering price, up to 175,000 shares of the common stock for officers, directors, employees, business associates and persons related to, or affiliated with, the foregoing, who may have an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against specified liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in respect thereof.

     We will make application to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "KNOT."

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include the following: the information included in this prospectus and otherwise available to the representatives; market conditions for initial public offerings; the history and the prospects for the industry in which we will compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     The representatives on behalf of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that:

     - such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws,

     - where required by law, that such purchaser is purchasing as principal and not as agent, and

     - such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION FOR ONTARIO PURCHASERS

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York. Various legal matters in connection with the offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and schedule for The Knot, Inc. as of December 31, 1997 and 1998 and September 30, 1999 and for the period from its inception on May 2, 1996 to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine month period ended September 30, 1999, included in this prospectus and elsewhere in the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements for Casenhiser Clothing Company, Inc. d/b/a Bridal Search as of December 31, 1997 and April 1, 1998 and for the year ended December 31, 1997 and for the period ended April 1, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in this registration statement. For further information about The Knot and the shares of common stock to be sold in the offering, please refer to this registration statement. For additional information, please refer to the exhibits that have been filed with our registration statement on Form S-1.

     You may read and copy all or any portion of the registration statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, will also be available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov). As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

     We intend to furnish our stockholders with annual reports containing audited financial statements and to make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

THE KNOT, INC.
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and September 30, 1999....................................  F-3
Consolidated Statements of Operations for the period from
  May 2, 1996 (date of inception) to December 31, 1996 and
  the years ended December 31, 1997 and 1998 and the nine
  months ended September 30, 1998 (Unaudited) and 1999......  F-4
Consolidated Statements of Stockholders' (Deficit) Equity
  for the period from May 2, 1996 (date of inception) to
  December 31, 1996 and the years ended December 31, 1997
  and 1998 and the nine months ended September 30, 1999.....  F-5
Consolidated Statements of Cash Flows for the period from
  May 2, 1996 (date of inception) to December 31, 1996 and
  the years ended December 31, 1997 and 1998 and the nine
  months ended September 30, 1998 (Unaudited) and 1999......  F-6
Notes to Consolidated Financial Statements..................  F-8

CASENHISER CLOTHING COMPANY, INC.
Report of Independent Auditors..............................  F-24
Balance Sheets as of December 31, 1997 and April 1, 1998....  F-25
Statements of Operations for the year ended December 31,
  1997 and the period ended April 1, 1997 (Unaudited) and
  April 1, 1998.............................................  F-26
Statements of Shareholder's (Deficit) Equity for the year
  ended December 31, 1997 and the period ended April 1,
  1998......................................................  F-27
Statements of Cash Flows for the year ended December 31,
  1997 and the period ended April 1, 1997 (Unaudited) and
  April 1, 1998.............................................  F-28
Notes to Financial Statements...............................  F-29

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
  The Knot, Inc.

     We have audited the accompanying consolidated balance sheets of The Knot, Inc. (the "Company") as of December 31, 1997 and 1998 and September 30, 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the period from May 2, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the nine month period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1997 and 1998, and September 30, 1999 and the consolidated results of their operations and their cash flows for the period from May 2, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the nine month period ended September 30, 1999 in conformity with generally accepted accounting principles.

                                              /s/ ERNST & YOUNG LLP

New York, New York
October 26, 1999, except for Note 12 as to which the date is November 5, 1999

                                 THE KNOT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 PRO FORMA
                                                                                               STOCKHOLDER'S
                                                         DECEMBER 31,                            EQUITY AT
                                                   -------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                      1997          1998           1999            1999
                                                   -----------   -----------   -------------   -------------
                                                                                                (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents......................  $   305,375   $ 1,037,589    $ 9,301,870
  Accounts receivable, net of allowance of
    $133,000 in 1999.............................       39,480       189,545      1,078,808
  Inventories....................................           --        28,741        511,639
  Other current assets...........................        1,667        32,018        677,931
                                                   -----------   -----------    -----------
Total current assets.............................      346,522     1,287,893     11,570,248
Property and equipment, net......................       51,144       243,044      1,281,714
Goodwill, net....................................           --       349,677        622,199
Deferred financing costs, net....................      747,029            --        296,667
Other assets.....................................        8,149        69,293         75,344
                                                   -----------   -----------    -----------
Total assets.....................................  $ 1,152,844   $ 1,949,907    $13,846,172
                                                   ===========   ===========    ===========
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........  $   104,385   $   225,094    $ 1,424,341
  Deferred revenue...............................       48,436        60,111        889,263
                                                   -----------   -----------    -----------
Total current liabilities........................      152,821       285,205      2,313,604
Note payable.....................................    2,016,770            --             --
Other liabilities................................           --        18,800          8,800
                                                   -----------   -----------    -----------
Total liabilities................................    2,169,591       304,005      2,322,404
Commitments and contingencies
Stockholders' (deficit) equity:
  Series A convertible preferred stock, $.001 par
    value; 3,360,000 shares authorized, issued
    and outstanding at December 31, 1998 and
    September 30, 1999 (liquidation value of
    $3,937,920 at September 30, 1999)............           --     3,937,920      3,937,920
  Series B convertible preferred stock, $.001 par
    value; 4,000,000 shares authorized, issued
    and outstanding at September 30, 1999
    (liquidation value of $15,000,000 at
    September 30, 1999)..........................           --            --     13,963,000
  Common stock, $.01 par value; 14,640,000 shares
    authorized; 1,625,410, 3,034,103 and
    3,093,608 shares issued and outstanding at
    December 31, 1997 and 1998 and September 30,
    1999, respectively; 100,000,000 and
    10,453,608 shares authorized and outstanding,
    proforma, respectively.......................       16,254        30,341         30,936     $   104,536
  Additional paid-in-capital.....................      814,779     1,421,714      7,796,448      25,623,768
  Deferred compensation..........................           --      (387,020)    (2,716,139)     (2,716,139)
  Deferred sales and marketing...................           --            --     (2,122,984)     (2,122,984)
  Accumulated deficit............................   (1,847,780)   (3,357,053)    (9,365,413)     (9,365,413)
                                                   -----------   -----------    -----------     -----------
Total stockholders' (deficit) equity.............   (1,016,747)    1,645,902     11,523,768     $11,523,768
                                                   -----------   -----------    -----------     ===========
Total liabilities and stockholders' (deficit)
  equity.........................................  $ 1,152,844   $ 1,949,907    $13,846,172
                                                   ===========   ===========    ===========

See accompanying notes.

                                 THE KNOT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                        PERIOD FROM
                                        MAY 2, 1996
                                         (DATE OF                                      NINE MONTHS ENDED
                                       INCEPTION) TO    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                       DECEMBER 31,    -------------------------   -------------------------
                                           1996           1997          1998          1998          1999
                                       -------------   -----------   -----------   -----------   -----------
                                                                                   (Unaudited)
Net revenues.........................   $   70,567     $   596,071   $ 1,039,584   $   825,791   $ 2,635,430
Cost of revenues.....................        9,044          66,905       131,214        81,977       903,990
                                        ----------     -----------   -----------   -----------   -----------
Gross profit.........................       61,523         529,166       908,370       743,814     1,731,440
Operating expenses:
  Product and content development....      261,921         635,440     1,030,323       788,362     1,685,057
  Sales and marketing................      254,864         503,113       768,250       476,159     2,913,246
  General and administrative.........      242,116         264,746       809,385       538,589     2,194,582
  Non-cash compensation..............           --              --        93,046        56,787       716,719
  Non-cash sales and marketing.......           --              --            --            --       127,016
  Depreciation and amortization......        9,128          22,226       121,718        75,411       346,461
                                        ----------     -----------   -----------   -----------   -----------
Total operating expenses.............      768,029       1,425,525     2,822,722     1,935,308     7,983,081
Loss from operations.................     (706,506)       (896,359)   (1,914,352)   (1,191,494)   (6,251,641)
Interest income (expense), net.......      (45,780)       (199,135)       14,968       (29,412)      243,281
                                        ----------     -----------   -----------   -----------   -----------
Loss before extraordinary gain on
  extinguishment of debt.............     (752,286)     (1,095,494)   (1,899,384)   (1,220,906)   (6,008,360)
Extraordinary gain on extinguishment
  of debt............................           --              --       390,111       390,111            --
                                        ----------     -----------   -----------   -----------   -----------
Net loss.............................   $ (752,286)    $(1,095,494)  $(1,509,273)  $  (830,795)  $(6,008,360)
                                        ==========     ===========   ===========   ===========   ===========
Loss per share -- basic and diluted:
  Loss before extraordinary gain on
     extinguishment of debt..........   $     (.46)    $      (.67)  $      (.76)  $      (.52)  $     (1.96)
  Extraordinary gain on
     extinguishment of debt..........           --              --           .16           .17            --
                                        ----------     -----------   -----------   -----------   -----------
  Net loss...........................   $     (.46)    $      (.67)  $      (.60)  $      (.35)  $     (1.96)
                                        ==========     ===========   ===========   ===========   ===========
Weighted average number of shares
  used in calculating basic and
  diluted net loss per share.........    1,625,410       1,625,410     2,497,065     2,344,126     3,066,960
                                        ==========     ===========   ===========   ===========   ===========

See accompanying notes.

                                 THE KNOT, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY

                                      SERIES A CONVERTIBLE     SERIES B CONVERTIBLE
                                        PREFERRED STOCK           PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                     ----------------------   -----------------------   ---------------------    PAID IN
                                      SHARES       AMOUNT      SHARES       AMOUNT       SHARES     PAR VALUE    CAPITAL
                                     ---------   ----------   ---------   -----------   ---------   ---------   ----------
Issuance of common stock at
 inception, May 2, 1996............         --   $       --          --   $        --   1,625,410    $16,254    $  (15,254)
Net loss for the period from May 2,
 1996 (date of inception) to
 December 31, 1996.................         --           --          --            --          --         --            --
                                     ---------   ----------   ---------   -----------   ---------    -------    ----------
Balance at December 31, 1996.......         --           --          --            --   1,625,410     16,254       (15,254)
Issuance of warrant in connection
 with note payable.................         --           --          --            --          --         --       830,033
Net loss for the year ended
 December 31, 1997.................         --           --          --            --          --         --            --
                                     ---------   ----------   ---------   -----------   ---------    -------    ----------
Balance at December 31, 1997.......         --           --          --            --   1,625,410     16,254       814,779
Issuance of common stock in
 connection with acquisition.......         --           --          --            --     162,540      1,626       169,775
Deferred compensation related to
 unvested common stock in
 connection with acquisition.......         --           --          --            --          --         --       186,916
Issuance of common stock...........         --           --          --            --   1,068,122     10,681       (10,681)
Sale of Series A Convertible
 Preferred Stock, net of costs.....  2,560,000    3,000,320          --            --          --         --      (217,378)
Conversion of note payable.........    800,000      937,600          --            --          --         --            --
Issuance of common stock...........         --           --          --            --     178,031      1,780       185,153
Deferred compensation related to
 the issuance of stock options.....         --           --          --            --          --         --       293,150
Amortization of deferred
 compensation......................         --           --          --            --          --         --            --
Net loss for the year ended
 December 31, 1998.................         --           --          --            --          --         --            --
                                     ---------   ----------   ---------   -----------   ---------    -------    ----------
Balance at December 31, 1998.......  3,360,000    3,937,920          --            --   3,034,103     30,341     1,421,714
Issuance of common stock...........         --           --          --            --      44,505        445          (445)
Sale of Series B Convertible
 Preferred Stock, net of costs.....         --           --   4,000,000    15,000,000          --         --      (127,509)
Issuance of warrant in connection
 with sale of Series B Convertible
 Preferred Stock...................         --           --          --    (1,037,000)         --         --     1,037,000
Issuance of common stock in
 connection with acquisitions......         --           --          --            --      15,000        150       114,850
Issuance of stock options in
 connection with acquisitions......         --           --          --            --          --         --        55,000
Issuance of warrant in connection
 with distribution agreement.......         --           --          --            --          --         --     2,250,000
Amortization of deferred sales and
 marketing.........................         --           --          --            --          --         --            --
Deferred compensation related to
 the issuance of stock options.....         --           --          --            --          --         --     3,045,838
Amortization of deferred
 compensation......................         --           --          --            --          --         --            --
Net loss for the nine months ended
 September 30, 1999................         --           --          --            --          --         --            --
                                     ---------   ----------   ---------   -----------   ---------    -------    ----------
Balance at September 30, 1999......  3,360,000   $3,937,920   4,000,000   $13,963,000   3,093,608    $30,936    $7,796,448
                                     =========   ==========   =========   ===========   =========    =======    ==========

                                                                                    TOTAL
                                                     DEFERRED                   STOCKHOLDERS'
                                       DEFERRED      SALES AND    ACCUMULATED     (DEFICIT)
                                     COMPENSATION    MARKETING      DEFICIT        EQUITY
                                     ------------   -----------   -----------   -------------
Issuance of common stock at
 inception, May 2, 1996............  $        --    $        --   $        --    $     1,000
Net loss for the period from May 2,
 1996 (date of inception) to
 December 31, 1996.................           --             --      (752,286)      (752,286)
                                     -----------    -----------   -----------    -----------
Balance at December 31, 1996.......           --             --      (752,286)      (751,286)
Issuance of warrant in connection
 with note payable.................           --             --            --        830,033
Net loss for the year ended
 December 31, 1997.................           --             --    (1,095,494)    (1,095,494)
                                     -----------    -----------   -----------    -----------
Balance at December 31, 1997.......           --             --    (1,847,780)    (1,016,747)
Issuance of common stock in
 connection with acquisition.......           --             --            --        171,401
Deferred compensation related to
 unvested common stock in
 connection with acquisition.......     (186,916)            --            --             --
Issuance of common stock...........           --             --            --             --
Sale of Series A Convertible
 Preferred Stock, net of costs.....           --             --            --      2,782,942
Conversion of note payable.........           --             --            --        937,600
Issuance of common stock...........           --             --            --        186,933
Deferred compensation related to
 the issuance of stock options.....     (293,150)            --            --             --
Amortization of deferred
 compensation......................       93,046             --            --         93,046
Net loss for the year ended
 December 31, 1998.................           --             --    (1,509,273)    (1,509,273)
                                     -----------    -----------   -----------    -----------
Balance at December 31, 1998.......     (387,020)            --    (3,357,053)     1,645,902
Issuance of common stock...........           --             --            --             --
Sale of Series B Convertible
 Preferred Stock, net of costs.....           --             --            --     14,872,491
Issuance of warrant in connection
 with sale of Series B Convertible
 Preferred Stock...................           --             --            --             --
Issuance of common stock in
 connection with acquisitions......           --             --            --        115,000
Issuance of stock options in
 connection with acquisitions......           --             --            --         55,000
Issuance of warrant in connection
 with distribution agreement.......           --     (2,250,000)           --             --
Amortization of deferred sales and
 marketing.........................           --        127,016            --        127,016
Deferred compensation related to
 the issuance of stock options.....   (3,045,838)            --            --             --
Amortization of deferred
 compensation......................      716,719             --            --        716,719
Net loss for the nine months ended
 September 30, 1999................           --             --    (6,008,360)    (6,008,360)
                                     -----------    -----------   -----------    -----------
Balance at September 30, 1999......  $(2,716,139)   $(2,122,984)  $(9,365,413)   $11,523,768
                                     ===========    ===========   ===========    ===========

See accompanying notes.

                                 THE KNOT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  PERIOD FROM
                                                  MAY 2, 1996
                                                   (DATE OF                                      NINE MONTHS ENDED
                                                 INCEPTION) TO    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 DECEMBER 31,    -------------------------   -------------------------
                                                     1996           1997          1998          1998          1999
                                                 -------------   -----------   -----------   -----------   -----------
                                                                                             (Unaudited)
OPERATING ACTIVITIES
Net loss before extraordinary gain on
extinguishment of debt.........................    $(752,286)    $(1,095,494)  $(1,899,384)  $(1,220,906)  $(6,008,360)
Adjustments to reconcile net loss before
  extraordinary gain on extinguishment of debt
  to net cash used in operating activities
  Depreciation and amortization................        9,128          22,226        67,429        39,299       192,459
  Amortization of goodwill.....................           --              --        54,289        36,112       154,002
  Amortization of deferred financing costs.....           --          83,004        27,668        27,668            --
  Amortization of deferred
    compensation...............................           --              --        93,046        56,787       716,719
  Amortization of deferred sales and
    marketing..................................                                                                127,016
  Noncash interest expense.....................       45,780         120,990        30,248        30,248            --
  Allowance for doubtful accounts and loan
    receivable.................................           --              --            --            --       183,000
  Changes in operating assets and liabilities:
    Accounts receivable........................      (40,567)          1,087      (150,065)      (42,404)     (716,808)
    Inventories................................           --              --       (28,741)      (33,719)     (388,556)
    Other current assets.......................      (57,271)         56,604       (29,959)      (11,007)     (645,551)
    Other assets...............................      (29,485)         21,336       (61,144)      (61,405)       (6,051)
    Accounts payable and accrued expenses......      199,324         (94,939)      120,709        54,856       788,088
    Deferred revenue...........................           --          48,436        11,675        23,168       788,224
    Other liabilities..........................           --              --        18,800        18,800       (10,000)
                                                   ---------     -----------   -----------   -----------   -----------
Net cash used in operating activities..........     (625,377)       (836,750)   (1,745,429)   (1,082,503)   (4,825,818)
INVESTING ACTIVITIES
Purchases of property and equipment............      (58,231)        (24,267)     (255,299)     (203,522)   (1,185,119)
Loan receivable................................           --              --            --       (50,000)      (50,000)
Acquisition of businesses, net of cash
  acquired.....................................           --              --       (50,000)           --      (335,051)
                                                   ---------     -----------   -----------   -----------   -----------
Net cash used in investing activities..........      (58,231)        (24,267)     (305,299)     (253,522)   (1,570,170)
FINANCING ACTIVITIES
Proceeds from note payable.....................      700,000       1,150,000            --            --            --
Proceeds from short term borrowings............           --              --            --            --       750,000
Repayment of short term borrowings.............           --              --            --            --      (750,000)
Financing costs................................           --              --      (217,378)     (217,378)     (339,731)
Proceeds from issuance of convertible preferred
  stock........................................           --              --     3,000,320     3,000,320    15,000,000
                                                   ---------     -----------   -----------   -----------   -----------
Net cash provided by financing
  activities...................................      700,000       1,150,000     2,782,942     2,782,942    14,660,269
                                                   ---------     -----------   -----------   -----------   -----------
Increase in cash and cash equivalents..........       16,392         288,983       732,214     1,446,917     8,264,281
Cash and cash equivalents at beginning of
  period.......................................           --          16,392       305,375       305,375     1,037,589
                                                   ---------     -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period.....    $  16,392     $   305,375   $ 1,037,589   $ 1,752,292   $ 9,301,870
                                                   =========     ===========   ===========   ===========   ===========

                                 THE KNOT, INC.

                                                  PERIOD FROM
                                                  MAY 2, 1996
                                                   (DATE OF                                      NINE MONTHS ENDED
                                                 INCEPTION) TO    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 DECEMBER 31,    -------------------------   -------------------------
                                                     1996           1997          1998          1998          1999
                                                 -------------   -----------   -----------   -----------   -----------
                                                                                             (Unaudited)
SUMMARY OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Issuance of warrant in connection with long
  term debt....................................    $      --     $   830,033   $        --   $        --   $        --
Issuance of common stock in connection with
  recapitalization.............................           --              --        10,681        10,681            --
Issuance of common stock in connection with
  acquisition..................................           --              --       358,334       171,401            --
Accrued deferred financing costs...............           --              --            --            --        84,445
Conversion of loan payable into preferred
  stock........................................           --              --       937,600       937,600            --
                                                   ---------     -----------   -----------   -----------   -----------
Total noncash investing and financing
  activities...................................    $      --     $   830,033   $ 1,306,615   $ 1,119,682   $    84,445
                                                   =========     ===========   ===========   ===========   ===========

See accompanying notes.

                                 THE KNOT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

1. ORGANIZATION AND NATURE OF OPERATIONS

     The Knot, Inc. (the "Company"), formerly Weddings.com, Inc., was incorporated in the state of Delaware on May 2, 1996 ("Inception"). On June 18, 1996, the Company changed its name from Weddings.com, Inc. to The Knot, Inc.

     The Company is a leading online destination targeting the wedding market. The Company provides wedding resources on the World Wide Web and is the primary wedding content provider on America Online and several other of AOL's leading brands, including AOL.com, Netscape Netcenter and CompuServe. The Company's online sites provide articles on wedding planning, organized by topic, a database of local wedding vendors, interactive services and personalized planning tools, a searchable bridal gown database, various communities of hosted chats and message boards, a gift registry, a wedding supply and gift store and honeymoon travel packages. The Company also authors a series of books and publishes a semiannual gown guide.

     The accompanying financial statements include the accounts of Click Trips, Inc., a wholly owned subsidiary from July 31, 1999 through September 30, 1999. All intercompany transactions have been eliminated in consolidation.

     In August 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). Following the closing of the Company's IPO, the Company will be authorized to issue 105,000,000 shares; 100,000,000 of these shares will be designated as common stock having a par value of $.01, and 5,000,000 of these shares will be undesignated preferred shares, having a par value of $.001. The Company will be authorized to issue shares of undesignated preferred stock in one or more classes or series without further stockholder approval. If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's convertible stock will automatically convert into shares of common stock on a one-for-one basis upon the closing of the proposed IPO. The conversion of all of the convertible preferred stock has been reflected in the accompanying unaudited pro forma consolidated balance sheet as if it had occurred on September 30, 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. The most significant estimates included in the preparation of the financial statements are related to asset lives, the valuation of common stock, preferred stock and warrants.

                                 THE KNOT, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of outstanding borrowings approximate fair value.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents were approximately $243,000, $1,003,000, and $9,039,000 at December 31, 1997 and
1998 and September 30, 1999, respectively. The market value of the Company's cash equivalents approximates their cost plus accrued interest.

INVENTORY

     Inventory consists of finished goods. Inventory costs are determined principally by using the average cost method, and are stated at the lower of such cost or net realizable value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets which range from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease agreement.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances such as significant declines in revenues, earnings or cash flows or material adverse changes in the business climate, indicate that the carrying amount of an asset may be impaired. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future estimated undiscounted net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no impairment has occurred.

GOODWILL

     Goodwill is being amortized over three years using the straight-line method. Accumulated amortization of goodwill approximates $54,000 and $208,000 at December 31, 1998 and September 30, 1999, respectively.

                                 THE KNOT, INC.

INCOME TAXES

     The Company accounts for income taxes on the liability method as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

NET REVENUES BY TYPE

     Net revenues by type are as follows:

                         PERIOD FROM
                          INCEPTION          YEAR ENDED            NINE MONTHS ENDED
                           THROUGH          DECEMBER 31,             SEPTEMBER 30,
                         DECEMBER 31,   ---------------------   ------------------------
TYPE                         1996         1997        1998         1998          1999
----                     ------------   --------   ----------   -----------   ----------
                                                                (UNAUDITED)
Sponsorship,
  advertising and
  production...........    $70,567      $596,071   $  853,240    $656,117     $1,724,154
Merchandise............         --            --       17,487          --        694,119
Publishing, travel and
  other................         --            --      168,857     169,674        217,157
                           -------      --------   ----------    --------     ----------
Total..................    $70,567      $596,071   $1,039,584    $825,791     $2,635,430
                           =======      ========   ==========    ========     ==========

REVENUE RECOGNITION

Sponsorship and Advertising

     Sponsorship revenues are derived principally from contracts currently ranging up to three years. Sponsorships are designed to integrate advertising with specific editorial content. Sponsors can purchase the exclusive right to promote products or services on a specific editorial area and can purchase special feature on the Company's sites.

     Advertising revenues are derived principally from short-term contracts which typically range from one month up to one year. Advertising contracts include banner advertisements and listings for local wedding vendors.

     Sponsorship and advertising contracts provide for the delivery of a minimum number of impressions. Impressions are the featuring of a sponsor's advertisement, banner, link or other form of content on our sites. To date, the Company has recognized sponsorship and advertising revenues over the duration of the contracts on a straight line basis as the Company has exceeded minimum guaranteed impressions. To the extent that minimum guaranteed impressions are not met, the Company is generally obligated to extend the period of the contract until the guaranteed impressions are achieved. If this were to occur,

                                 THE KNOT, INC.

the Company would defer and recognize the corresponding revenues over the extended period.

     Production revenues are derived from the development of online sites and tools. Production revenues are recognized when the development is completed and the online sites and tools are delivered.

     To promote the Company's brand on third-party sites, the Company produces online sites for third parties featuring both The Knot and the third party. The cost of production of these sites is included in operating expenses. In return, the Company receives distribution and exposure to the viewers of such third party sites, outbound links to its sites and, in some circumstances, offline brand marketing. The Company does not recognize revenue with respect to these barter transactions.

     Usage revenues received from America Online, Inc. ("AOL") which totaled approximately $74,000 for the year ended December 31, 1997 and $47,000 (unaudited) for the nine months ended September 30, 1998 were derived from AOL customers visiting the Company's AOL site. Usage revenues were recognized as they were earned based upon hours of viewership of the Company's site. As discussed in Note 4, the Company signed a new agreement with AOL which eliminated usage revenues from, and licensing fees to AOL, subsequent to September 30, 1998.

Merchandise

     Merchandise revenues are derived from sales of merchandise through Bridalink.com, The Knot Registry and The Knot Shop. Merchandise revenues include outbound shipping and handling charges. Merchandise revenues from product sales are recognized when the products are shipped to customers, reduced by an allowance for estimated sales returns.

Publishing

     Publishing revenues are derived from author royalties related to book publishing contracts and sales of books published by the Company. Royalties related to book publishing contracts are recognized when the Company has met all contractual obligations, which typically includes the delivery and acceptance of a final manuscript. Revenues related to the sale of books are recognized when the books are shipped, reduced by an allowance for estimated returns.

Travel

     Travel revenues are derived from commissions on the sale of travel packages by the Company's online travel agency, Click Trips, Inc. Such revenues are recognized when the customer commences travel.

DEFERRED REVENUE

     Deferred revenue represents payments received or billings in excess of revenue recognized related to sponsorship, advertising and production contracts, as well as advances received against future royalties to be earned relating to book publishing contracts.

                                 THE KNOT, INC.

COST OF REVENUES

     Cost of revenues consists of the cost of merchandise sold, payroll and related expenses for personnel who are responsible for the production of customized online sites and tools, and costs of Internet and hosting services.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expense totaled approximately $69,000, $79,000, $46,000, $11,000 (unaudited) and $57,000 for the period from inception through December 31, 1996 and for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999, respectively.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains a significant portion of its cash and cash equivalents with one financial institution. The Company's customers are primarily concentrated in the United States. The Company performs on-going credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.

     For the year ended December 31, 1998, one advertiser accounted for 19% of our net revenues. For the year ended December 31, 1997, one advertiser accounted for 42% of our net revenues and a different advertiser accounted for 13% of our net revenues. From May 2, 1996 (our inception date) through December 31, 1996, four advertisers accounted for 34%, 30%, 23% and 13% of our net revenues, respectively.

     At September 30, 1999, two advertisers accounted for 14% and 12% of accounts receivable, respectively. At December 31, 1998, four advertisers accounted for 26%, 16%, 13%, and 12% of accounts receivable, respectively. At December 31, 1997, two advertisers accounted for 62% and 38% of accounts receivable, respectively.

STOCK-BASED COMPENSATION

     The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

STOCK SPLITS

     On January 17, 1997 and April 27, 1998, the Company effected a 1,000 for 1 and a 16.2541 for 1 stock split, respectively. All share amounts have been retroactively restated to reflect these events in the accompanying financial statements.

                                 THE KNOT, INC.

INTERIM FINANCIAL INFORMATION

     The unaudited interim financial information as of September 30, 1998 and for the nine months then ended has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, contains all adjustments (consisting of normal recurring accruals) necessary for a fair presentation. Operating results for any interim period are not necessarily indicative of results to be expected for the entire year.

NET LOSS PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share." Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share adjusts basic loss per share for the effects of convertible securities, stock options and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. There were no dilutive securities in any of the periods presented herein.

SEGMENT INFORMATION

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way that a public enterprise reports information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company operates in a single segment. The chief operating decision maker allocates resources and assesses the performance associated with sponsorship and advertising, merchandise, publishing and travel on a single segment basis.

COMPREHENSIVE INCOME

     As of January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Since the Company's comprehensive net loss is equal to its net loss for all periods presented, the adoption of this standard has had no impact on the Company's financial statements.

SOFTWARE DEVELOPMENT COSTS

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP is effective for fiscal years beginning after December 15,

                                 THE KNOT, INC.

1998. The Company has adopted the provisions of SOP 98-1 during the nine months ended September 30, 1999 with no material effect.

     All projects are being amortized over their estimated useful lives, which has been determined by management to be three years. Amortization on the projects begins when the software is ready for its intended use.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                 DECEMBER 31,
                                              -------------------    SEPTEMBER 30,
                                               1997        1998          1999
                                              -------    --------    -------------
Leasehold improvements......................  $ 8,200    $  8,200     $  100,109
Software....................................       --      47,900        489,058
Furniture and fixtures......................    3,761      14,222         28,785
Computer equipment..........................   70,537     271,505        955,004
                                              -------    --------     ----------
                                               82,498     341,827      1,572,956
Less accumulated depreciation and
  amortization..............................   31,354      98,783        291,242
                                              -------    --------     ----------
                                              $51,144    $243,044     $1,281,714
                                              =======    ========     ==========

4. RELATED PARTY TRANSACTIONS

AOL

     During 1996, AOL advanced $700,000 to the Company to fund the development of the Company's online property located on AOL. During 1996, the Company entered into an Interactive Services Agreement with AOL whereby AOL agreed to carry the Company's content for a period of three years. As a result of this agreement, AOL paid the Company a usage fee based on hours of viewership of the Company's site on AOL. AOL received a commission equal to a percentage of the Company's advertising revenues, as defined, that were derived from its site. This agreement was amended in 1998 eliminating usage fees paid to the Company and eliminating commissions paid to AOL.

     The Company paid commissions to AOL in the approximate amounts of $0, $68,000, $16,000 and $16,000 (unaudited) for the period from Inception through December 31, 1996, the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998, respectively.

     The Company earned usage fees from AOL in the approximate amounts of $0, $74,000, $47,000 and $47,000 (unaudited) for the period from Inception through December 31, 1996, the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998, respectively.

     On January 17, 1997, the Company and AOL entered into a Note and Warrant Purchase Agreement, whereby the Company issued to AOL a Secured Promissory Note

                                 THE KNOT, INC.

(the "AOL Note") and a Stock Subscription Warrant (the "AOL Warrant") to purchase 3,250,820 shares of the Company's Series A Convertible Preferred Stock. The AOL Warrant was valued at approximately $830,000, based on its estimated fair value. Such value was recorded as deferred financing costs and was amortized on a straight line basis over the life of the AOL Warrant.

     The Company borrowed a total of $1,850,000 under the AOL Note, inclusive of the $700,000 advanced in 1996. The AOL Note bore interest at 6.54% per annum and was payable January 16, 2007.


     On April 28, 1998, AOL exchanged the note payable of $2,047,018, which included accrued interest of $197,018, and the AOL Warrant for 800,000 shares of Series A Convertible Preferred Stock (see Note 8) valued at $937,600. At the date of exchange, AOL was solely a creditor of the Company, since the AOL Warrant was worthless. In accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" this transaction was accounted for as a troubled debt restructuring and an extraordinary gain on the extinguishment of debt was recognized.


     On September 30, 1998, the Company entered into an Anchor Tenant Agreement with AOL (the "AOL Agreement"), whereby the Company received distribution within the AOL service. Beginning January 1, 1999, the Company was obligated to pay carriage fees throughout the term of the AOL Agreement. This agreement superseded any prior agreements between the Company and AOL.

     The company paid carriage fees to AOL in the amount of $750,000 for the nine months ended September 30, 1999.

     In July 1999, the Company entered into an amended and restated Anchor Tenant Agreement with AOL ("Restated AOL Agreement") which superseded the AOL Agreement. The Restated AOL Agreement expires on January 6, 2003 and provides for a quarterly carriage fee payable over the remaining term of the Restated AOL Agreement.

     At September 30, 1999, the Company is obligated to pay carriage fees to AOL as follows:

Year ending September 30:
  2000.........................................  $1,150,000
  2001.........................................   1,200,000
  2002.........................................   1,200,000
  2003.........................................     300,000
                                                 ----------
Total..........................................  $3,850,000
                                                 ==========

     Pursuant to the Restated AOL Agreement, the Company issued a warrant to purchase 366,667 shares of the Company's common stock at $7.20 per share, subject to certain anti -dilution provisions. The warrant is immediately exercisable and expires in July 2007. The Company valued this warrant at approximately $2,250,000, by using the Black-Scholes option pricing model with an expected volatility factor of 55%, risk free interest rate of 5%,

                                 THE KNOT, INC.

no dividend yield, and a 2-year life, which will be recognized as non-cash sales and marketing expense on the straight line basis over the term of the agreement.

QVC, INC. ("QVC")

     On April 13, 1999, the Company sold 4,000,000 shares of Series B Convertible Preferred Stock ("Series B") for $15,000,000 to QVC. In connection with the sale of Series B Convertible Preferred Stock, the Company issued a warrant to QVC to purchase 1,700,000 shares of common stock at $5.00 per share subject to certain anti-dilution provisions. The warrant becomes exercisable upon the earlier of the fourth anniversary of the issuance of the warrant or upon the occurrence of certain events including the closing of an initial public offering. At issuance, the fair value of the warrant was calculated to be approximately $1,037,000 by using the Black-Scholes option pricing model with an expected volatility factor of 55%, risk free interest rate of 5%, no dividend yield, and a 2-year life.

     In April 1999, the Company entered into a services agreement with QVC (the "Services Agreement"), whereby QVC will provide warehousing, fulfillment and distribution services with respect to the Company's registry and book products. Additionally, the services agreement, which has a term of four years from the date of this offering, provides for the Company to purchase certain merchandise through QVC at amounts in excess of QVC's cost. The fees for such services were negotiated on an arm's length basis.

     For the nine months ended September 30, 1999, the Company purchased merchandise and incurred warehousing, fulfillment and distribution costs in the approximate amounts of $26,000 and $60,000, respectively, under the Services Agreement.

     The Company also has an agreement with QVC to sell merchandise through a co-branded site accessible from within QVC's on-line site.

5. ACQUISITIONS

CASENHISER CLOTHING COMPANY, INC. d/b/a BRIDAL SEARCH

     On April 2, 1998, the Company acquired all of the assets of Bridal Search for $50,000 in cash and 162,540 shares of the Company's common stock valued at $1.05 per share for financial reporting purposes. In addition, the Company was required to issue up to 356,046 additional shares to Bridal Search upon the achievement of future performance criteria, of which 178,031 shares were issued in connection with the launch of the Company's registry in November 1998 at a value of $1.05 per share. The remaining 178,015 shares were issuable upon the attainment of certain revenue based goals. In August 1999, the Company entered into a Settlement and Release Agreement whereby Bridal Search agreed to forego its rights to receive the remaining 178,015 shares related to revenue based goals in exchange for a payment of $150,000. Such amount, representing contingent purchase price, was recorded as additional goodwill. The purchase price, net of tangible assets acquired, principally fixed assets of approximately $4,000, was recorded as goodwill.

                                 THE KNOT, INC.

     Under the agreement, the former owners of Bridal Search are also entitled to receive an additional 178,015 shares of the Company's common stock, contingent upon their employment by the Company and which vest over four years. The value of these shares of $186,916 was recorded as deferred compensation. As of September 30, 1999, 44,504 shares had vested pursuant to the agreement.

Bridalink.com

     In July 1999, the Company acquired all of the assets of Bridalink.com for approximately $124,000 in cash and the issuance of 10,000 immediately vested stock options to purchase common stock at an exercise price of $1.50 per share. The common stock was valued at $7.00 per share for financial reporting purposes. Bridalink.com operates an online wedding supply store located in Northern California. The acquisition was accounted for under the purchase method of accounting. The purchase price, including legal fees, of $191,000, net of tangible assets acquired, principally inventory and fixed assets of $124,000 was recorded as goodwill.

CLICK TRIPS, INC.

     In July 1999, the Company acquired all of the capital stock of Click Trips, Inc. ("Click Trips") for 5,000 shares of common stock. The common stock was valued at $7.00 per share for financial reporting purposes. Such shares are being held in escrow for six months for the purpose of indemnifying the Company against any potential liabilities of Click Trips. Click Trips has the right to receive options to purchase up to 10,000 shares of the Company's common stock upon the attainment of $1,200,000 in commission revenues for the year ended December 31, 2000. The exercise price related to such options will be equal to the fair market value of the Company's common stock on the date of grant. Click Trips operates an online travel agency. The acquisition was accounted for under the purchase method of accounting. The purchase price, including legal fees, of $67,000, net of tangible assets acquired, principally fixed assets of approximately $16,000, was recorded as goodwill.

WEDDING PHOTOGRAPHERS NETWORK

     In August 1999, the Company acquired all of the assets of Wedding Photographers Network ("WPN"), a division of The Denis Reggie Company, for 10,000 shares of the Company's common stock. The common stock was valued at $8.00 per share for financial reporting purposes. WPN offers a search engine to obtain a listing of professional wedding photographers in various local areas. This acquisition was accounted for under the purchase method of accounting. The purchase price of $159,000 which includes legal fees, and liabilities assumed of approximately $38,000, was recorded as goodwill.

     Unaudited pro forma data for the Company for the year ended December 31, 1998, and for the nine months ended September 30, 1999 giving effect to the acquisitions of Bridal Search, Bridalink.com, Click Trips, Inc. and Wedding Photographers Network as if these acquisitions had occurred at the beginning of each period presented (with the exception of Bridal Search which is already reflected in the Company's consolidated

                                 THE KNOT, INC.

historical financial statements for the nine months ended September 30, 1999) are shown below. Pro forma basic and diluted net loss per share has been calculated assuming the conversion of all convertible preferred stock on the date of issuance.

                                                      YEAR ENDED        NINE MONTHS ENDED
                                                   DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                   -----------------    ------------------
  Net revenues.................................       $ 1,698,000          $ 3,665,025
  Loss before extraordinary item...............        (1,895,000)          (5,865,000)
  Net loss.....................................        (1,505,000)          (5,865,000)
  Basic and diluted net loss per share.........              (.59)               (1.90)
  Pro forma basic and diluted net loss per                   (.31)                (.65)
    share......................................

6. ALLIANCE AGREEMENT WITH WEDDINGPAGES, INC.

     In July 1999, the Company entered into an 18-month exclusive alliance agreement with Weddingpages, Inc., ("Weddingpages"). Weddingpages sells online advertising to local wedding vendors on our behalf. We receive the revenue from the sale of advertisements and pay Weddingpages a 65% sales commission. We also pay Weddingpages a monthly fee for related administration and operating functions, including customer service, ad production, and accounting services.

7. SHORT TERM BORROWINGS

     In July 1998, the Company entered into a short term borrowing agreement with a bank whereby the Company was allowed to borrow up to $750,000 at an interest rate equal to prime plus 2%. The agreement matured in April 1999. In August 1999, this balance was paid in full.

8. CAPITAL STOCK

     The Company's Amended and Restated Articles of Incorporation provides for 22,000,000 authorized shares of capital stock consisting of 14,640,000 shares of common stock each having a par value of $.01 per share and 7,360,000 shares of convertible preferred stock, each having a par value of $.001.

PREFERRED STOCK


     On April 28, 1998, the Company sold 2,560,000 shares of Series A Convertible Preferred Stock ("Series A") for $3,000,320. Simultaneously, the AOL
Note in the amount of $2,047,018, which included accrued interest of $197,018 and the AOL Warrant were exchanged for 800,000 shares of Series A Convertible Preferred Stock valued at $937,600 (See Note 4).


     On April 13, 1999, the Company sold 4,000,000 shares of Series B Convertible Preferred Stock ("Series B") for $15,000,000 to QVC (see Note 4).

                                 THE KNOT, INC.

     Each share of Series A and Series B Preferred Stock is convertible into one share of the Company's common stock subject to certain anti-dilution provisions. The Series A and Series B Convertible Preferred Stock will be automatically converted into common stock upon completion of an initial public offering of the Company's common stock with minimum net proceeds to the Company of $10,000,000 with a minimum price per share of $7.50.

     The holders of the Series A and Series B Preferred Stock shall be entitled to receive noncumulative annual dividends, at the rate of $.09 and $.30 per share, respectively, if and when declared by the Board of Directors. The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock is convertible. Neither series of preferred stock is redeemable.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A and B Preferred Stock shall be entitled to receive $1.172 and $3.75 for each outstanding share of stock, respectively, plus declared but unpaid dividends on such shares.

COMMON STOCK

     From inception through April 24, 1998, all outstanding common shares of the Company were owned by Element Studios, Inc. ("Element"), formerly MW Entertainment, Inc. On April 24, 1998, in connection with a recapitalization of the Company prior to the sale of Series A Preferred Stock, Element was dissolved. The outstanding common shares of the Company owned by Element were distributed equally to the four founders of Element. On April 28, 1998, the Company issued an additional 1,068,122 common shares to the founders. Following the recapitalization, each founder was the holder of 673,383 common shares.

     In conjunction with the Series A issuance, the founders entered into Vesting Agreements, whereby each founder granted the Company the right to repurchase 505,037 shares of common stock for $.01, if the founder is no longer employed by the Company. The amount of shares subject to the Vesting Agreements are reduced ratably over thirty six months. Common shares subject to repurchase are held in escrow and amounted to 392,807 and 266,544, per founder, at December 31, 1998, and September 30, 1999, respectively.

9. STOCK OPTIONS

     Under the terms of the Company's 1997 Long Term Incentive Plan (the "1997 Plan"), 2,849,868 shares of common stock of the Company have been reserved for incentive stock options, nonqualified stock options (incentive and nonqualified stock options are collectively referred to as "Options"), restricted stock, or any combination thereof. Awards may be granted to such directors, officers, employees and consultants of the Company as the Board of Directors shall in its discretion select. Only employees of the Company are eligible to receive grants of incentive stock options.

                                 THE KNOT, INC.

                                                                        WEIGHTED
                                                                        AVERAGE
                                                         SHARES      EXERCISE PRICE
                                                        ---------    --------------
Balance at December 31, 1996..........................         --        $  --
Options granted.......................................     98,825          .01
Options canceled......................................         --           --
                                                        ---------
Options outstanding at December 31, 1997..............     98,825          .01
Options granted.......................................    583,000          .50
Options canceled......................................     (8,810)         .01
                                                        ---------
Options outstanding at December 31, 1998..............    673,015          .93
Options granted.......................................  1,131,750         2.84
Options canceled......................................    (44,000)        1.77
                                                        ---------
Options outstanding at September 30, 1999.............  1,760,765        $1.97
                                                        =========

     As of December 31, 1998 and September 30, 1999, 34,828 and 229,509,
respectively, of the above options were exercisable. Generally, options are granted at the fair market value of the stock on the date of grant as determined by the Board of Directors. Options vest up to a four year period and have terms not to exceed 10 years.

     Had compensation for the Plan been determined consistent with the provisions of SFAS No. 123, the effect on the Company's net loss before extraordinary items and basic and diluted net loss before extraordinary items per share would have been changed to the following pro forma amounts:

                                                                NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                -------------------------   -------------------------
                                   1997          1998          1998          1999
                                -----------   -----------   -----------   -----------
                                                            (UNAUDITED)
Net loss before extraordinary
  items, as reported..........  $(1,095,494)  $(1,899,384)  $(1,220,906)  $(6,008,360)
Net loss before extraordinary
items, pro forma..............   (1,096,282)   (1,988,488)   (1,273,178)   (6,341,133)
Basic and diluted loss before
  extraordinary items per
  share, as reported..........         (.67)         (.76)         (.52)        (1.96)
Basis and diluted loss per
  share, pro forma............         (.67)         (.80)         (.54)        (2.07)

                                 THE KNOT, INC.

     The fair value of each option granted has been estimated on the date of grant using the minimum value method option pricing model with the following assumptions:

                                                   DECEMBER 31,
                                                ------------------    SEPTEMBER 30,
                                                 1997       1998          1999
                                                -------    -------    -------------
Expected option lives.........................  4 years    4 years       4 years
Risk-free interest rates......................     5.72%      4.64%         5.75%
Expected volatility...........................        0%         0%            0%
Dividend yield................................        0%         0%            0%

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting period.

     During the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company granted options with exercise prices that were subsequently determined to be less than the value for financial reporting purposes on the date of grant. As a result, the Company has recorded deferred compensation of approximately $293,000 during 1998 and $3,046,000 during the nine months ended September 30, 1999. These amounts, together with deferred compensation recorded in connection with the acquisition of Bridal Search, will be recognized as noncash compensation expense on an accelerated basis over the vesting period of the options consistent with the method described in FASB Interpretation No. 28.

10. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

                                 THE KNOT, INC.

     Significant components of the Company's deferred tax assets and liabilities consist of the following:

                                       DECEMBER 31,               SEPTEMBER 30,
                                  -----------------------   -------------------------
                                    1997         1998          1998          1999
                                  ---------   -----------   -----------   -----------
                                                            (UNAUDITED)
Deferred tax assets:
Net operating loss
carryforwards...................  $ 804,600   $ 1,374,000   $ 1,030,200   $ 3,874,000
  Deferred revenue..............         --         5,800         4,300         2,900
  Depreciation and
     amortization...............      8,900        49,500        37,200       111,100
  Other.........................        500           800           500           100
                                  ---------   -----------   -----------   -----------
Total deferred tax assets.......    814,000     1,430,100     1,072,200     3,988,100
Deferred tax liabilities:
  Capitalized software costs....         --            --            --      (188,500)
                                  ---------   -----------   -----------   -----------
Net deferred tax assets.........    814,000     1,430,100     1,072,200     3,799,600
  Valuation allowance...........   (814,000)   (1,430,100)   (1,072,200)   (3,799,600)
                                  ---------   -----------   -----------   -----------
Total deferred tax assets.......  $      --   $        --   $        --   $        --
                                  =========   ===========   ===========   ===========

     Net deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of realizing such benefit.

     At December 31, 1998, the Company had net operating loss carryforwards of approximately $2,975,000 for federal and state income tax purposes which are set to expire in years 2011 through 2018.

11. COMMITMENTS

OPERATING LEASES

     The Company leases office facilities and certain warehouse space under noncancelable operating lease agreements which expire at various dates through 2003. In October 1999, the Company entered into a lease amendment for additional office space through March 31, 2012. Future minimum lease payments under noncancelable operating leases including the lease amendment made in October 1999, are as follows:

Year ending September 30:
  2000.....................................  $  374,000
  2001.....................................     415,000
  2002.....................................     416,000
  2003.....................................     400,000
  2004.....................................     450,000
  Thereafter...............................   4,060,000
                                             ----------
Total......................................  $6,115,000
                                             ==========

     Rent expense for the period from Inception to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1998 and 1999

                                 THE KNOT, INC.

amounted to approximately $30,000, $43,000, $183,000, $98,000 (unaudited) and $198,000, respectively.

     Sublease income for the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 amounted to $97,000, $66,000 (unaudited) and $36,000, respectively.

12. SUBSEQUENT EVENTS

1999 STOCK INCENTIVE PLAN (THE "1999 PLAN")

     In November 1999, the Company's Board of Directors adopted the 1999 Plan, as a successor plan to the 1997 Plan, pursuant to which 1,000,000 additional shares of the Company's common stock have been reserved for issuance to selected employees, non-employee directors and consultants. All options under the 1997 Plan are incorporated into the 1999 Plan and no further option grants will be made under the 1997 Plan. The 1999 Plan will become effective upon completion of the Company's initial public offering of its common stock.

EMPLOYEE STOCK PURCHASE PLAN

     In November 1999, the Company's Board of Directors adopted the Employee Stock Purchase Plan to be effective upon completion of the Company's initial public offering of its common stock. The Company has initially reserved 300,000 shares of common stock for issuance under the 1999 Plan.

COMMON STOCK

     At November 5, 1999, the Company had reserved the following shares of common stock for future issuance after giving effect to transactions in this footnote:

Conversion of Series A and Series B Preferred Stock....   7,360,000
Options under the 1999 Stock Incentive Plan............   3,849,868
Common stock warrant...................................   1,700,000
Common stock warrant...................................     366,667
Options under the Employee Stock Purchase Plan.........     300,000
Options related to the acquisition of Bridalink.com....      10,000
Options related to the acquisition of Click Trips,
  Inc..................................................      10,000
Common Shares issuable in connection with employment of
  certain management of Bridal Search..................     133,511
                                                         ----------
Total common stock reserved for future issuance........  13,730,046
                                                         ==========

                         REPORT OF INDEPENDENT AUDITORS

The Shareholder of
Casenhiser Clothing Company, Inc.

     We have audited the accompanying balance sheets of Casenhiser Clothing Company, Inc. (the "Company") as of December 31, 1997 and April 1, 1998, and the related statements of operations, shareholder's equity and cash flows for the year ended December 31, 1997 and the period ended April 1, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and April 1, 1998 and the results of its operations and its cash flows for the year ended December 31, 1997 and the period ended April 1, 1998 in conformity with generally accepted accounting principles.

                                                   /s/ ERNST & YOUNG LLP

New York, New York
August 18, 1999

                       CASENHISER CLOTHING COMPANY, INC.

                                 BALANCE SHEETS

                                                        DECEMBER 31,    APRIL 1,
                                                            1997          1998
                                                        ------------    ---------
ASSETS
Current assets:
  Cash................................................   $   2,333      $   3,249
  Inventories.........................................       2,480          2,320
  Other current assets................................       1,750            850
                                                         ---------      ---------
Total current assets..................................       6,563          6,419
Property and equipment................................      45,902         45,902
Less: accumulated depreciation........................     (39,436)       (40,113)
                                                         ---------      ---------
Property and equipment, net...........................       6,466          5,789
                                                         ---------      ---------
Total assets..........................................   $  13,029      $  12,208
                                                         =========      =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............   $      --      $   5,743
                                                         ---------      ---------
Total current liabilities.............................          --          5,743
Commitments and contingencies
Shareholder's equity:
  Common stock, $.01 par value; 100,000 shares
     authorized; 10,000, shares issued and outstanding
     at December 31, 1997 and April 1, 1998,
     respectively.....................................         100            100
  Additional paid-in-capital..........................     172,578        172,578
  Accumulated deficit.................................    (159,649)      (166,213)
                                                         ---------      ---------
Total shareholder's equity............................      13,029          6,465
                                                         ---------      ---------
Total liabilities and shareholder's equity............   $  13,029      $  12,208
                                                         =========      =========

See accompanying notes.

                       CASENHISER CLOTHING COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                                   YEAR ENDED
                                                  DECEMBER 31,   PERIOD ENDED    PERIOD ENDED
                                                      1997       APRIL 1, 1997   APRIL 1, 1998
                                                  ------------   -------------   -------------
                                                                  (UNAUDITED)
Net revenues....................................    $137,590        $11,908         $44,025
Operating expenses..............................      75,898         18,810          48,402
                                                    --------        -------         -------
Income (loss) from operations...................      61,692         (6,902)         (4,377)
Interest expense................................      (7,631)        (1,149)         (2,187)
                                                    --------        -------         -------
Net income (loss)...............................    $ 54,061        $(8,051)        $(6,564)
                                                    ========        =======         =======
Income (loss) per share -- basic and diluted:
  Net income (loss).............................    $   5.41        $  (.81)        $  (.66)
                                                    ========        =======         =======
Weighted average number of shares used in
  calculating basic and diluted net income
  (loss) per share..............................      10,000         10,000          10,000
                                                    ========        =======         =======

See accompanying notes.

                       CASENHISER CLOTHING COMPANY, INC.

                  STATEMENTS OF SHAREHOLDER'S (DEFICIT) EQUITY

                                    COMMON STOCK     ADDITIONAL
                                   ---------------    PAID IN     ACCUMULATED   TOTAL (DEFICIT)
                                   SHARES   AMOUNT    CAPITAL       DEFICIT         EQUITY
                                   ------   ------   ----------   -----------   ---------------
Balance at December 31, 1996.....  10,000    $100     $172,578     $(213,710)      $(41,032)
Net income for the year ended
December 31, 1997................      --      --           --        54,061         54,061
                                   ------    ----     --------     ---------       --------
Balance at December 31, 1997.....  10,000     100      172,578      (159,649)        13,029
Net loss for the period ended
  April 1, 1998..................      --      --           --        (6,564)        (6,564)
                                   ------    ----     --------     ---------       --------
Balance at April 1, 1998.........  10,000    $100     $172,578     $(166,213)      $  6,465
                                   ======    ====     ========     =========       ========

See accompanying notes.

                       CASENHISER CLOTHING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                              YEAR ENDED    PERIOD ENDED   PERIOD ENDED
                                             DECEMBER 31,     APRIL 1,       APRIL 1,
                                                 1997           1997           1998
                                             ------------   ------------   ------------
                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..........................    $ 54,061       $(8,051)       $(6,564)
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Depreciation expense.....................       4,311         1,078            677
  Changes in operating assets and
     liabilities:
     Inventories...........................      (2,480)           --            160
     Other current assets..................      (1,750)           --            900
     Accounts payable and accrued
       expenses............................     (51,820)        6,973          5,743
                                               --------       -------        -------
Net cash provided by operating
  activities...............................       2,322            --            916
Increase in cash...........................       2,322            --            916
Cash at beginning of period................          11            11          2,333
                                               --------       -------        -------
Cash at end of period......................    $  2,333       $    11        $ 3,249
                                               ========       =======        =======

See accompanying notes.

                       CASENHISER CLOTHING COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 1, 1998

1. ORGANIZATION AND NATURE OF OPERATIONS

     Casenhiser Clothing Company, Inc. d/b/a Bridal Search built and maintained an online database of wedding gowns, gown descriptions and photographs. This database was licensed exclusively to The Knot, Inc. On April 2, 1998, The Knot, Inc. acquired all of the assets of Bridal Search for $50,000 in cash and 162,540 shares of The Knot, Inc.'s common stock, and the licensing agreement was terminated. In addition, The Knot, Inc. was required to issue up to 356,046 additional shares to Bridal Search upon the achievement of future performance criteria, of which 178,031 shares were issued in November 1998. The remaining 178,015 shares were issuable upon the attainment of certain revenue based goals. In August 1999, The Knot, Inc. entered into a Settlement and Release Agreement whereby Bridal Search agreed to forego its rights to receive the remaining 178,015 shares related to revenue based goals in exchange for a payment of $150,000.

     Under the agreement, former management of Bridal Search are also entitled to receive an additional 178,015 shares of The Knot, Inc.'s common stock, contingent upon their employment by The Knot, Inc. which vest over four years. As of June 30, 1999, 44,504 shares had vested pursuant to the agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. The most significant estimates included in the preparation of the financial statements are related to asset lives.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and accounts payable approximate fair value due to the short-term nature of these instruments.

INVENTORY

     Inventory consists of finished goods. Inventory costs are determined principally by using the first-in, first-out (FIFO) method, and are stated at the lower of such cost or realizable value.

PROPERTY AND EQUIPMENT

     Property and equipment is comprised primarily of office and computer equipment and is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, five years.

                       CASENHISER CLOTHING COMPANY, INC.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances such as significant declines in revenues, earnings or cash flows or material adverse changes in the business climate, indicate that the carrying amount of an asset may be impaired. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future estimated undiscounted net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no impairment has incurred.

INCOME TAXES

     The Company accounts for income taxes on the liability method as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

     The Company has elected to be taxed as an S Corporation for federal income tax purposes. As such, the Company has not been subject to federal income tax since the shareholder has included the corporation's taxable income or loss in their individual income tax returns.

NET REVENUES BY TYPE

     Net revenues by type are as follows:

                                             YEAR ENDED     PERIOD ENDED APRIL 1,
                                            DECEMBER 31,    ----------------------
TYPE                                            1997           1997         1998
----                                        ------------    -----------    -------
                                                            (UNAUDITED)
Licensing.................................    $107,317        $    --      $37,157
Merchandise...............................      19,773          1,908        6,868
Advertising...............................      10,500         10,000           --
                                              --------        -------      -------
Total.....................................    $137,590        $11,908      $44,025
                                              ========        =======      =======

REVENUE RECOGNITION

Licensing

     Licensing revenue is recognized on a monthly basis in accordance with a licensing agreement with The Knot, Inc.

                       CASENHISER CLOTHING COMPANY, INC.

Merchandise

     Merchandise revenues are derived from the sale of wedding supply and novelty items and are recognized when the products are shipped to customers. Such revenues include outbound shipping and handling charges. The Company provides an allowance for estimated sales returns.

Advertising

     Advertising revenues are derived principally from short-term advertising contracts and recognized on a straight-line basis over the duration of the contract.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expense approximated $3,400, $100, and $2,800 (unaudited) for the year ended December 31, 1997 and the periods ended April 1, 1998 and 1997, respectively.

CONCENTRATION OF CREDIT RISK

     For the year ended December 31, 1997 and the period ended April 1, 1998, one customer (The Knot, Inc.) accounted for 78% and 84% of net revenues, respectively.

COMPREHENSIVE INCOME

     As of January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The adoption of this standard has had no impact on the Company's financial statements. Accordingly, the Company's comprehensive net loss is equal to its net loss for all periods presented.

3. COMMITMENTS

OPERATING LEASES

     The Company leased office space in California on a month to month basis. Rent expense for the years ended December 31, 1997 and the periods ended April 1, 1998 and 1997 amounted to $1,000, $2,000 and $0 (unaudited), respectively.

4. YEAR 2000 (UNAUDITED)

     The Company currently operates numerous date-sensitive computer applications and systems throughout its business. As the century change approaches, it will be essential for the Company to ensure that these systems properly recognize the year 2000 and continue to process critical operation and financial information. The Company has established processes for evaluating and managing the risks and costs associated with preparing the Company's systems and applications for the year 2000 change. The Company has substantially completed these modifications and costs to allow thorough testing before the year 2000.

BACK INSIDE COVER:

     - Center of page contains four photos from various weddings.

     - Bottom of page contains The Knot's Web site address and lists The Knot's AOL keyword ("weddings").

                                [THE KNOT LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered.

                                                               AMOUNT
                                                             TO BE PAID
                                                             ----------
SEC registration fee.......................................  $   12,788
NASD filing fee............................................       5,100
Nasdaq National Market listing fee.........................      95,000
Legal fees and expenses....................................     350,000
Accounting fees and expenses...............................     250,000
Printing and engraving.....................................     250,000
Blue Sky fees and expenses.................................      10,000
Transfer Agent and Registrar fees and expenses.............      15,000
Miscellaneous..............................................      12,112
                                                             ----------
     Total.................................................  $1,000,000
                                                             ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant's Certificate of Incorporation in effect as of the date hereof, and the registrant's Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant intends to obtain liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our current directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification provided in our certificate of incorporation and to provide additional procedural protections in the event of litigation. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     We intend to obtain liability insurance for our directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Common Stock. On April 2, 1998, November 13, 1998 and April 2, 1999, the registrant issued 162,540, 178,031 and 44,504 shares of common stock, respectively, valued at $1.05 for financial reporting purposes, to Casenhiser Clothing Company, Inc. d/b/a Bridal Search and certain members of its management in connection with the acquisition of the assets of Bridal Search. On April 28, 1998 the registrant issued to each of its four founders 267,030 shares of common stock valued at $1.05 for financial reporting purposes, in connection with a recapitalization of the company. On July 30, 1999, the registrant issued 5,000 shares of common stock valued at $7.00 per share for financial reporting purposes, to Jack Benoff in connection with the acquisition of Click Trips, Inc. On August 18, 1999, the registrant issued 10,000 shares of common stock valued at $8.00 per share for financial reporting purposes, to Denis Reggie in connection with the acquisition of Wedding Photographers Network.

     Preferred Stock and Warrants. On April 28, 1998, the registrant sold an aggregate of 3,360,000 shares of Series A Preferred Stock to Hummer Winblad Venture Partners III, L.P., Hummer Winblad Technology Fund III, L.P. and America Online for an aggregate purchase price of $3.9 million. Upon the closing of this offering, all of the outstanding shares of Series A Preferred Stock will convert into an aggregate of 3,360,000 shares of common stock.

     On April 13, 1999, the registrant sold 4,000,000 shares of Series B Preferred Stock to QVC, Inc. for an aggregate of $15.0 million. Upon the closing of this offering all of the outstanding shares of Series B Preferred Stock will convert into an aggregate of 4,000,000 shares of common stock. In connection with this sale, QVC received a warrant to purchase 1,700,000 shares of common stock at an exercise price of $5.00 per share. The warrant becomes exercisable upon the earlier of the fourth anniversary of the issuance of the warrant or the initial public offering of the registrant's common stock.

     On July 23, 1999, the registrant issued to America Online a warrant to purchase 366,667 shares of common stock at a price equal to $7.20 per share, in connection with the amended anchor tenant agreement between registrant and AOL. The warrant is exercisable for eight years from the date of grant.

     Options. The registrant from time to time has granted stock options to employees, directors and consultants. The following table sets forth information regarding such grants during the past three fiscal years.

                                                      NUMBER OF OPTIONS    EXERCISE PRICES
                                                      -----------------    ---------------
May 2, 1996 (inception) to December 31, 1996........             0             $    0
January 1, 1997 to December 31, 1997................        98,825             $ 0.01
January 1, 1998 to December 31, 1998................       583,000             $ 0.50

     The above securities were offered and sold by the registrant in reliance upon exemptions from registration pursuant either to (i) Section 4(2) of the Securities Act of 1933, as transactions not involving any public offering, or
(ii) Rule 701 under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


NUMBER                             DESCRIPTION
------                             -----------
 1.1       Form of Underwriting Agreement
 3.1**     Amended and Restated Certificate of Incorporation
 3.2**     Form of Amended and Restated Certificate of Incorporation to
           be in effect upon the closing of this offering
 3.3**     Bylaws
 3.4**     Form of Amended and Restated Bylaws to be in effect upon the closing of this offering
 4.1**     Specimen Common Stock certificate
 4.2**     See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions defining the rights of holders of common stock of the registrant
 4.3**     Common Stock Warrant Certificate of QVC Interactive
           Holdings, Inc.
 4.4**     Warrant Agreement of America Online, Inc.
 5.1**     Opinion of Brobeck, Phleger & Harrison LLP
10.1**     Employment Agreement between The Knot, Inc. and David Liu
10.2**     Employment Agreement between The Knot, Inc. and Carley Roney
10.3**     Employment Agreement between The Knot, Inc. and Richard
           Szefc

NUMBER                             DESCRIPTION
------                             -----------
10.4**     Employment Agreement between The Knot, Inc. and Sandra
           Stiles
10.5**     1999 Stock Incentive Plan
10.6**     Employee Stock Purchase Plan
10.7**     Third Amended and Restated Investor Rights Agreement
10.8+      Services Agreement between The Knot, Inc. and QVC, Inc.
10.9+      Amended and Restated Anchor Tenant Agreement between The
           Knot, Inc. and America Online, Inc.
10.10**    Form of Indemnification Agreement
21.1**     Subsidiaries
23.1       Consent of Ernst & Young LLP
23.2**     Consent of Brobeck, Phleger & Harrison LLP (included in
           Exhibit 5.1)
24.1**     Powers of Attorney (See Signature Page)
27.1**     Financial Data Schedule


-------------------------

 * To be supplied by amendment.
** Previously filed.

 + Confidential treatment has been requested for certain portions omitted from this Exhibit pursuant to Rule 406 promulgated under the Securities Act. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.


     (b) Financial Statement Schedules.

         Schedule II -- Valuation and Qualifying Accounts, Nine Months Ended September 30, 1999

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 26th day of November, 1999.


                                          THE KNOT, INC.

                                          By: /s/ DAVID LIU
                                            ------------------------------------
                                              David Liu
                                              President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                     SIGNATURE                                 TITLE(S)                  DATE
                     ---------                                 --------                  ----

                   /s/ DAVID LIU                     President, Chief Executive    November 26, 1999
---------------------------------------------------    Officer and Chairman of
                     David Liu                         the Board of Directors
                                                       (principal executive
                                                       officer)

                         *                           Chief Financial Officer,      November 26, 1999
---------------------------------------------------    Treasurer and Secretary
                   Richard Szefc                       (principal financial and
                                                       accounting officer)

                         *                           Chief Operating Officer,      November 26, 1999
---------------------------------------------------    Assistant Secretary and
                   Sandra Stiles                       Director

                         *                           Director                      November 26, 1999
---------------------------------------------------
                     John Link

                         *                           Director                      November 26, 1999
---------------------------------------------------
                    Ann Winblad

                *By: /s/ DAVID LIU
  ----------------------------------------------
                     David Liu
                as Attorney-in-Fact

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of The Knot, Inc. as of December 31, 1997 and 1998 and September 30, 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the period from May 2, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998, and the nine month period ended September 30, 1999, and have issued our report thereon dated October 26, 1999. Our audits also included the consolidated financial statement schedule listed in
Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                   /s/ ERNST & YOUNG LLP

New York, New York
October 26, 1999, except for Note 12 as to which the date is November 5, 1999

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                               BALANCE AT   CHARGED TO                    WRITE-OFFS    BALANCE AT
                               BEGINNING    COSTS AND      CHARGED TO       NET OF     SEPTEMBER 30,
                                OF YEAR      EXPENSES    OTHER ACCOUNTS   RECOVERIES       1999
                               ----------   ----------   --------------   ----------   -------------
Allowance for Doubtful
Accounts 1999................   $     --     $133,000       $     --       $     --      $133,000
Allowance for Loan Receivable
1999.........................   $     --     $ 50,000       $     --       $     --      $ 50,000

                               INDEX TO EXHIBITS


NUMBER                            DESCRIPTION
------                            -----------
   1.1    Form of Underwriting Agreement
  3.1**   Amended and Restated Certificate of Incorporation
  3.2**   Form of Amended and Restated Certificate of Incorporation to
          be in effect upon the closing of this offering
  3.3**   Bylaws
  3.4**   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering
  4.1**   Specimen Common Stock certificate
  4.2**   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions defining the rights of holders of common stock of the registrant
  4.3**   Common Stock Warrant Certificate of QVC Interactive
          Holdings, Inc.
  4.4**   Warrant Agreement of America Online, Inc.
  5.1**   Opinion of Brobeck, Phleger & Harrison LLP
 10.1**   Employment Agreement between The Knot, Inc. and David Liu
 10.2**   Employment Agreement between The Knot, Inc. and Carley Roney
 10.3**   Employment Agreement between The Knot, Inc. and Richard
          Szefc
 10.4**   Employment Agreement between The Knot, Inc. and Sandra
          Stiles
 10.5**   1999 Stock Incentive Plan
 10.6**   Employee Stock Purchase Plan
 10.7**   Third Amended and Restated Investor Rights Agreement
  10.8+   Services Agreement between The Knot, Inc. and QVC, Inc.
  10.9+   Amended and Restated Anchor Tenant Agreement between The
          Knot, Inc. and America Online, Inc.
10.10**   Form of Indemnification Agreement
 21.1**   Subsidiaries
  23.1    Consent of Ernst & Young LLP
 23.2**   Consent of Brobeck, Phleger & Harrison LLP (included in
          Exhibit 5.1)
 24.1**   Powers of Attorney (See Signature Page)
 27.1**   Financial Data Schedule


-------------------------

 * To be supplied by amendment.
** Previously filed.

 + Confidential treatment has been requested for certain portions omitted from this Exhibit pursuant to Rule 406 promulgated under the Securities Act. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.